Exhibit 10.4

Execution Copy

LOAN AND SECURITY AGREEMENT

by and among

SDC U.S. SMILEPAY SPV,
as the Borrower,

SMILEDIRECTCLUB, LLC,
as the Seller and Servicer,

JPMORGAN CHASE BANK, N.A.,
as the Administrative Agent and the Collateral Agent,

and

the LENDERS from time to time party hereto.

Dated as of June 14, 2019

		Page

ARTICLE I
ADVANCES

Section 1.01	Advances	1

Section 1.02	Borrowing Procedures	2

Section 1.03	Termination and Reduction of Commitments	2

Section 1.04	Extension of Scheduled Amortization Date	3

Section 1.05	Program Limit Increase	4

Section 1.06	Grant of Security Interest	5

ARTICLE II REPAYMENT

Section 2.01	Repayment	7

Section 2.02	Interest on Advances	7

Section 2.03	Repayments and Prepayments	8

Section 2.04	General Procedures	9

Section 2.05	Characterization of Loan Amount	9

Section 2.06	Taxes	9

ARTICLE III
SETTLEMENTS

Section 3.01	Accounts	14

Section 3.02	Collection of Moneys and the Collection Account; Releases	15

Section 3.03	Distributions from the Collection Account	16

Section 3.04	Payments and Computations, Etc.	19

Section 3.05	Obligations with respect to Certain Releases of Funds from the Collection Account; Obligation to Prepare Corrected Monthly Reports and Release Requests	20

ARTICLE IV
FEES AND YIELD PROTECTION

Section 4.01	Undrawn Fees	20

Section 4.02	Increased Costs; Capital Adequacy; Replacement of Lenders	20

Section 4.03	Funding Indemnification	23

Section 4.04	Inability to Determine Rates	23

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APPENDICES

APPENDIX A	Definitions

SCHEDULES

SCHEDULE 6.01(r)	List of Offices of the Borrower where Records are Kept
SCHEDULE 9.01	Competitors
SCHEDULE 12.02	Notice Addresses

EXHIBITS

EXHIBIT A	Form of Borrowing Request
EXHIBIT B	Form of Commitment Increase Supplement
EXHIBIT C	Form of New Lender Supplement
EXHIBIT D	Form of Contract
EXHIBIT E	Closing List
EXHIBIT F	Form of Borrowing Base Certificate
EXHIBIT G	Form of Assignment and Acceptance
EXHIBIT H	Eligibility Criteria
EXHIBIT I	[Reserved]
EXHIBIT J	Commitments
EXHIBIT K-1	Form of U.S. Tax Compliance Certificate For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes
EXHIBIT K-2	Form of U.S. Tax Compliance Certificate For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes
EXHIBIT K-3	Form of U.S. Tax Compliance Certificate For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes
EXHIBIT K-4	Form of U.S. Tax Compliance Certificate For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes
EXHIBIT L	Form of Monthly Compliance Certificate
EXHIBIT M	Form of Release Notice
EXHIBIT N	Dilution Reserve Increase Event Table
EXHIBIT O	Data Tape Requirements

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LOAN AND SECURITY AGREEMENT

PREAMBLE

THIS LOAN AND SECURITY AGREEMENT (including all Appendices, Schedules and Exhibits hereto, this “Agreement”) is made as of June 14, 2019, by and among SDC U.S. SMILEPAY SPV, a Delaware statutory trust (the “Borrower”), SMILEDIRECTCLUB LLC, a Tennessee limited liability company, as the Seller (the “Seller”) and initial Servicer (in such capacity, the “Servicer”), JPMORGAN CHASE BANK, N.A., as the collateral agent (in such capacity, the “Collateral Agent”), JPMORGAN CHASE BANK, N.A., as the administrative agent (in such capacity, the “Administrative Agent”), and the financial institutions and asset-backed commercial paper conduits party hereto from time to time (the “Lenders”). Unless otherwise indicated, capitalized definitional terms used in this Agreement are defined in, and this Agreement shall be interpreted in accordance with, the provisions of Appendix A.

BACKGROUND

1.                                      From and after the Closing Date, the Borrower intends to purchase Receivables from the Seller in accordance with the terms of the Purchase Agreement.

2.                                      The Borrower intends to finance (or partially finance) its purchase of such Receivables as provided herein by requesting Advances from the Lenders as provided herein.

3.                                      The Borrower may from time to time request, and the Lenders shall make, subject to the terms and conditions contained in this Agreement, Advances to the Borrower.

4.                                      In order to secure its obligation to repay such Advances and its other Obligations arising hereunder, the Borrower shall pledge to the Collateral Agent, on behalf of the Secured Parties, the Collateral identified in this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein contained, the parties hereto agree as follows:

ARTICLE I

ADVANCES

Section 1.01                             Advances.  During the Revolving Period and upon the terms and subject to the conditions hereinafter set forth, (i) each Conduit Lender may, in its discretion, and if and to the extent that such Conduit Lender determines not to, such Conduit Lender’s related Committed Lender shall, and (ii) each other Lender that is not a Conduit Lender shall, severally but not jointly, from time to time, make loans to the Borrower secured by the Collateral (each such loan, an “Advance”); provided, however, that no such Advance shall cause the aggregate outstanding Loan Amount to exceed the lesser of the Program Limit and the Borrowing Base or cause the outstanding Loan Amount for any Committed Lender (together with the outstanding amount of Advances of its related Conduit Lender, if any) to exceed such Committed Lender’s Commitment.

Section 1.02                             Borrowing Procedures.  (a) Each Advance to be made hereunder shall be requested upon the Borrower’s irrevocable written notice (which may be by email), substantially in the form of Exhibit A (each such request, a “Borrowing Request”), delivered to the Administrative Agent and each Lender no later than 2:00 p.m. (New York City time) at least two (2) Business Days prior to the requested Borrowing Date, which notice shall (A) specify the amount requested to be advanced by the Lenders (which amount shall be in a minimum amount of $1,000,000 or integral multiples of $100,000 in excess thereof) and the amount of each Lender’s Percentage of such requested amount, (B) specify the proposed Borrowing Date, and (C) certify that all prerequisite conditions for the making of such Advance set forth in Sections 1.01, 5.01 and 5.02 have been satisfied. Each such Borrowing Request shall be accompanied by a Schedule of Receivables (or pro forma supplement thereto).  Each such Borrowing Request shall be deemed to be a request by the Borrower to each Lender to fund such Lender’s Percentage of the requested Advance.

(b)                                 Upon the satisfaction of each of the conditions precedent set forth in Sections 5.01 and 5.02 and subject to Section 1.01, on each Borrowing Date each Lender shall remit, or cause to be remitted on its behalf, to the Borrower’s Account, its Percentage of any Advance, in same day funds, by wire transfer to the Borrower’s Account not later than 2:00 p.m. (New York City time).

(c)                                  The obligation of each Lender to fund Advances shall apply severally and not jointly to each Lender in proportion to its Percentage; provided that with respect to each Conduit Lender, the obligation to fund Advances shall apply with respect to its related Committed Lender, and nothing contained herein shall impose any obligation on any Lender to fund any Advance, in whole or in part, in excess of its Commitment.

Section 1.03                             Termination and Reduction of Commitments.

(a)                                 Unless previously terminated, the Commitment of each Lender shall terminate on the Commitment Termination Date.

(b)                                 Subject to Section 1.03(d), the Borrower may at any time terminate the Commitments of all of the Lenders, in whole but not in part, upon (A) the payment in full of all outstanding Advances, together with accrued interest thereon, (B) the payment in full of all accrued fees hereunder and under each other Transaction Document and (C) the payment in full of all accrued expenses and other Obligations (excluding contingent Obligations not then due) hereunder or under each other Transaction Document.

(c)                                  Subject to Section 1.03(d), the Borrower may at any time reduce the Program Limit to an amount not less than the greater of (x) $250,000,000 and (y) the Loan Amount at the time of such reduction (after giving effect to any repayment of the Loan Amount on such date). Upon any such reduction of the Program Limit, the Commitment of each Committed Lender shall automatically be ratably reduced such that the aggregate Commitment of all Lenders is equal to the Program Limit as so reduced. Any such reduction of the Program

Limit shall be in a minimum amount of $5,000,000 or integral multiples of $1,000,000 in excess thereof.

(d)                                 The Borrower shall notify the Administrative Agent and each Lender of any election to terminate the Commitments under Section 1.03(b) or to reduce the Program Limit in part under Section 1.03(c), in either case, not later than 11:00 a.m., New York City time, at least three (3) Business Days prior to the effective date of such termination or reduction. Such notice shall be irrevocable (but may be conditional on the closing of another transaction) and shall specify the termination or reduction date and the principal amount of the aggregate Advances to be prepaid in connection with the termination of the Commitment; provided that, if an Advance is prepaid on any day other than the date set forth in such notice, or the Borrower revokes any notice of termination of the Commitments or of prepayment previously delivered pursuant to this Section 1.03, the Borrower shall also pay any amounts owing pursuant to Section 4.03.

Section 1.04                             Extension of Scheduled Amortization Date.

(a)                                 Provided that no Event of Default or Amortization Event has occurred and is continuing, the Borrower may request that the Scheduled Amortization Date be extended, in the manner set forth in this Section 1.04.  If the Borrower wishes to request an extension of the Scheduled Amortization Date, it shall give notice to that effect to the Administrative Agent not less than thirty (30) days prior to the Scheduled Amortization Date then in effect (such Scheduled Amortization Date then in effect, the “Extension Deadline”), whereupon the Administrative Agent shall promptly notify each of the Lenders of such request.  Each Lender will use reasonable efforts to respond to such request, whether affirmatively or negatively, as it may elect in its discretion, within fifteen (15) days of such request (or such longer period as the Borrower and the Administrative Agent may reasonably agree) to the Administrative Agent.  If any Lender shall not have responded affirmatively within such fifteen (15) day period (or such longer period, if applicable), such Lender shall be deemed to have rejected the Borrower’s proposal to extend the Scheduled Amortization Date, and the Scheduled Amortization Date shall be deemed to be extended solely with respect to those Lenders which have responded affirmatively, subject to receipt by the Administrative Agent of counterparts of an extension agreement in form reasonably satisfactory to the Administrative Agent and the Borrower (an “Extension Agreement”), duly completed and signed by the Borrower, the Administrative Agent and all of the Lenders which have responded affirmatively.  The Administrative Agent shall provide to the Borrower, no later than ten (10) days prior to the Extension Deadline for any such request, a list of the Lenders which have responded affirmatively.  The Extension Agreement shall be executed and delivered no later than the Extension Deadline, and no extension of the Scheduled Amortization Date pursuant to this Section 1.04 shall be legally binding on any party hereto unless and until such Extension Agreement is so executed and delivered by the Administrative Agent, the Collateral Agent and Lenders holding fifty percent (50%) or more of the Loan Amount.

(b)                                 If any Lender rejects, or is deemed to have rejected, the Borrower’s proposal to extend the Scheduled Amortization Date, (i) the Commitment of such Lender shall terminate on the Scheduled Amortization Date that shall have been in effect at the time the request by the Borrower for an extension was made, (ii) payment by the Borrower to such

Lender (and the related Conduit Lender, if any) of the following amounts shall become due (to the extent not previously otherwise becoming due in accordance with this Agreement) on such previously-effective Scheduled Amortization Date:  (x) the outstanding Advances and accrued and unpaid interest thereon payable to such Lender (and the related Conduit Lender, if any), and (y) all other Obligations then outstanding and owed to such Lender (and the related Conduit Lender, if any), (iii) if such Lender is the Administrative Agent, the Collateral Agent or an Affiliate of either of them, no such extension of the Scheduled Amortization Date shall be effective unless (x) a successor Administrative Agent and Collateral Agent, as applicable, have been appointed and have accepted such appointment pursuant to an instrument of assumption in form and substance reasonably satisfactory to the existing Administrative Agent and Collateral Agent, as applicable, and (y) the existing Administrative Agent and Collateral Agent, as applicable, have been discharged from all duties and obligations hereunder and under each of the other Transaction Documents and all Obligations then outstanding and owed to such Person have been paid in full and (iv) the Borrower may, if it so elects, designate a Person not then a Lender and reasonably acceptable to the Administrative Agent to become a Lender, or agree with an existing Lender that such Lender’s Commitment shall be increased; provided, that the Borrower shall provide the Administrative Agent in its capacity as Lender a right of first refusal (but not an obligation) to provide such Commitment increase; provided, further, that the aggregate amount of the Commitments following any designation or agreement may not exceed the Program Limit as in effect immediately prior to the relevant request.  Upon execution and delivery by the Borrower and such existing or replacement Lender of an instrument of assumption in form and amount reasonably satisfactory to the Administrative Agent and execution and delivery of the Extension Agreement pursuant to Section 1.04(a), such existing Lender shall have a Commitment as therein set forth or such replacement Lender shall become a Lender with a Commitment as therein set forth and all the rights and obligations of a Lender with such a Commitment hereunder.  On each Extension Deadline, notwithstanding any provisions hereof to the contrary requiring that borrowings and prepayments be made ratably, so long as each of the conditions set forth in Section 5.02 are then satisfied, the Borrower shall borrow from the relevant Lenders, and the relevant Lenders shall make Advances to the Borrower, and the Borrower shall repay outstanding Advances held by the other Lenders, in each case in such amounts as may be necessary (if any) so that, upon giving effect thereto, the outstanding Advances shall be held among the Committed Lenders (together with their respective Conduit Lenders, as applicable) pro rata in accordance with their respective Commitments (as modified pursuant to the related Extension Agreement).  Any prepayment and reborrowing pursuant to the preceding sentence shall be effected, to the maximum extent practical, through the netting of amounts payable between the Borrower and the respective Lenders with a view toward minimizing Breakage Costs and transfers of funds.

(c)                                  The Administrative Agent shall promptly notify the Lenders and the Borrower of the effectiveness of each extension of the Scheduled Amortization Date pursuant to this Section 1.04.

Section 1.05                             Program Limit Increase.

(a)                                 Provided that no Event of Default or Amortization Event has occurred and is continuing, the Borrower may from time to time, at any time prior to the Commitment Termination Date, by notice to the Administrative Agent, request that the Program Limit be increased by an amount of $5,000,000 or an integral multiple thereof (each a “Program Limit Increase”) to be effective as of a date (an “Increase Date”) specified in the related notice to the Administrative Agent; provided, however that in no event shall the Program Limit at any time exceed $750,000,000; provided, further that the Borrower shall provide the Administrative Agent in its capacity as Lender a right of first refusal (but not an obligation) to increase its Commitment in the amount of such Program Limit increase; provided, further, however each Program Limit Increase shall rank pari passu with, and shall be on terms identical to (excluding upfront fees, which need not be on terms identical to), the existing Commitments in effect immediately prior to giving effect to such Program Limit Increase.

(b)                                 In its notice to the Administrative Agent regarding a Program Limit Increase, the Borrower shall specify the amount of such Program Limit Increase, each existing Lender (each an “Increasing Lender”) and each additional lender that is a bank or other financial institution that is reasonably acceptable to the Administrative Agent (each a “New Lender”) that is willing to provide an additional or new Commitment in respect thereof, the amount of each Increasing Lender’s additional Commitment in respect thereof (if any), the amount of each New Lender’s new Commitment in respect thereof (if any) and the related Increase Date.  It is understood and agreed that no Lender shall have any obligation whatsoever to agree to any increase in its Commitment.

(c)                                  Any Increasing Lender that elects to increase its Commitment shall execute a Commitment Increase Supplement, whereupon such Increasing Lender’s Commitment shall increase by the amount set forth therein effective on the Increase Date specified therein.  Any New Lender that elects to become a “Lender” under this Agreement shall execute a New Lender Supplement, whereupon such New Lender shall become a Lender, with a Commitment in the amount set forth therein that is effective on the Increase Date specified therein, for all purposes and to the same extent as if originally a Lender party hereto and shall be bound by and entitled to the benefits of this Agreement.

(d)                                 On each Increase Date, notwithstanding any provisions hereof to the contrary, so long as each of the conditions set forth in Section 5.02 are then satisfied, the Borrower shall borrow from the Increasing Lenders and the New Lenders, and such Lenders shall make Advances to the Borrower, and the Borrower shall repay Advances held by the other Lenders, in each case in such amounts as may be necessary (if any) so that, upon giving effect thereto, the Advances shall be held among the Committed Lenders (together with their respective Conduit Lenders, as applicable) pro rata in accordance with their respective Commitments as so increased.  Any prepayment and reborrowing pursuant to the preceding sentence shall be effected, to the maximum extent practical, through the netting of amounts payable between the Borrower and the respective Lenders with a view toward minimizing Breakage Costs and transfers of funds.

Section 1.06                             Grant of Security Interest.  (a) Each of the Trustee, on behalf of the Borrower, and the Borrower (to the extent that it has any right, title or interest in the Collateral), hereby grants to the Collateral Agent, on the Closing Date, for the benefit of the Secured Parties, a continuing lien and security interest in all of its respective right, title and interest in, to and under the Collateral, whether now owned or existing or hereafter acquired or arising.  Such lien and security interest shall secure all of the Trustee’s obligations in its capacity as such under the

Trust Agreement in favor of the Secured Parties and the Borrower’s obligations to the Secured Parties (monetary or otherwise) hereunder and under the other Transaction Documents to which the Borrower is a party, including, without limitation, the repayments of the Advances, the payment of all Indemnified Amounts, the obligation of the Borrower to cause the Servicer to remit all Collections, if any, to the Collection Account and all other Obligations (such secured obligations are hereinafter sometimes collectively referred to as the “Secured Obligations”).  The Collateral Agent hereby accepts the foregoing grant of a security interest in the Collateral, and agrees to hold such security interest for the benefit of the Secured Parties pursuant to the terms of this Agreement. This Agreement shall constitute a security agreement under Applicable Law.

(b)                                 The parties acknowledge and agree that the foregoing grant of a security interest includes a collateral assignment to the Collateral Agent, for the benefit of the Secured Parties, of all of the Borrower’s right, title and interest in, to and under the Servicing Agreement, the Purchase Agreement and the other Transaction Documents and the Borrower agrees that the Collateral Agent (on behalf of the Secured Parties) has the right, at any time after the occurrence and during the continuation of an Event of Default of the types specified in Sections 8.02(a), 8.02(e) or 8.02(i) (without otherwise limiting the Collateral Agent’s remedies and other rights pursuant to Section 8.03), to give or withhold consents, directions, demands, extensions or waivers (in each case, on behalf of the Borrower) under or with respect to, and the right to take such actions necessary to maintain in full force and effect, the Servicing Agreement, the Purchase Agreement and the other Transaction Documents, in each case to the extent applicable to the Receivables and the other Collateral, but subject to Section 12.01.

(c)                                  The Borrower acknowledges that the foregoing grant of a security interest in the Collateral is intended to grant a security interest in all of the Borrower’s assets (except as expressly as provided as an exclusion in the definition of Collateral). The Borrower hereby irrevocably authorizes the Collateral Agent (and its designee, if any) at any time and from time to time to file in any filing office in any UCC jurisdiction any initial financing statements and amendments (including continuation statements) thereto that (a) indicate the Collateral, (i) as all assets of the Borrower or words of similar effect, regardless of whether any particular asset comprised in the Collateral falls within the scope of Article 9 of the UCC, or (ii) as being of an equal or lesser scope or with greater detail, and (b) provide any other information required by part 5 of Article 9 of the UCC for the sufficiency or filing office acceptance of any financing statement or amendment, including whether the Borrower is an organization, the type of organization and any organizational identification number issued to the Borrower.

(d)                                 In furtherance of the foregoing, the Borrower hereby irrevocably constitutes and appoints the Collateral Agent, and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority exercisable only during the continuance of an Event of Default or a Servicer Default or if the Collateral Agent has been exercising any remedies hereunder or the initial Servicer has been or is being replaced in the place and stead of the Borrower and in the name of the Borrower or in its own name, from time to time, for the purpose of carrying out the terms of this Agreement, to take any and all appropriate action and to execute and deliver any and all documents and instruments which may be necessary or desirable to accomplish the purposes of this Agreement and which are consistent with the terms of this Agreement; provided, however, that the Collateral Agent has no obligation or duty to take such action or to determine whether to perfect, file, record or maintain any perfected, filed or recorded document or instrument in connection with the grant or security interest in the Collateral hereunder. The Borrower hereby ratifies, to the extent permitted by law, all actions that said attorney shall lawfully do, or cause to be done, by virtue hereof and which are consistent with the terms of this Agreement. The power of attorney granted pursuant to this Section 1.06(d) is a power coupled with an interest and shall be irrevocable until the Obligations (other than contingent Obligations not then due) have been paid in full.  The powers conferred on the Collateral Agent hereunder are solely to protect the Collateral Agent’s interests in the Collateral and shall not impose any duty upon it to exercise any such powers except as set forth herein.  The Collateral Agent shall be accountable only for amounts that it actually receives as a result of the exercise of such powers and neither it nor any of its officers, directors, employees, agents or representatives shall be responsible to the Borrower for any act or failure to act, except for its own bad faith, material breach in bad faith of its express obligations under this Agreement, gross negligence or willful misconduct.

ARTICLE II

REPAYMENT

Section 2.01                             Repayment.  The Loan Amount shall be paid from time to time as set forth in Sections 2.03 and 3.03. The Administrative Agent, on behalf of the Lenders, shall record in its records the date and amount of each Advance made hereunder, each repayment thereof, and other information it deems appropriate. The Loan Amount so recorded shall be presumptive evidence of the principal amount owing and not repaid on the Advances.  The failure so to record any such information or any error in so recording any such information shall not, however, limit or otherwise affect the actual obligations of the Borrower hereunder to repay the Loan Amount, together with all interest accruing thereon, as set forth in this Agreement.

Section 2.02                             Interest on Advances.

(a)                                 Interest Rates.

(i)                                     Interest Generally.  The Loan Amount shall accrue interest on each day at a per annum rate equal to the Interest Rate for the related Interest Period plus the Applicable Margin, which interest in each case shall be payable as set forth in clause (b) below and Section 3.03.

(ii)                                  Late Payments.  Notwithstanding the foregoing, if any principal of or interest on any Advance is not paid when due (after giving effect to any grace or cure period), whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to  2% plus the rate otherwise applicable to such Advance as provided paragraph (a)(i) above.

(b)                                 Interest Settlement Dates.  Interest accrued on the Loan Amount shall be paid on (i) each Settlement Date, (ii) each Prepayment Date, and (iii) the Final Maturity Date, provided that interest accrued pursuant to paragraph (a)(ii) above of this Section shall be payable on demand.

(c)                                  LIBOR Notification.  The Adjusted Eurodollar Rate is determined by reference to the Three-Month LIBOR Rate, which is derived from the London interbank offered rate.  The London interbank offered rate is intended to represent the rate at which contributing banks may obtain short-term borrowings from each other in the London interbank market.  In July 2017, the U.K. Financial Conduct Authority announced that, after the end of 2021, it would no longer persuade or compel contributing banks to make rate submissions to the ICE Benchmark Administration (together with any successor to the ICE Benchmark Administrator, the “IBA”) for purposes of the IBA setting the London interbank offered rate. As a result, it is possible that commencing in 2022, the London interbank offered rate may no longer be available or may no longer be deemed an appropriate reference rate upon which to determine the Adjusted Eurodollar Rate. In light of this eventuality, public and private sector industry initiatives are currently underway to identify new or alternative reference rates to be used in place of the London interbank offered rate. In the event that the London interbank offered rate is no longer available or in certain other circumstances as set forth in Section 4.04 of this Agreement, such Section 4.04 provides a mechanism for determining an alternative rate of interest.  The Administrative Agent and the Borrower will endeavor to agree, pursuant to Section 4.04, in advance of any change to the reference rate upon which the Adjusted Eurodollar Rate is based. However (and except for the computation of the rate and the obligations specifically provided in Section 4.04 and elsewhere in this Agreement), the Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission or any other matter related to the London interbank offered rate or other rates in the definition of “Three-Month LIBOR Rate” or with respect to any alternative or successor rate thereto, or replacement rate thereof, including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate, as it may or may not be adjusted pursuant to Section 4.04 will be similar to, or produce the same value or economic equivalence of, the Three-Month LIBOR Rate or have the same volume or liquidity as did the London interbank offered rate prior to its discontinuance or unavailability.

Section 2.03                             Repayments and Prepayments.  The Borrower shall, and hereby unconditionally promises to, repay in full the Loan Amount and all other Obligations (excluding contingent Obligations not then due) on the Final Maturity Date.  The Borrower:

(a)                                 shall, without requiring the prior consent of the Lenders, the Collateral Agent or the Administrative Agent, (1) on any Settlement Date on which a Borrowing Base Deficiency exists (after giving effect to the distribution of Available Funds on such Settlement Date in accordance with Section 3.03(a)), and (2) on, or prior to, the second (2nd) Business Day following the date on which a Responsible Officer of the Borrower has obtained knowledge or written notice that such Borrowing Base Deficiency exists, prepay the Loan Amount so that after giving effect to such prepayment, no Borrowing Base Deficiency would exist, or otherwise cure such Borrowing Base Deficiency; and

(b)                                 may, from time to time prepay the Loan Amount in whole or in part (subject to Section 4.03) upon two (2) Business Days’ prior written notice (which notice may be conditional upon the closing of another transaction) of the proposed prepayment date to the Administrative Agent; provided that (i) any such prepayment shall be in a principal amount equal to or greater than $1,000,000 and (ii) the Borrower shall pay in full all accrued interest on the portion of the Loan Amount so prepaid.

Each of the foregoing repayments and prepayments, as applicable, shall be deposited into the Collection Account and be applied by the Administrative Agent in accordance with the priorities set forth in Section 3.03.

The Borrower shall inform the Administrative Agent promptly, in writing, upon the discovery of any event that gave rise to a prepayment obligation pursuant to this Section 2.03.

Section 2.04                             General Procedures.  The Loan Amount shall not be considered reduced by any allocation, setting aside or distribution of any portion of Collections unless such Collections shall have been actually delivered to the Administrative Agent for the purpose of paying principal on such Loan Amount.  No principal or interest shall be considered paid by any distribution of any portion of Collections if at any time such distribution is rescinded or must otherwise be returned for any reason. No provision of this Agreement shall require the payment or permit the collection of interest in excess of the maximum permitted by Applicable Law.

Section 2.05                             Characterization of Loan Amount.  The parties hereto intend and agree that, for the purposes of all Taxes, each Advance constitutes indebtedness that is secured by the Receivables, all Related Assets and all Collections with respect thereto (the “Intended Tax Characterization”). Except to the extent otherwise required pursuant to a “determination” (as defined in Section 1313(a) of the Code or any similar provision of state or local tax law), the parties hereto agree to report and otherwise to act for the purposes of all Taxes in a manner consistent with the Intended Tax Characterization.

Section 2.06                             Taxes.

(a)                                 Defined Terms.  For purposes of this Section 2.06, the term “Applicable Law” includes FATCA.

(b)                                 Payments Free of Taxes.  Any and all payments by or on account of any obligation of the Borrower under any Transaction Document shall be made without deduction or withholding for any Taxes, except as required by Applicable Law. If any Applicable Law (as determined in the good faith discretion of the Borrower or the Administrative Agent) requires the deduction or withholding of any Tax from any such payment by the Borrower or the Administrative Agent, then the Borrower or the Administrative Agent, as applicable, shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Regulatory Authority in accordance with Applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.06) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c)                                  Payment of Other Taxes by the Borrower.  The Borrower shall timely pay to the relevant Regulatory Authority in accordance with Applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of,  any Other Taxes.

(d)                                 Indemnification by the Borrower.  The Borrower shall indemnify each Recipient, within ten (10) days after written demand therefor accompanied by supporting documentation in reasonable detail, for the full amount of (I) any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.06) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Regulatory Authority and (II) any Taxes that arise because any Advance is not treated consistently by the Borrower or any of its Affiliates with the Intended Tax Characterization (except to the extent required pursuant to a “determination” (as defined in Section 1313(a) of the Code or any similar provision of state or local tax law)).  A certificate as to the amount of such payment or liability accompanied by supporting documentation in reasonable detail delivered to the Borrower by a Lender contemporaneously with the demand for payment hereunder (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent demonstrable error.

(e)                                  Evidence of Payments.  As soon as practicable after any payment of Taxes by the Borrower to a Regulatory Authority pursuant to this Section 2.06, the Borrower shall deliver to the applicable Lender and the Administrative Agent the original or a certified copy of a receipt issued by such Regulatory Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the applicable Lender and the Administrative Agent.

(f)                                   Status of the Lenders.  (i) Each Lender, if entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Transaction Document, shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as shall permit such payments to be made without withholding or at a reduced rate of withholding. In addition, each Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrower or the Administrative Agent as shall enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in sub-clauses 2.06(f)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if, in such Lender’s reasonable judgment, such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(i)                                     Without limiting the generality of the foregoing:

(ii)                                  (A)  Any U.S. Lender shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)                               Any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the Borrower or the Administrative Agent) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(i)                                     in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Transaction Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Transaction Document, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(ii)                                  in the case of a Foreign Lender claiming that its extension of credit will generate U.S. effectively connected income, executed copies of IRS Form W-8ECI;

(iii)                               in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit K-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E;

(iv)                              to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit K-2 or Exhibit K-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a

U.S. Tax Compliance Certificate substantially in the form of Exhibit K-4 on behalf of each such direct and indirect partner; or

(v)                                 for purposes of furnishing the U.S. Tax Compliance Certificate as described in the foregoing clauses (iii) and (iv), if a Foreign Lender (or a foreign Participant) is a Disregarded Entity, the Foreign Lender will submit such certificate based on the status of the Person that is treated for U.S. federal income tax purposes as being the sole owner of such Lender or Participant;

(C)                               Any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the Borrower or the Administrative Agent) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent) executed copies of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)                               if a payment made to a Lender under any Transaction Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower, the Administrative Agent and the Collateral Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower, the Administrative Agent or the Collateral Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower, the Administrative Agent or the Collateral Agent as may be necessary for the Borrower to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the Closing Date.

(iii)                               Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(iv)                              The Administrative Agent and any successor Administrative Agent shall deliver to the Borrower either (i) an executed copy of IRS Form W-9 or (ii) a duly completed and executed copy IRS Form W-8ECI to establish that the Administrative Agent is not subject to withholding Taxes under the Code with respect to amounts payable for the account of the Administrative Agent under any of the Transaction Documents. The Administrative Agent agrees that if such IRS Form W-9 or W-8ECI, as applicable, previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or promptly notify the Borrower in writing of its legal inability to do so.

(g)                                  Treatment of Certain Refunds.  If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.06 (including by the payment of additional amounts pursuant to this Section 2.06), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.06 with respect to the Taxes giving rise to such refund), net of all reasonable out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Regulatory Authority with respect to such refund).  Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 2.06(g) (plus any penalties, interest or other charges imposed by the relevant Regulatory Authority) in the event that such indemnified party is required to repay such refund to such Regulatory Authority. Notwithstanding anything to the contrary in this Section 2.06(g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 2.06(g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section 2.06(g) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h)                                 Indemnification by the Lenders.  Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.01(g) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Transaction Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Regulatory Authority.  A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent demonstrable error.  Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Transaction Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (h).

ARTICLE III

SETTLEMENTS

Section 3.01                             Accounts.

(a)                                 Collection Account.  The Borrower has established in its name an account identified as account number 641000616 (the “Collection Account”), which Account is a segregated account maintained at JPMorgan Chase Bank, N.A. or another financial institution selected by the Borrower and reasonably acceptable to Collateral Agent and the Required Lenders (the “Account Bank”), and shall be subject to an Account Control Agreement reasonably satisfactory to the Collateral Agent, to the extent the Collection Account is not held at JPMorgan Chase Bank, N.A. All amounts in the Collection Account shall be held by the Account Bank for the benefit of the Borrower and the Collateral Agent on behalf of the Secured Parties as part of the Collateral.

(b)                                 Interest Reserve Account.  The Borrower has established in its name an account identified as account number 182117710 at the Account Bank (the “Interest Reserve Account”), which Account is a segregated account maintained at the Account Bank and shall be subject to an Account Control Agreement reasonably satisfactory to the Collateral Agent, to the extent the Interest Reserve Account is not held at JPMorgan Chase Bank, N.A. On each Settlement Date, the Administrative Agent shall withdraw from the Interest Reserve Account funds in an amount equal to all amounts then on deposit in the Interest Reserve Account in excess of the Required Interest Reserve Amount and deposit such funds into the Collection Account for distribution in accordance with the applicable priority of payments set forth in Section 3.03. If at any time the Collections received by the Servicer during the prior Collection Period is less than the Required Monthly Payments for the related Settlement Date, in each case, as reported in the Monthly Report delivered by the Servicer in accordance with the Servicing Agreement, then the Administrative Agent shall withdraw from the Interest Reserve Account funds in an amount equal to the applicable Interest Reserve Account Draw Amount (to the extent of the funds available therein) and deposit such funds into the Collection Account on such Settlement Date for distribution in accordance with the applicable priority of payments set forth in Section 3.03. On the first Settlement Date immediately preceding the Final Maturity Date, the Administrative Agent shall withdraw from the Interest Reserve Account funds in an amount equal to all amounts then on deposit in the Interest Reserve Account and deposit such funds into the Collection Account for distribution in accordance with the applicable priority of payments set forth in Section 3.03.

(c)                                  Permitted Investments.  Funds on deposit in the Collection Account and the Interest Reserve Account shall be invested in Permitted Investments selected in writing by the initial Servicer and of which the initial Servicer provides notification (pursuant to standing instructions or otherwise); provided that it is understood and agreed that neither the Administrative Agent nor the Collateral Agent shall be liable for any loss arising from such investment in Permitted Investments.  Absent such written direction (pursuant to standing instructions or otherwise) from the initial Servicer, funds on deposit in either the Collection Account or the Interest Reserve Account will remain un-invested (it being understood that the Collection Account and the Interest Reserve Account may be interest-bearing), provided, that it is understood and agreed that any Successor Servicer shall not have any liability for not providing any such written direction. All such Permitted Investments shall be held by or on behalf of the Collateral Agent for the benefit of the Borrower and the Secured Parties.  All investments of funds on deposit in the Collection Account or the Interest Reserve Account shall mature so that such funds will be available on the Business Day prior to the next Settlement Date.  No Permitted Investment shall be sold or otherwise disposed of prior to its scheduled maturity unless the Administrative Agent directs the Collateral Agent in writing to dispose of such Permitted Investment.  All Investment Earnings and losses shall be for the account of Borrower.  The Administrative Agent shall cause the deposit of such Investment Earnings into the Collection Account (to the extent not already on deposit therein) in order for the Obligations then due of the Borrower to be paid in accordance with Section 3.03.

Section 3.02                             Collection of Moneys and the Collection Account; Releases.

(a)                                 Collections.  The Borrower shall cause, or direct the Servicer to cause, the deposit of all Collections into the Collection Account as required by the terms of the Servicing Agreement and this Section 3.02(a). If, at any time, any of the Borrower, the Servicer or any Affiliate thereof shall receive any Collections, such Person shall hold such Collections for the benefit of the Secured Parties and shall, within two (2) Business Days after receipt and identification thereof, deliver such Collections in the form received (endorsed as necessary for transfer) to the Servicer for deposit in the Collection Account; provided, however, notwithstanding the foregoing, to the extent that Collections in an aggregate amount outstanding at any time not to exceed $100,000 are received by the Originators, such Originators shall deliver such Collections in the form received (endorsed as necessary for transfer) to the Servicer for deposit in the Collection Account as promptly as commercially practicable after receipt and identification thereof.

(b)                                 Releases.  During the Revolving Period and upon the terms and subject to the conditions hereinafter set forth, the Borrower may request a release of funds from the Collection Account (each, a “Release”) by providing written notice (which may be by email), substantially in the form of Exhibit M (each such request, a “Release Request”), delivered to the Administrative Agent and each Lender no later than 2:00 p.m. (New York City time) at least two (2) Business Days prior to the requested Release Date, with up to one (1) Release per calendar month, which notice shall (A) specify the amount requested to be released, (B) specify the requested Release Date (which shall be a Business Day) and (C) certify that each of the prerequisite conditions for the making of such Release set forth in Section 5.03 (the “Release Conditions”) are then satisfied.  Each such Release Request shall be accompanied by a Schedule of Receivables (or pro forma supplement thereto).  Upon satisfaction of each of the Release Conditions, on each Release Date the Collateral Agent shall remit to the Borrower in same day funds, by wire transfer to the Borrower’s Account not later than 2:00 p.m. (New York City time), an amount equal to the lesser of (x) the applicable Release Amount and (y) the amount of available funds then on deposit in the Collection Account in excess of the Required Collection Account Amount.  The Release Amount may be distributed by the Borrower to SmileDirect free and clear of any Lien hereunder.

Section 3.03                             Distributions from the Collection Account.

(a)                                 Distributions Prior to the Revolving Period End Date.  Prior to the Revolving Period End Date, based on information supplied to the Administrative Agent by the Servicer in the related Monthly Report and delivered to the Administrative Agent at least two Business Days prior to the Settlement Date, the Available Funds for each Settlement Date on deposit in the Collection Account on such Settlement Date shall be disbursed by the Administrative Agent from the Collection Account and applied on such Settlement Date in the following order of priority:

first, to the Collateral Agent, any accrued Collateral Agent Fees, expenses and indemnity amounts due to the Collateral Agent;

second, to the Account Bank, any accrued Account Bank Fees, expenses and indemnity amounts due to the Account Bank pursuant to the Account Control Agreement or any related agreement; provided that, amounts paid pursuant to this clause second shall not, in the aggregate, exceed $10,000 in any calendar year;

third, (A) pro rata (i) to the Back-Up Servicer (to the extent not paid by the Servicer), any accrued fees due to the Back-Up Servicer as provided in the Back-Up Servicing Agreement, (ii) to the Trustee, any accrued fees due to the Trustee as provided in the Trust Agreement, and (iii) to the Servicer, an amount sufficient to pay the Servicer the Senior Servicing Compensation with respect to the preceding Collection Period less any portion of such Senior Servicing Compensation previously netted against the applicable Collections; provided, to the extent the Available Funds on deposit in the Collection Account on the applicable Settlement Date are insufficient to cover all fees, expenses and/or indemnity amounts payable pursuant to clauses first through third, the Servicer shall remit, in immediately available funds, to the Administrative Agent within one (1) Business Day any of such Servicing Compensation netted against Collections for prompt disbursement by the Administrative Agent in accordance with this Section 3.03(a); and (B) pro rata (i) to the Back-Up Servicer (to the extent not paid by the Servicer), any accrued amounts (other than fees paid pursuant to clause (A)) due to the Back-Up Servicer as provided in the Back-Up Servicing Agreement; provided that, amounts paid pursuant to this clause (i) (together with amounts paid pursuant to clause (B)(i) of clause third of Section 3.03(b)) shall not, in the aggregate, exceed the Back-Up Servicer Cap in any calendar year, (ii) to the Trustee, any accrued amounts (other than fees paid pursuant to clause (A)) due to the Trustee as provided in the Trust Agreement, and (iii) to the Servicer, any accrued amounts (other than Servicing Compensation paid pursuant to clause (A)) due to the Servicer as provided in the Servicing Agreement; provided that, amounts paid pursuant to this clause (B) (other than amounts paid pursuant to clause (B)(i)) shall not, in the aggregate, exceed $100,000 in any calendar year;

fourth, to the Administrative Agent, an amount sufficient to pay the Administrative Agent the Administrative Agent Fees with respect to the preceding Collection Period;

fifth, to each Lender, pro rata, based on the amount due to each Lender under this clause fifth, an amount equal to (i) all interest accrued at the applicable Interest

Rate plus the Applicable Margin in respect of the Loan Amount for the related Interest Period (including any adjustments made pursuant to Section 2.02(a)) and (ii) the Undrawn Fees for the related Collection Period together with any other fees owed pursuant to the Fee Letter;

sixth, to each Lender, pro rata, based on the Percentage of the Loan Amount held by such Lender, the Principal Payment Amount, to be applied to the reduction of the Loan Amount on such date;

seventh, to the Interest Reserve Account, to the extent there is an Interest Reserve Deficiency, until the amount on deposit therein equals the Required Interest Reserve Amount;

eighth, an amount equal to any other amounts due and owing to the Collateral Agent, the Administrative Agent, each Lender, any Affected Party, any Indemnified Party, the Account Bank, the Back-Up Servicer (including in its capacity as Successor Primary Servicer), the Trustee or any Secured Party pursuant to this Agreement or the other Transaction Documents shall, in each case, be distributed to such Persons as the case may be, in proportion to the amount owed to each such Person in accordance with this Agreement and the other Transaction Documents on such date;

ninth, to the Servicer, an amount equal to any other amounts due and owing to the Servicer, including any Servicer Error Payment and Servicing Compensation not otherwise distributed pursuant to clause third above;

tenth, to the Administrator, any accrued fees due to the Administrator as provided in the Administration Agreement; and

eleventh, so long as no Unmatured Amortization Event, Unmatured Event of Default or Unmatured Servicer Termination Event exists, all remaining amounts shall, at the Borrower’s election, be released to the Borrower or its designee on such date.

Any amounts remaining in the Collection Account after the application of clause eleventh above shall remain in the Collection Account and shall again constitute part of the Available Funds on the next succeeding Settlement Date or on the Final Payout Date, to be applied in accordance with this Section 3.03(a) on such Settlement Date or on the Final Payout Date, as applicable.

(b)                                 Distributions Following the Revolving Period End Date.  On and after the Revolving Period End Date, based on information supplied to the Administrative Agent by the Servicer in the related Monthly Report and delivered to the Administrative Agent at least two Business Days prior to the Settlement Date, the Available Funds for each Settlement Date on deposit in the Collection Account on such Settlement Date shall be disbursed by the Administrative Agent from the Collection Account and applied on such Settlement Date in the following order of priority:

first, to the Collateral Agent, any accrued Collateral Agent Fees, expenses and indemnity amounts due to the Collateral Agent pursuant to the Transaction Documents;

second, to the Account Bank, any accrued Account Bank Fees, expenses and indemnity amounts due to the Account Bank pursuant to the Account Control Agreement or any related agreement; provided that, amounts paid pursuant to this clause second shall not, in the aggregate, exceed $20,000 in any calendar year;

third, (A) pro rata (i) the Back-Up Servicer (to the extent not paid by the Servicer), any accrued fees due to the Back-Up Servicer as provided in the Back-Up Servicing Agreement, (ii) to the Trustee, any accrued fees due to the Trustee as provided in the Trust Agreement, and (iii) to the Servicer, an amount sufficient to pay the Servicer the Senior Servicing Compensation with respect to the preceding Collection Period less any portion of such Senior Servicing Compensation previously netted against the applicable Collections; provided, to the extent the Available Funds on deposit in the Collection Account on the applicable Settlement Date are insufficient to cover all fees, expenses and/or indemnity amounts payable pursuant to clauses first through third, the Servicer shall remit, in immediately available funds, to the Administrative Agent within one (1) Business Day any of such Servicing Compensation netted against Collections for prompt disbursement by the Administrative Agent in accordance with this Section 3.03(b); and (B) pro rata (i) to the Back-Up Servicer (to the extent not paid by the Servicer), any accrued amounts (other than fees paid pursuant to clause (A)) due to the Back-Up Servicer as provided in the Back-Up Servicing Agreement;  provided that, amounts paid pursuant to this clause (i) (together with amounts paid pursuant to clause (B)(i) of clause third of Section 3.03(a)) shall not, in the aggregate, exceed the Back-Up Servicer Cap in any calendar year¸ provided, further, that such Back-Up Servicer Cap shall not apply after the occurrence and during the continuance of a Warm Back-Up Servicing Trigger Event or a Hot Back-Up Servicing Trigger Event under and as defined in the Back-Up Servicing Agreement), (ii) to the Trustee, any accrued amounts (other than fees paid pursuant to clause (A)) due to the Trustee as provided in the Trust Agreement, and (iii) to the Servicer, any accrued amounts (other than Servicing Compensation paid pursuant to clause (A)) due to the Servicer as provided in the Servicing Agreement; provided that, amounts paid pursuant to this clause (B) (other than amounts paid pursuant to clause (B)(i) or, after the occurrence and continuance of an Event of Default, amounts paid pursuant to clause (B)(ii)) shall not, in the aggregate, exceed $100,000 in any calendar year;

fourth, (A) first, to the Administrative Agent, an amount sufficient to pay the Administrative Agent the Administrative Agent Fees with respect to the preceding Collection Period and (B) next, to the Administrative Agent for distribution to the Person entitled thereto, such amounts reasonably determined by the Administrative Agent with the consent of the Required Lenders, in compensation for the performance of all or any portion of the obligations of the SmileDirect Entities under the Contracts or any technical support or related services in connection therewith to the extent not performed by the SmileDirect Entities in accordance with the Transaction Documents;

fifth, to each Lender, pro rata, based on the amount due to each Lender under this clause fifth, an amount equal to (i) all interest accrued at the applicable Interest Rate plus the Applicable Margin in respect of the Loan Amount for the related Interest Period (including any adjustments made pursuant to Section 2.02(a)) and (ii) the

Undrawn Fees for the related Collection Period together with any other fees owed pursuant to the Fee Letter;

sixth, to each Lender, pro rata, based on the Percentage of the Loan Amount held by such Lender, all remaining amounts, to be applied to the reduction of the Loan Amount to zero on such date;

seventh, pro rata, an amount equal to any other amounts due and owing to the Collateral Agent, the Administrative Agent, each Lender, any Affected Party, any Indemnified Party, the Account Bank, the Back-Up Servicer (including in its capacity as Successor Primary Servicer), the Trustee or any Secured Party pursuant to this Agreement or the other Transaction Documents shall, in each case, be distributed to such Persons as the case may be, in proportion to the amount owed to each such Person in accordance with this Agreement and the other Transaction Documents on such date;

eighth, to the Administrator, any accrued fees due to the Administrator as provided in the Administration Agreement; and

ninth, to the Servicer, an amount equal to any other amounts due and owing to the Servicer, including any Servicer Error Payment and Servicing Compensation not otherwise distributed pursuant to clause third above.

(c)                                  Final Payout Date.  On the Final Payout Date, provided that all Secured Obligations (other than contingent Obligations not then due) have been paid in full, any funds remaining in the Collection Account, after giving effect to the provisions of Section 3.03(b), shall be released to the Borrower or its designee and control over and ownership of the Collection Account shall revert to the Borrower.

Section 3.04                             Payments and Computations, Etc.

(a)                                 All amounts to be paid or deposited by the Borrower, Servicer, Account Bank or Collateral Agent hereunder shall be made by such Person, as applicable, to the account designated by the Administrative Agent or other applicable Person to which such amount is owed and shall be sent in immediately available funds, no later than 3:00 p.m. (New York time) on the date specified herein. Any payment received later than 3:00 p.m. (New York time) shall be deemed to have been received on the following Business Day and any applicable interest or fee shall continue to accrue until such following Business Day.

(b)                                 Method of Computation.  All computations of interest hereunder shall be calculated by the Collateral Agent on the basis of a year of 360 days (or, in the case of interest accruing by reference to the Base Rate, 365 or 366 days, as applicable), for actual days elapsed.

(c)                                  Lender’s Reliance.  In making the deposits, distributions and calculations required to be made by it hereunder, the Collateral Agent, Administrative Agent and Lenders shall be entitled to rely on information supplied to it by any Credit Party. None of the Collateral Agent, Administrative Agent or Lenders shall in any way be held liable for any incorrect deposits, distributions or calculations made by it hereunder as a result of any errors contained in, or omissions from, information supplied to it by any Credit Party.

Section 3.05                             Obligations with respect to Certain Releases of Funds from the Collection Account; Obligation to Prepare Corrected Monthly Reports and Release Requests.  In the event that any Monthly Report or Release Request contains material mistakes, the Borrower shall cause the Servicer to provide a corrected Monthly Report or Release Request, as applicable, within three (3) Business Days after a Responsible Officer of the Borrower becoming first aware or being notified of such mistakes. To the extent that any amounts were released to the Borrower from the Collection Account on any Settlement Date or Release Date based on an inaccurate Monthly Report or Release Request, as applicable, the Borrower and the Servicer each hereby agrees (1) that such amounts which the Borrower was not entitled to receive on such Settlement Date or Release Date, as applicable, constitute proceeds of Collateral which were improperly received by the Borrower and (2) that the Servicer shall deposit funds into the Collection Account, within two (2) Business Days after a Responsible Officer of the Servicer first becomes aware or has been provided notice of such mistakes, in an amount (such amount, the “Servicer Error Payment”) equal to any funds that were released to the Borrower (or at its direction) in reliance on such inaccurate Monthly Report or Release Request, as applicable (and that would not have been released to the Borrower (or at its direction) on such Settlement Date or Release Date, as applicable, pursuant to an accurate Monthly Report or Release Request, as applicable) such that the aggregate amount of funds retained by the Borrower is equal to the aggregate amount of funds that would have been released to the Borrower (or at its direction) had such Monthly Report or Release Request, as applicable, been accurate. The Servicer shall be reimbursed from Available Funds for any such Servicer Error Payment on the following Settlement Date, pursuant to Section 3.03.

ARTICLE IV

FEES AND YIELD PROTECTION

Section 4.01                             Undrawn Fees.  On each Settlement Date, the Borrower shall pay to the Lenders or the Administrative Agent, as applicable, in accordance with the priorities set forth in Section 3.03, an amount equal to the Undrawn Fees and any other fees payable pursuant to the Fee Letter with respect to the related Collection Period.

Section 4.02                             Increased Costs; Capital Adequacy; Replacement of Lenders.

(a)                                 If any Regulatory Change (i) subjects any Affected Party to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of “Excluded Taxes” and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto, (ii) imposes, modifies or deems applicable any reserve, assessment, fee,  insurance charge, liquidity, special deposit or similar requirement (other than Taxes) against assets of, deposits with or for the account of, or liabilities of an Affected Party, or credit extended by an Affected Party pursuant to this Agreement (except any such reserve requirement reflected in the Adjusted Eurodollar Rate) or (iii) imposes any other condition (other than Taxes), the result of which pursuant to clauses (i), (ii) and (iii) above is to increase the cost to an Affected Party of performing its obligations under this Agreement, or to reduce the rate of return on an Affected Party’s capital as a consequence of its obligations under this Agreement, or to reduce the amount of any sum received or receivable (whether of principal, interest or otherwise)

by an Affected Party under this Agreement, or to require any payment calculated by reference to the amount of interests or loans held or interest received by it, then, upon written demand by the Administrative Agent or any Lender accompanied by the certificate and supporting documentation described in Section 4.02(c), the Borrower shall pay to the Administrative Agent or such Lender, for the benefit of the relevant Affected Party, such amounts charged to such Affected Party or such amounts to otherwise compensate such Affected Party for such increased cost or such reduction. The term “Regulatory Change” shall mean (i) the adoption after the date hereof (or, if later, the date the relevant Affected Party (or the related Lender) becomes a party hereto) of any Applicable Law (including any Applicable Law regarding capital adequacy or liquidity) or any change therein after the date hereof (or, if later, the date the relevant Affected Party (or the related Lender) becomes a party hereto) or (ii) any change after the date hereof (or, if later, the date the relevant Affected Party (or the related Lender) becomes a party hereto) in the interpretation or administration thereof by any Regulatory Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency; provided that notwithstanding anything herein to the contrary, all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to the Basel III Regulation, shall in each case be deemed to be a “Regulatory Change”, regardless of the date enacted, adopted or issued.

(b)                                 If any Lender determines that any Regulatory Change affecting such Lender or any lending office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, such Lender’s Percentage of the Program Limit or the Advances made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Regulatory Change (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy) or results in the imposition of an internal liquidity charge on the Lender or the Lender’s holding company, then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction or charge suffered.

(c)                                  A certificate of the applicable Affected Party setting forth in reasonable detail the basis for and computation of amount or amounts necessary to compensate such Affected Party pursuant to Section 4.02(a) or (b) shall be delivered to a Responsible Officer of the Borrower and shall be conclusive absent demonstrable error. The Borrower shall pay or cause to be paid to such Affected Party the amount shown as due on any such certificate free of demonstrable error within 30 days after receipt thereof.

(d)                                 Failure or delay on the part of any to demand compensation pursuant to this Section shall not constitute a waiver of such Affected Party’s right to demand such compensation; provided that the Borrower shall not be required to compensate an Affected Party pursuant to this Section for any increased costs or reductions incurred more than 90 days prior to the date that such Affected Party notifies the Borrower in writing of the Regulatory Change giving rise to such increased costs or reductions and of such Affected Party’s demand for compensation therefor; provided further that, if the Regulatory Change giving rise to such increased costs or reductions is retroactive, then the 90-day period referred to above shall be extended to include the period of retroactive effect thereof.

(e)                                  No Affected Party shall request compensation pursuant to this Section 4.02 unless either (i) it is the general practice of such Affected Party to demand such compensation in securitization facilities to which it is a party or (ii) either it or any Affiliate thereof has issued or is issuing similar request(s) for compensation with respect to securitization facilities with aggregate commitments or aggregate outstanding indebtedness thereunder of at least $1,000,000,000 in the aggregate.

(f)                                   If (i) any Lender (or any Participant holding interests in any Advance owing to such Lender or in any Commitment of such Lender or in any other interest of such Lender under the Transaction Documents) requests compensation under this Section 4.02, or (ii) the Borrower is required to pay any additional amount to or on account of any Lender (or any Participant thereof) pursuant to Section 2.06, or (iii) any Lender becomes a Defaulting Lender, or (iv) any Lender shall refuse to consent to any waiver, amendment or other modification that would otherwise require such Lender’s consent but to which the Required Lenders have consented, or (v) any Lender (1) shall at any time have a long-term credit rating of lower than BBB from S&P, lower than Baa2 from Moody’s or lower than the equivalent rating from any other nationally recognized statistical rating organization, or shall at any time not have a long-term credit rating from S&P or Moody’s (in each case under this clause (v)(1) regardless of whether any such circumstances existed at the time such Lender became a Lender), (2) is an Ineligible Institution, (3) enters into, or purports to enter into, an assignment or a participation with an Ineligible Institution in violation of this Agreement or (4) has become the subject of a Bail-In Action (or any case or other proceeding in which a Bail-In Action may occur), then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender (and its related Conduit Lender, if any, and other Related Parties) to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Article IX), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided, that (x) in the case of an assignment to an assignee which is not a Lender, the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not be unreasonably withheld, conditioned or delayed, (y) such Lender shall have received payment of an amount equal to (i) the outstanding principal of its Advances and participations in the relevant Advances, accrued interest thereon, accrued fees and all other amounts due and payable to it hereunder and (ii) all other Obligations then outstanding and owed to such Lender (and the related Conduit Lender, if any), from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (z) in the case of any such assignment arising under clause (v)(1) above, the assignee (or its parent) shall have a credit rating greater than or equal to BBB from S&P and/or greater than or equal to Baa2 from Moody’s; provided, that the Borrower shall provide the Administrative Agent in its capacity as Lender a right of first refusal (but not an obligation) to accept the assignment of such Commitment.  If such Lender is the Administrative Agent, the Collateral Agent or an Affiliate of either of them, no such assignment shall be effective unless (x) a successor Administrative Agent and Collateral Agent, as applicable, have been appointed and have accepted such appointment pursuant to an instrument of assumption in form and substance reasonably satisfactory to the existing Administrative Agent and Collateral Agent, as applicable, and (y) the existing Administrative Agent and Collateral Agent, as applicable, have been discharged from all duties and obligations hereunder and under each of the other Transaction Documents and all Obligations then outstanding and owed to such Person have been paid in full.  Each party hereto agrees that (1) an assignment by a Lender (and its related Conduit Lender, if any) required pursuant to this paragraph may be effected pursuant to an assignment and assumption executed by the Borrower, the Administrative Agent and the assignee, and (2) the Lender required to make such assignment need not be a party thereto in order for such assignment to be effective and shall be deemed to have consented to and be bound by the terms thereof; provided that, following the effectiveness of any such assignment, the other parties to such assignment agree to execute and deliver such documents necessary to evidence such assignment as reasonably requested by the applicable Lender, provided that any such documents shall be without recourse to or warranty by the parties thereto; provided, further that in the case of any such assignment resulting from a Lender that has become the subject of a Bail-In Action (or any case or other proceeding in which a Bail-In Action may occur), then, the assignee shall be deemed to have taken assignment of all the interests, rights and obligations of the assigning Lender under this Agreement without giving effect to the applicable Bail-In Action on such interests, rights and obligations.

Section 4.03                             Funding Indemnification.  The Borrower shall indemnify the Lenders for (i) any Breakage Cost related to a proposed Advance if an Advance is not made on the date requested by the Borrower in any Borrowing Request for any reason other than a breach of this Agreement by the Lender claiming indemnity therefor and (ii) any prepayment of the Advances during the Revolving Period pursuant to Section 2.03.

Section 4.04                             Inability to Determine Rates.

(a)                                 If prior to the commencement of any Interest Period:

(i)                                     subject to clause (b) below, the Administrative Agent determines (which determination shall be conclusive absent demonstrable error) that adequate and reasonable means do not exist for ascertaining the Adjusted Eurodollar Rate or the Three-Month LIBOR Rate, as applicable (including because the Three-Month LIBOR Screen Rate is not available or published on a current basis), for such Interest Period; or

(ii)                                  the Administrative Agent is advised by the Required Lenders that the Adjusted Eurodollar Rate or the Three-Month LIBOR Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Advances (or its Advance) specified in the related Borrowing Request for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone, telecopy or electronic mail as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist (which notice the Administrative Agent shall give as promptly as practicable once such circumstances cease to exist, unless such information is publicly available), if any Borrowing Request requests an Advance, such Advance shall be made with reference to the Base Rate.

(b)                                 If at any time the Administrative Agent, after consultation with the Borrower, determines (which determination shall be conclusive absent demonstrable error) that (i) the circumstances set forth in clause (a)(i) have arisen and such circumstances are unlikely to be temporary, (ii) the Three-Month LIBOR Rate is no longer a widely recognized benchmark rate for newly-originated loans in the United States syndicated loan market, (iii) JPMorgan Chase Bank N.A. is currently executing securitization loan facilities or other asset-backed debt facilities that include language similar to that contained in this clause (b), or is amending such facilities to incorporate or adopt a new benchmark interest rate to replace the Three-Month LIBOR Rate, or (iv) the circumstances set forth in clause (a)(i) have not arisen but either (w) the supervisor for the administrator of the Three-Month LIBOR Screen Rate has made a public statement that the administrator of the Three-Month LIBOR Screen Rate is insolvent (and there is no successor administrator that will continue publication of the Three-Month LIBOR Screen Rate), (x) the administrator of the Three-Month LIBOR Screen Rate has made a public statement identifying a specific date after which the Three-Month LIBOR Screen Rate will permanently or indefinitely cease to be published by it (and there is no successor administrator that will continue publication of the Three-Month LIBOR Screen Rate), (y) the supervisor for the administrator of the Three-Month LIBOR Screen Rate has made a public statement identifying a specific date after which the Three-Month LIBOR Screen Rate will permanently or indefinitely cease to be published or (z) the supervisor for the administrator of the Three-Month LIBOR Screen Rate or a Regulatory Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which the Three-Month LIBOR Screen Rate may no longer be used for determining interest rates for loans, then the Administrative Agent and the Borrower shall endeavor to establish an alternate rate of interest to the Three-Month LIBOR Rate that gives due consideration to the then prevailing market convention for determining a rate of interest for syndicated loans in the United States at such time, and shall enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes to this Agreement as may be applicable such that, to the extent practicable, the interest payable by the Borrower based on the replacement index will be substantially equivalent to the interest that would be payable based on the Three-Month LIBOR Rate in effect prior to the event(s) giving rise to the use of such replacement index; provided that, if such alternate rate of interest as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.  Notwithstanding anything to the contrary in Section 12.01, such amendment shall become effective without any further action or consent of any other party to this Agreement so long as the Administrative Agent shall not have received, within five Business Days of the date notice of such alternate rate of interest is provided to the Lenders, a written notice from the Required Lenders stating that such Required Lenders object to such amendment.  Until an alternate rate of interest shall be determined in accordance with this clause (b) (but, in the case of the circumstances described in clause (ii), clause (iii), clause (iv)(w), clause (iv)(x) or clause (iv)(y) of the first sentence of this Section 4.04(b), only to the extent the Three-Month LIBOR Screen Rate for such Interest Period is not available or published at such time on a current basis), if any Borrowing Request requests an Advance that would otherwise be based on the Adjusted Eurodollar Rate, such Advance shall be based on (x) if the SOFR Replacement Conditions are then satisfied, the SOFR Replacement and (y) otherwise, the Base Rate.

ARTICLE V

CONDITIONS OF EFFECTIVENESS AND ADVANCES

Section 5.01                             Closing Date Conditions Precedent.  The effectiveness of this Agreement and the obligations of the parties hereto are subject to the condition precedent that the Lenders shall have received or waived receipt of the following on or prior to the Closing Date (unless otherwise noted):

(a)                                 a copy of this Agreement and each of the other Transaction Documents identified on the closing list attached as Exhibit E hereto, in each case duly executed by each party thereto, and each other item identified on such closing list;

(b)                                 evidence that the Collection Account and the Interest Reserve Account have been established;

(c)                                  financing statements on Form UCC-1 or amendments thereto naming (i) each Originator as seller/debtor and the Seller as buyer/secured party, (ii) the Seller as seller/debtor and the Borrower as buyer/secured party, and (iii) the Borrower as debtor and the Collateral Agent as secured party, in each case, in proper form for filing in the office in which the filings are necessary or, in the reasonable opinion of the Collateral Agent or the Administrative Agent, desirable under the UCC or any comparable law of all appropriate jurisdictions to perfect the security interest of the Collateral Agent granted in Section 1.06;

(d)                                 search reports provided in writing by the applicable filing offices, listing all effective financing statements that name any of the Originators, the Seller or the Borrower as debtor and that are filed in the jurisdiction in which any Originator, the Seller or the Borrower, as applicable, is “located” as defined in Section 9-307 of the UCC, together with copies of such financing statements;

(e)                                  to the extent the Borrower has received an invoice therefor at least two (2) Business Days prior to the Closing Date in reasonable detail, evidence that all fees and expenses, including the Upfront Fee and any other fees payable pursuant to the Fee Letter, and all reasonable and documented out-of-pocket expenses, due and required to be paid by the Borrower in accordance with the Transaction Documents shall have been paid in full;

(f)                                   usual and customary legal opinions in form and substance reasonably satisfactory to Administrative Agent and its counsel (including, but not limited to, those regarding corporate matters, enforceability, true sale, non-consolidation, the Investment Company Act, the Volcker Rule, and security interest perfection and priority (which opinion as to priority may be based solely on lien search results));

(g)                                  since December 31, 2018, there shall not have occurred a Material Adverse Change with respect to any Credit Party, as determined by the Administrative Agent in its sole discretion;

(h)                                 there shall not exist (i) a material adverse change in the credit and lending markets, a material outbreak or escalation of hostilities or a material adverse change in national or international political, financial or economic conditions, in each case which makes it impracticable or financially disadvantageous for the Lenders to provide funding at such time on the terms and in the manner contemplated under this Agreement and the other Transaction Documents, (ii) a general suspension of trading on major stock exchanges, or (iii) a disruption in or moratorium on commercial banking activities or securities settlement services;

(i)                                     the Administrative Agent shall have received confirmation reasonably satisfactory to the Administrative Agent that the U.S. Food and Drug Administration has formally approved the Merchandise underlying the Collateral;

(j)                                    evidence that each of the conditions precedent to the execution, delivery and effectiveness of each of the other Transaction Documents has been or contemporaneously hereunder will be satisfied; and

(k)                                 (i) the Administrative Agent shall have received, (x) at least seven (7) days prior to the Closing Date, all documentation and other information regarding the Credit Parties requested in connection with applicable “know-your-customer” and anti-money laundering rules and regulations, including the Patriot Act, to the extent requested in writing of the Credit Parties at least ten (10) Business Days prior to the Closing Date, and (y) a properly completed and signed IRS Form W-8 or W-9, as applicable, for each Credit Party, and (ii) to the extent the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, any Lender that has requested, in a written notice to the Borrower at least five (5) Business Days prior to the Closing Date, a Beneficial Ownership Certification in relation to the Borrower shall have received such Beneficial Ownership Certification (provided that, upon the execution and delivery by such Lender of its signature page to this Agreement, the condition set forth in this clause (ii) shall be deemed to be satisfied.

The Administrative Agent shall notify the Borrower and each Lender in writing of the effectiveness of this Agreement, which notice shall be conclusive and binding.

Section 5.02                             Conditions Precedent to All Advances. Each Advance, including the initial Advance, shall be subject to the further conditions precedent that on the date of such Advance the following statements shall be true (and shall be true immediately after such Advance), and the acceptance by the Borrower of the proceeds of such Advance shall be deemed to constitute, as of the date of such Advance, a confirmation by the Borrower that the following statements remain true:

(a)                                 the representations and warranties of the Credit Parties contained in the Transaction Documents are true, correct and complete in all material respects on and as of such day as though made on and as of such day and shall be deemed to have been made (and must be correct in all material respects) on such day (unless the same explicitly relates solely to an earlier date);

(b)                                 the Loan Amount shall not exceed the Program Limit immediately upon giving effect to such Advance;

(c)                                  no event has occurred and is continuing, or would result from such Advance upon giving effect to such Advance, that constitutes an Event of Default, an Unmatured

Event of Default, a Servicer Termination Event, an Unmatured Servicer Termination Event, an Amortization Event or an Unmatured Amortization Event;

(d)                                 the Loan Amount shall not exceed the Borrowing Base (after giving effect to any distribution of Available Funds on such date in accordance with Section 3.03) immediately upon giving effect to such Advance, and the Administrative Agent shall have received a Borrowing Base Certificate, substantially in the form of Exhibit F, executed by an Authorized Officer of the Borrower and an Authorized Officer of the Servicer, showing a calculation of each of the Loan Amount and the Borrowing Base both immediately before and upon giving effect to such proposed Advance;

(e)                                  the Administrative Agent shall have received a duly executed and completed Borrowing Request, which shall include a data tape including the fields under the heading “Draw Request Data Tape” listed in Exhibit O hereto;

(f)                                   the Revolving Period shall be in effect;

(g)                                  with respect to the initial Advance, copies of all filed UCC termination statements and amendments necessary to ensure that the Collateral Agent has a first priority perfected security interest in the Collateral;

(h)                                 with respect to the initial Advance, evidence that the Previous Financing Facility has been terminated in accordance with its terms; and

(i)                                     to the extent the Borrower has received an invoice therefor at least one (1) Business Day before the Borrowing Date in reasonable detail, all fees and other amounts (including costs, expenses and indemnified amounts) then due and payable to the Lenders and the Administrative Agent, shall have been paid in full.

Section 5.03                             Conditions Precedent to All Releases. Each Release, including the initial Release, shall be subject to the further conditions precedent that on the date of such Release the following statements shall be true (and shall be true immediately after such Release), and the acceptance by the Borrower of the proceeds of such Release shall be deemed to constitute, as of the date of such Release, a confirmation by the Borrower that the following statements remain true:

(a)                                 the representations and warranties of the Credit Parties contained in the Transaction Documents are true, correct and complete in all material respects on and as of such day as though made on and as of such day and shall be deemed to have been made (and must be correct in all material respects) on such day (unless the same explicitly relates solely to an earlier date);

(b)                                 no event has occurred and is continuing, or would result from such Release upon giving effect to such Release, that constitutes an Event of Default, an Unmatured Event of Default, a Servicer Termination Event, an Unmatured Servicer Termination Event, an Amortization Event or an Unmatured Amortization Event;

(c)                                  the Loan Amount shall not exceed the Borrowing Base (after giving effect to such Release);

(d)                                 the Administrative Agent shall have received a Borrowing Base Certificate, substantially in the form of Exhibit F, executed by an Authorized Officer of the Borrower and an Authorized Officer of the Servicer, showing a calculation of each of the Loan Amount and the Borrowing Base both immediately before and upon giving effect to such proposed Release;

(e)                                  the Administrative Agent shall have received a duly executed and completed Release Request;

(f)                                   the Revolving Period shall be in effect;

(g)                                  the amount on deposit in the Interest Reserve Account is at least equal to the Required Interest Reserve Amount;

(h)                                 the amount remaining on deposit in the Collection Account is at least equal to the Required Collection Account Amount after giving effect to such proposed Release; and

(i)                                     to the extent the Borrower has received an invoice therefor at least one (1) Business Day before the Release Date in reasonable detail, all fees and other amounts (including costs, expenses and indemnified amounts) then due and payable to the Lenders and the Administrative Agent, shall have been paid in full.

Section 5.04                             Conditions Precedent to Settlement Date Distributions. Each release of Available Funds to the Borrower on a Settlement Date in accordance with Section 3.03(a) shall be subject to the further conditions precedent that on such Settlement Date the following statements shall be true (and shall be true immediately after such release), and the acceptance by the Borrower of such Available Funds shall be deemed to constitute, as of such Settlement Date, a confirmation by the Borrower that the following statements remain true:

(a)                                 the representations and warranties of the Credit Parties contained in the Transaction Documents are true, correct and complete in all material respects on and as of such day as though made on and as of such day and shall be deemed to have been made (and must be correct in all material respects) on such day (unless the same explicitly relates solely to an earlier date);

(b)                                 no event has occurred and is continuing, or would result from such release upon giving effect to such release, that constitutes an Event of Default, an Unmatured Event of Default, a Servicer Termination Event, an Unmatured Servicer Termination Event, an Amortization Event or an Unmatured Amortization Event;

(c)                                  the Revolving Period shall be in effect; and

(d)                                 the amount on deposit in the Interest Reserve Account is at least equal to the Required Interest Reserve Amount.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

Section 6.01                             Representations and Warranties of the Borrower.  The Borrower represents and warrants as follows to the Administrative Agent, the Collateral Agent and the Lenders as of the Closing Date and as of each Borrowing Date:

(a)                                 Organization, Corporate Powers.  The Borrower is an entity duly formed, validly existing solely under the laws of the State of its formation, is in good standing under the laws of the State of its formation and is qualified in each state where a property is located if the laws of such state require qualification in order to conduct business of the type conducted by the Borrower, except to the extent that the failure to obtain or maintain any such qualification would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)                                 Authority, etc.  The Borrower has full trust power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party, and to perform in accordance herewith; the execution, delivery and performance of this Agreement and the other Transaction Documents by the Borrower, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by the Borrower; each of this Agreement and the other Transaction Documents evidences the valid, binding and enforceable obligation of the Borrower, as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer and other laws limiting the enforceability of creditors’ rights and by general principles of equity.

(c)                                  Ability to Perform.  The Borrower does not believe, nor does the Borrower have any reason or cause to believe, that it cannot perform its covenants and obligations contained in this Agreement and the other Transaction Documents to which it is a party.

(d)                                 No Consent or Approval Required.  No consent, approval, license, registration, authorization or order of any Regulatory Authority is required for the execution, delivery and performance by the Borrower of, or compliance by the Borrower with, this Agreement or the other Transaction Documents to which it is a party, or if required, such consent, approval, license, registration, authorization or order has (or will have) been obtained on or prior to the Closing Date, except for the filing of any UCC financing statements contemplated by the Transaction Documents.

(e)                                  No Proceedings.  There are no judgments, proceedings or investigations pending against the Borrower or, to the knowledge of a Responsible Officer of the Borrower, threatened in writing against the Borrower, before any Regulatory Authority: (i) asserting the invalidity of this Agreement or the other Transaction Documents; (ii) seeking to prevent the consummation of any of the transactions contemplated by this Agreement or the other Transaction Documents; or (iii) seeking any determination or ruling that could reasonably be expected to have a Material Adverse Effect.

(f)                                   No Conflicts.  Neither the execution and delivery of this Agreement and the other Transaction Documents, nor the fulfillment of or compliance with the terms and conditions of this Agreement and the other Transaction Documents, will conflict with or result in a breach of any of the terms, conditions or provisions of the Borrower’s formation documents, or any legal restriction or any material agreement or instrument to which the Borrower is now a party or by which it is bound, or constitute a default or result in an acceleration under any of the foregoing.

(g)                                  Solvency.  The Borrower is Solvent.

(h)                                 Tax Returns; Tax Status.  The Borrower has filed all material tax returns (federal, state and local) required to be filed by it, such tax returns are true and accurate in all material respects, and the Borrower has timely paid or made adequate provision for the payment of all material taxes and other material governmental assessments and material governmental charges, except for any such taxes, assessments or charges that are being contested in good faith and with respect to which adequate reserves have been established in accordance with GAAP.  The Borrower (i) is, and shall at all relevant times continue to be, a “disregarded entity” within the meaning of U.S. Treasury Regulation § 301.7701-3 (or any successor thereto) for U.S. federal income tax purposes that is wholly owned by a U.S. Person and (ii) is not and will not at any relevant time become an association (or publicly traded partnership) taxable as an association for U.S. federal income tax purposes.

(i)                                     No Modification.  The Borrower has not amended, or permitted the amendment of, the terms of the Transaction Documents, except as permitted by and in accordance with the Transaction Documents.

(j)                                    Transfer of All Property.  Pursuant to (i) each Management Services Agreement, each Originator has (or will have) transferred to the Seller all of such Originator’s right, title and interest in the Receivables and Related Assets purported to be transferred to the Seller under such Management Services Agreement; (ii) the Purchase Agreement, the Seller has (or will have) transferred to the Borrower all of the Seller’s right, title and interest in the Receivables and Related Assets purported to be transferred to the Borrower under the Purchase Agreement; and (iii) this Agreement, the Borrower has (or will have) pledged to the Collateral Agent, on behalf of the Secured Parties, all of the Borrower’s right, title and interest in the Collateral purported to be pledged to the Collateral Agent, on behalf of the Secured Parties, under this Agreement.

(k)                                 No Liens.  The Borrower has not created, or suffered to exist, any Lien on the Collateral, other than any Lien terminated concurrent with or prior to the transfer pursuant to the Purchase Agreement or any Permitted Lien.

(l)                                     Employee Benefit Plans.  Except to the extent the following would not reasonably be expected to have a Material Adverse Effect, (i) each Plan is in compliance with all applicable requirements of ERISA, the Code and other Applicable Law, (ii) no ERISA Event has occurred or is reasonably expected to occur, (iii) the Borrower and each ERISA Affiliate has complied with the Funding Rules with respect to each Pension Plan, and no waiver of the minimum funding requirements under the Funding Rules has been applied for or obtained, (iv) as of the most recent valuation date for any Pension Plan, the funding target attainment percentage (as defined in Section 430 of the Code) is 60% or higher and no facts or circumstances exist that could reasonably be expected to cause the funding target attainment percentage to drop below such threshold as of the most recent valuation date and (v) the Borrower is not, and will not become at any time while any Obligation is outstanding, a Benefit Plan Investor.

(m)                             Accuracy of Information.  Neither this Agreement nor any other Transaction Document to which the Borrower is a party, nor any certificate or written report (including any Monthly Report, as the same may be corrected pursuant to Section 3.05, any Release Request as the same may be corrected pursuant to Section 3.05, and the Beneficial Ownership Certification) furnished to any Lender, the Collateral Agent or the Administrative Agent by or on behalf of the Borrower or any other Credit Party in connection herewith contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements contained herein and therein not misleading in any material respect on the date when made or delivered, as applicable, and in light of the circumstances under which such statements were made or delivered.

(n)                                 Compliance with Statutes, etc.  The Borrower is in compliance with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all Regulatory Authorities in respect of the conduct of its business and the ownership of its property, except such non-compliance that would not reasonably be expected to have a Material Adverse Effect.

(o)                                 Credit and Collection Policies.  No changes have been made to the Credit and Collection Policies since the Closing Date, other than Permitted Policy Modifications and those which have been consented to by the Administrative Agent in writing (such consent not to be unreasonably withheld, conditioned or delayed).

(p)                                 Not an Investment Company.  The Borrower is not required to register as an “investment company” or a company controlled by an “investment company” within the meaning of the Investment Company Act of 1940, as amended (the “Investment Company Act”). In reaching the conclusion that the Borrower is not required to register as an “investment company” or a company controlled by an “investment company” within the meaning of the Investment Company Act, the Borrower is relying on the exemption from the definition of “investment company” contained in Section 3(c)(5) of the Investment Company Act, although there may be additional exclusions or exemptions available to the Borrower. The Borrower is not a “covered fund” as defined under the Volcker Rule.

(q)                                 Margin Regulations.  The use of the Advances will not conflict with or contravene any of Regulations T, U or X promulgated by the Federal Reserve Board from time to time.

(r)                                    Borrower Information.  The chief place of business and chief executive office of the Borrower are located at the address of the Borrower referred to in Schedule 12.02, and the offices where the Borrower generally maintains all its books, records and documents relating to the Receivables are located at the addresses specified in Schedule 6.01(r) (or at temporary locations or at such other locations, notified to each Lender in accordance with

Section 7.01(f), in jurisdictions where all action necessary to maintain the Collateral Agent’s first priority (subject to Permitted Liens) perfected security interest, for the benefit of the Secured Parties, in the Collateral has been taken and completed). The exact legal name of the Borrower is set forth on the signature page hereof. Except as provided on Schedule 6.01(r), the Borrower has not changed its name, changed its corporate structure, changed its jurisdiction of organization, changed its chief place of business/chief executive office or used any name other than its exact legal name at any time during the past five years.  The Location of the Borrower is Delaware.

(s)                                   Prior Business Activity.  The Borrower has no business activity except as contemplated in this Agreement and the other Transaction Documents and upon the date hereof is not party to any other debt, financing or other material transaction or agreement other than the Transaction Documents and its constitutive documents.

(t)                                    Indebtedness.  The Borrower has not incurred, created or assumed any Indebtedness except for that arising under or expressly permitted by this Agreement or the other Transaction Documents.

(u)                                 Ordinary Course of Business.  Each payment of interest and principal on the Advances will have been (i) in payment of a debt incurred in the ordinary course of business or financial affairs on the part of the Borrower and (ii) made in the ordinary course of business or financial affairs of the Borrower.

(v)                                 Qualifications.  The Borrower possesses all necessary qualifications and licenses to acquire and hold the Receivables and all of its other assets except to the extent that the failure to have such qualifications and licenses would not reasonably be expected to have a Material Adverse Effect.

(w)                               Material Adverse Change.  No Material Adverse Change has occurred since December 31, 2018.

(x)                                 Policies and Procedures.  Borrower has implemented and maintains and will continue to maintain in effect and enforce policies and procedures designed to promote and achieve compliance in all material respects by Borrower, its Subsidiaries (if any) and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and Borrower, its Subsidiaries (if any) and their respective officers and employees and, to the knowledge of Borrower, its directors and agents, are in compliance in all material respects with Anti-Corruption Laws and applicable Sanctions.

(y)                                 No Sanctioned Persons.  None of (a) any Credit Party, any Subsidiary (if any) or any of their respective directors, officers or employees, or (b) to the knowledge of any such Credit Party or Subsidiary, any agent of such Credit Party or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person.

(z)                                  Use of Proceeds.  No Advance, use of proceeds by the Borrower or any Affiliate thereof, or other transaction contemplated by this Agreement or the other Transaction Documents will violate Anti-Corruption Laws or applicable Sanctions.

Section 6.02                             Additional Representations and Warranties.  The Borrower represents and warrants as follows to the Administrative Agent, the Collateral Agent and the Lenders as of the Closing Date and as of each Borrowing Date, each Settlement Date and each Release Date:

(a)                                 Perfected Security Interest.  (i) Each Receivable is owned by the Borrower free and clear of any Lien other than a Permitted Lien. All other Collateral is owned by the Borrower free and clear of any Lien other than a Permitted Lien.  Except for the filing of the financing statements as described in Section 1.06(c), no further action, including any filing or recording of any document, is necessary in order to establish and perfect the first priority security interest of the Collateral Agent, for the benefit of the Secured Parties, in the Collateral as against any third party in any applicable jurisdiction, including, without limitation, any purchaser from, or creditor of, the Borrower. No valid financing statement or other valid instrument similar in effect covering any of the Collateral or any interest therein is on file in any recording office except such as may be filed (i) in connection with any Lien arising solely as the result of any action taken by the Collateral Agent, (ii) in favor of the Collateral Agent, (iii) for which UCC termination statements or partial release statements reasonably satisfactory to the Collateral Agent and the Administrative Agent have been filed (copies of which, along with any other documents necessary to evidence the release all security interests (other than that of the Collateral Agent) in such Receivable, to the extent required for all such prior security interests to be terminated, have been delivered to the Collateral Agent and the Administrative Agent) or (iv) in connection with the release of any Collateral pursuant to the terms of this Agreement. Other than the filing of financing statements described in clauses (i) through (iii) of the immediately preceding sentence and any necessary amendments and continuations thereof, no consent of any other Person (other than consents that have been obtained prior to the date hereof) and no authorization, approval, or other action by, and no notice to or filing with, any Regulatory Authority is required to be made or obtained by any SmileDirect Entity (x) for the pledge by the Borrower of the Collateral pursuant to this Agreement or (y) for the perfection or maintenance of the security interest created hereby (including the first priority nature of such security interest).

(b)                                 Eligible Receivable.  Each Receivable that is identified as an Eligible Receivable in any Monthly Report, Release Request or Borrowing Base Certificate was an Eligible Receivable as of the date thereof.

(c)                                  Acquisition of Receivables.  With respect to each Receivable, such Receivable was acquired (i) by the Borrower from the Seller pursuant to the Purchase Agreement and (ii) by the Seller from an Originator pursuant to a Management Services Agreement, in each case, for (a) fair market value, fair consideration and reasonably equivalent value and/or (b) as a capital contribution.  The Borrower has not purchased any Receivables other than pursuant to the Purchase Agreement.

(d)                                 Schedule of Receivables.  The information appearing in any Schedule of Receivables delivered to the Collateral Agent or Administrative Agent by any Credit Party was true and correct in all material respects as of its date.

(e)                                  No Adverse Selection.  As of the date of the transfer by the Seller to the Borrower, no selection procedures known by the Seller or any other Credit Party to be adverse to the Borrower have been used by the Seller or any other Credit Party in selecting the Receivables from all other similar receivables owned by the Seller or any other Credit Party.

(f)                                   Servicing.  Each Receivable is being serviced in accordance with the provisions of the Servicing Agreement.

Section 6.03                             Reassignment upon Breach.  The Borrower, the Servicer, the Collateral Agent, the Administrative Agent or any Lender, as the case may be, shall inform the other parties to this Agreement promptly, in writing, upon the discovery by a Responsible Officer thereof of any breach of the representations and warranties made or deemed made by the Borrower pursuant to Section 6.01(m) with respect to any Receivable or Section 6.02; provided that any failure to so notify shall not relieve the Borrower from any obligations under this Section 6.03. Unless any such breach is able to be cured and has been cured within ten (10) Business Days following the discovery thereof by a Responsible Officer of the Borrower or receipt by the Borrower of written notice from the Servicer, the Collateral Agent, the Administrative Agent or any Lender of such breach, any Receivable as to which such representation or warranty relates shall cease to be an Eligible Receivable, shall be released by the Collateral Agent from the Collateral and reassigned by the Borrower to the Seller at the direction of the Borrower (in either case, upon and subject to payment by the Borrower of the Reassignment Amount described below) or purchased by the Seller (a “Reassignment”) on the Business Day which is immediately after the end of such ten (10) Business Day period; provided, however, that such Receivable shall be immediately excluded from the calculation of the Borrowing Base until such breach has been cured.  In consideration of and simultaneously with the Reassignment of any Receivable on any date, the Borrower shall remit, or cause to be remitted, to the Administrative Agent (for deposit into the Collection Account) in immediately available funds on such date in an amount equal to the Principal Balance of such Receivable as of the end of the most recent Collection Period (the “Reassignment Amount”), and the Borrower or the Seller, as the case may be, shall thereafter be entitled to receive all Collections on the Receivable subject to such Reassignment received by (or on behalf of) the Servicer after the end of the most recent Collection Period; provided, further, however, so long as the Revolving Period shall be in effect; no Borrowing Base Deficiency shall then exist; and the date of such Reassignment is a Settlement Date or Release Date and funds in an amount no less than the Reassignment Amount shall be available to be distributed to the Borrower on such Settlement Date or Release Date, as applicable, under clause eleventh of Section 3.03(a) before giving effect to the payment of any Reassignment Amount, the Borrower shall not be required to remit the Reassignment Amount on such Settlement Date or Release Date, as applicable.  Any Reassignment shall be free and clear of all security interests created under this Agreement and the other Transaction Documents, which shall automatically be deemed released and terminated simultaneously upon (x) the Administrative Agent’s receipt in immediately available funds of the applicable Reassignment Amount, if such payment is required pursuant to the above and (y) the effectiveness of such Reassignment, if payment of the Reassignment Amount is not required pursuant to the above.  The foregoing provisions of this Section 6.03 and the provisions of Section 10.01 shall constitute the sole and exclusive remedies for any breach of any representation or warranty made or deemed made by the Borrower with respect to a Receivable pursuant to Section 6.01(m) or Section  6.02.

ARTICLE VII

COVENANTS

Section 7.01                             Affirmative Covenants of the Borrower.  From the date hereof until the Final Payout Date, the Borrower will comply with the following covenants, unless the Required Lenders (or all Lenders in the case of a Fundamental Amendment) shall otherwise consent in writing:

(a)                                 Compliance with Laws, Etc.  The Borrower shall comply with all applicable federal, state and local laws, rules, regulations, licensing standards and orders, including those with respect to the Receivables, except to the extent the failure to comply therewith, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

(b)                                 Preservation of Existence.  The Borrower shall preserve and maintain its existence as a Delaware statutory trust. The Borrower shall preserve and maintain its rights, franchises and privileges in the jurisdiction of its formation, and qualify and remain qualified in good standing as a foreign organization in each jurisdiction where the failure to preserve and maintain such existence, rights, franchises, privileges and qualification would not reasonably be expected to have a Material Adverse Effect.

(c)                                  Inspections.  Upon reasonable prior written notice to a Responsible Officer of the Borrower during regular business hours, permit the Collateral Agent, the Back-Up Servicer and/or the Administrative Agent or any of their agents or representatives (i) to examine and make copies of and abstracts from all books, records and documents (including, without limitation, computer tapes and disks) in the possession or under the control of the Borrower, the Seller, any Originator or the Servicer relating to the Collateral or the Borrower’s acquisition of Receivables, and (ii) to visit the offices and properties of the Borrower, the Seller, any Originator or the Servicer, as applicable, for the purpose of examining such materials described in clause (i) above, and to discuss matters relating to Receivables or the Borrower’s, the Seller’s, the Originators’ or the Servicer’s performance under the Transaction Documents with any of the officers, directors or independent public accountants of any Credit Party having knowledge of such matters, in each case with a Responsible Officer of Seller and such Credit Party having a reasonable opportunity to be present during such discussions.  Unless an Event of Default, Servicer Termination Event or an Amortization Event has occurred and is continuing, (i) such inspections shall be limited to two (2) in total for both the Collateral Agent and Administrative Agent per any calendar year and (ii) the Collateral Agent and/or Administrative Agent shall provide at least fifteen (15) Business Days’ prior written notice of its request for such an inspection.  All reasonable costs and expenses related to any visit and examination pursuant to this Section 7.01(c) shall be borne by the Borrower.  Notwithstanding anything to the contrary in this Section 7.01(c), or in any other provision of this Agreement or any other Transaction Document, none of the Borrower, the Seller, any Originator, the Servicer or any Affiliate of any of the foregoing will (x) be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter to the extent (i) such disclosure to the Administrative Agent, the Collateral Agent, the Back-Up Servicer or any Lender (or their respective representatives or contractors) is prohibited by any Applicable

Law (including, without limitation, the Health Insurance Portability and Accountability Act of 1996, as amended (HIPAA)), (ii) is subject to attorney-client privilege or protection as attorney work product with respect to any ongoing matter, litigation or investigation where the Borrower has reasonably determined that it would be harmed if such privilege or protection were lost or (iii) such disclosure would breach a binding confidentiality obligation reasonably entered into in good faith and owed to a Person other than the Parent or any of its Affiliates or (y) disclose any books, records or documents to the Administrative Agent, the Collateral Agent, the Back-Up Servicer or any Lender for which the disclosure thereof is prohibited by HIPAA.  If any document, information or other matter is withheld from the Administrative Agent, the Collateral Agent, the Back-Up Servicer or any Lender pursuant to the preceding sentence, then, to the extent possible without violating any Applicable Law or waiving attorney-client privilege or protection as attorney work product, the Borrower shall provide a list of what items have been withheld and the basis therefor, in each case, unless (i) such document or information is (A) an engagement letter or related agreement (or any draft of any of the foregoing) entered into or to be entered into by any SmileDirect Entity in connection with the acquisition by a third-party of any Equity Interests in any SmileDirect Entity or any related board resolutions, board minutes or board materials, but only to the extent specifically related thereto or (B) any commitment letter, fee letter, credit agreement, receivables purchase agreement, repurchase agreement or other financing agreement (or any draft of any of the foregoing) entered into or to be entered into by any SmileDirect Entity in anticipation of replacing this Agreement and the other Transaction Documents or any related board resolutions, board minutes or board materials, but only to the extent specifically related thereto or (ii) access to the applicable document, information or other matter would constitute a conflict of interest, upon the advice of counsel, between the Administrative Agent, the Collateral Agent, the Back-Up Servicer and/or any Lender, on the one hand, and the Borrower and/or any of its Affiliates, on the other hand, with respect to matters concerning the financing transaction contemplated by this Agreement.

(d)                                 Keeping of Records and Books of Account.  The Borrower shall, and shall cause the Servicer to, note on its books and records pertaining to the Receivables that the Receivables have been acquired by the Borrower and pledged to the Collateral Agent, on behalf of the Secured Parties, maintain and implement (or cause to be maintained and implemented) administrative and operating procedures (including, without limitation, an ability to recreate records evidencing the Receivables in the event of the destruction of any originals thereof), and keep and maintain, or cause to be kept and maintained, all documents, books, records and other information reasonably necessary for the collection of the Receivables (including records adequate to permit the daily identification of each new Receivable included in the Collateral from time to time and all Collections of, payments on and adjustments to each existing Receivable).

(e)                                  Performance and Compliance with Contracts.  At its expense, the Borrower shall timely and fully perform and comply with all provisions, covenants and other promises required to be observed by it under the Contracts, the Receivables, the Servicing Agreement, and other Transaction Documents to which the Borrower is a party, the failure to perform or comply with which would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(f)                                   Location.  The Borrower shall keep its chief place of business and chief executive office, and the offices where it generally keeps its records concerning the Receivables and all agreements related to such Collateral (and all original documents relating thereto, unless such documents have been delivered to the Servicer, the Collateral Agent, the Administrative Agent or the Collateral Agent or Administrative Agent’s designee), at the address(es) of such Person referred to in Schedule 6.01(r) or, upon ten (10) days’ prior written notice to the Collateral Agent and the Administrative Agent, at such other locations selected by it with respect to which all actions required to maintain the Collateral Agent’s first priority (subject to Permitted Liens) perfected security interest, for the benefit of the Secured Parties, in the Collateral have been taken and completed. The Borrower shall keep its Location at the Location identified in Schedule 6.01(r) or, upon thirty (30) days’ prior written notice to the Collateral Agent and the Administrative Agent, at such other Location where all actions required to maintain the Collateral Agent’s first priority (subject to Permitted Liens) perfected security interest, for the benefit of the Secured Parties, in the Collateral shall have been taken and completed.

(g)                                  Servicing Agreement, Purchase Agreement and Other Transaction Documents; Enforcement.  The Borrower shall maintain in effect the Servicing Agreement (for so long as Receivables are serviced thereunder), the Purchase Agreement and the other Transaction Documents and diligently and promptly enforce its rights and the obligations of the other parties thereunder to the extent that it (i) is in its best interest to do so, as determined by the Borrower in its reasonable discretion and (ii) not adverse to the interests of the Secured Parties.

(h)                                 Servicer Termination Events; Replacement Servicer.  If a Servicer Termination Event shall have occurred and is continuing or the Servicing Agreement shall not be in full force and effect for any reason, the Collateral Agent (acting at the direction of the Required Lenders) shall have the right to remove the Servicer, or cause and direct the Borrower to remove the Receivables from servicing by the Servicer, pursuant to the terms of the Servicing Agreement. To the extent requested in writing by the Collateral Agent or Administrative Agent during the continuation of a Servicer Termination Event, the Borrower shall, and the Borrower shall direct the Servicer to, take any actions reasonably requested by the Collateral Agent or the Administrative Agent in order to facilitate the transition of servicing rights and all required records and information to the Back-Up Servicer, pursuant to the Back-Up Servicing Agreement.

(i)                                     Insurance.  The Borrower shall direct the Servicer to maintain in effect insurance in such liability and amounts and with such deductibles as are customary in the industry, as reasonably determined by the Borrower, and provide prompt notice to the Collateral Agent and the Administrative Agent of any changes in such insurance if such changes would be material and adverse to the Lenders.

(j)                                    Further Assurances.  The Borrower shall from time to time upon the request of the Administrative Agent or the Collateral Agent, at the Borrower’s sole expense, promptly execute, acknowledge and deliver such further documents and do such other acts and things consistent with the terms of the Transaction Documents as the Administrative Agent or the Collateral Agent may reasonably request in order to effect fully the purposes of the Transaction Documents.

(k)                                 Separate Business.  Except as contemplated or provided herein or in the other Transaction Documents, the Borrower shall at all times:

(i)                                     (y) maintain and prepare financial reports, books and records and bank accounts separate from those of the other Credit Parties, its other Affiliates and any other Person or entity, except that consolidated financial statements and tax returns are permitted, and (z) not permit any Affiliate or any other Person independent access to the Borrower’s bank accounts;

(ii)                                  not commingle the Borrower’s funds and other assets with those of any other Credit Party, any other Affiliate or any other Person or entity (other than any such commingling expressly permitted by this Agreement and/or the other Transaction Documents);

(iii)                               file its own tax returns, if any, as may be required under Applicable Law, to the extent not part of a consolidated group filing a consolidated return or returns and not treated as a division or a disregarded entity for tax purposes of another taxpayer, and pay any U.S. federal and material state and local taxes required to be paid by it under Applicable Law, other than taxes being contested in good faith by appropriate action with respect to which adequate reserves have been established in accordance with GAAP;

(iv)                              conduct the Borrower’s business in its own name and hold all of the Borrower’s assets in its own name and in such a manner that it will not be costly or difficult to segregate, ascertain or identify the Borrower’s individual assets from those of the other Credit Parties, any other Affiliate or any other Person;

(v)                                 remain Solvent and pay its debts and liabilities (including employment and overhead expenses) from its assets as the same become due, after giving effect to grace and cure periods; provided, however, that, notwithstanding any provision of this Agreement or any other Transaction Document to the contrary, (i) no Affiliate of the Borrower shall (A) be required to make any additional capital contributions to the Borrower or (B) have any liability with respect to any Receivable solely as a result of any changes in general economic conditions or movements in interest rates and (ii) the Borrower shall comply with the terms of clause (xxii) below;

(vi)                              do all things necessary to observe procedural trust formalities (including the separateness provisions contained in the Borrower’s organizational documents), and preserve the Borrower’s existence as a single-purpose, bankruptcy-remote entity;

(vii)                           enter into transactions with Affiliates only if each such transaction is commercially reasonable and on substantially similar terms as a transaction that would be entered into on an arm’s-length basis with a Person other than an Affiliate of the Borrower;

(viii)                        compensate each of its consultants and agents from its own funds for services provided to it and pay from its own assets all of its obligations of any kind incurred;

(ix)                              not (y) acquire or hold securities of any Affiliate or (z) buy any evidence of Indebtedness issued by any other Person or entity, other than Receivables;

(x)                                 allocate fairly and reasonably and pay from its own funds the cost of (y) any overhead expenses (including paying for any office space) shared with any Affiliate of the Borrower and (z) any services (such as asset management, legal and accounting) that are provided jointly to the Borrower and one or more of its Affiliates;

(xi)                              maintain and utilize separate invoices and checks bearing its own name;

(xii)                           except as arising under or expressly permitted by this Agreement or any other Transaction Documents, not incur, create or assume any Indebtedness and not make any loans or advances to, or pledge its assets for the benefit of, any other Person or entity, including, without limitation, any other Credit Party or any other Affiliate;

(xiii)                        be, and at all times hold itself out to the public as, a legal entity separate and distinct from any other Person;

(xiv)                       to the extent known by the Borrower or the Seller, correct any misunderstanding regarding the separate identity of the Borrower;

(xv)                          not identify the Borrower as a division of any of its Affiliates or any other entity;

(xvi)                       not engage, directly or indirectly, in any business other than the actions required or permitted to be performed under Section 2.03 of the Trust Agreement;

(xvii)                    not amend, modify or otherwise change its organizational documents, or suffer the same to be amended, modified or otherwise changed in any manner without the prior written consent of the Required Lenders (such consent not to be unreasonably withheld, conditioned or delayed);

(xviii)                 not guarantee any obligation of any Person, including any Affiliate or become obligated for the debts of any other Person or hold out its credit as being available to pay the obligations of any other Person;

(xix)                       to the fullest extent permitted by law, not engage in any dissolution, division, liquidation, consolidation, merger, sale or other transfer of any of its assets outside the ordinary course of the Borrower’s business;

(xx)                          not form, acquire or hold any subsidiary (whether corporate, partnership, limited liability company or other) or own any Equity Interest in any other entity, other than Permitted Investments;

(xxi)                       not own any material asset or material property other than the Collateral and incidental personal property necessary for the ownership or operation of the Borrower and/or the Collateral; and

(xxii)                    conduct its business and activities in all material respects in compliance with the assumptions contained in and material to the legal opinions of Foley & Lardner LLP dated on or about the Closing Date relating to true sale and substantive consolidation issues (the “Bankruptcy Opinions”).

The Borrower hereby acknowledges that each Lender is entering into the transactions contemplated by this Agreement in reliance upon the Borrower’s identity as a legal entity that is separate from the other Credit Parties.

(l)                                     Deposit of Collections.  The Borrower shall, and shall instruct the Servicer to, deposit (or shall cause to be deposited) all Collections in accordance with the Servicing Agreement.

(m)                             Protection and Perfection of Collateral.  The Borrower will promptly execute and deliver at the Borrower’s expense, all further instruments and documents, and take all further action necessary, or that the Collateral Agent or the Administrative Agent may reasonably request consistent with the terms of this Agreement and the other Transaction Documents, in order to maintain the Collateral Agent’s first priority (subject to Permitted Liens) perfected security interest in the Collateral for the benefit of the Secured Parties, and to enable the Collateral Agent, on behalf of the Secured Parties, to exercise or enforce any of its rights and remedies hereunder or under any other Transaction Document pursuant to the terms hereof and thereof.  Without limiting the generality of the foregoing, the Borrower will and will instruct the Servicer to: (i) authorize and file such financing statements, or amendments (including continuation statements) thereto or assignments thereof, and such other instruments or notices, as may be necessary or appropriate (or as the Collateral Agent or the Administrative Agent may reasonably request); and (ii) mark its master data processing records relating to such Collateral with a numeric code or other appropriate designation evidencing that the Collateral Agent, for the benefit of the Secured Parties, has acquired an interest therein as provided in this Agreement. If the Borrower or the Seller fail to perform any of their respective agreements or obligations under this Section 7.01, the Collateral Agent and/or the Administrative Agent may (but shall not be required to) itself perform, or cause performance of, such agreement or obligation, and the reasonable and documented out-of-pocket expenses of the Collateral Agent and/or the Administrative Agent incurred in connection therewith shall be payable by the Borrower promptly after the Collateral Agent and/or Administrative Agent’s demand therefor. For purposes of enabling the Collateral Agent, on behalf of the Secured Parties, to exercise its rights described in the preceding sentence and elsewhere in this Agreement, the Borrower and the Seller hereby authorize, and irrevocably grant a power of attorney, coupled with an interest, exercisable only after the occurrence of an Event of Default (unless such Event of Default has been waived in accordance with the terms of this Agreement), to the Collateral Agent and its successors and permitted assigns to take any and all steps in the Borrower’s or the Seller’s name and on behalf of the Borrower or the Seller necessary or desirable (and in accordance with Applicable Law), in the determination of the Collateral Agent (at the direction of the Administrative Agent), to collect all amounts due under any and all Receivables and other Collateral, including, without limitation, (i) endorsing the Receivables to the Collateral Agent or its designee, such that the Administrative Agent or such designee becomes the holder of the Receivables and has the rights and powers of a holder under Applicable Law, (ii) endorsing the

Borrower’s name on checks and other instruments representing Collections and (iii) enforcing such Receivables and other Collateral.

(n)                                 Notice of Material Events.  The Borrower shall inform the Collateral Agent and the Administrative Agent (who shall inform the Back-Up Servicer) promptly (but in any event within three (3) Business Days (or, in the case of clause (i)(G) below, ten (10) Business Days) after a Responsible Officer of the Borrower has knowledge of the occurrence of such event) in writing of the occurrence of any of the following:

(i)                                     the occurrence of (A) an Amortization Event, (B) an Unmatured Amortization Event, (C) an Event of Default, (D) an Unmatured Event of Default, (E) a Servicer Termination Event, (F) an Unmatured Servicer Termination Event or (G) a Competitor Regulatory Event that could reasonably be expected to materially and adversely affect the brokering, underwriting, origination, collection or servicing of the Receivables and/or the related RISCs (unless notice of the occurrence of such Competitor Regulatory Event is publicly available), it being understood that the Borrower shall be deemed to have satisfied its obligations under this clause (G) if it has used commercially reasonable efforts to provide such notice;

(ii)                                  any event or circumstance, including the submission of any claim or the initiation or threat in writing of any legal process, litigation or administrative or judicial investigation, or rule making or disciplinary proceeding, in each case affecting a SmileDirect Entity, that would reasonably be expected to have a Material Adverse Effect;

(iii)                               the commencement of any proceedings by or against any Credit Party under any applicable bankruptcy, reorganization, liquidation, rehabilitation, insolvency or other similar law now or hereafter in effect or of any proceeding in which a receiver, liquidator, conservator, trustee or similar official shall have been appointed or requested for any Credit Party or any of their respective assets;

(iv)                              (A) any Credit Party that is not under regulatory supervision on the Closing Date being placed under regulatory supervision, (B) any license, permit, charter, registration or approval material to the conduct of any Credit Party’s business being suspended, revoked or not obtained, or (C) any Credit Party being ordered by a Regulatory Authority to cease and desist any practice, procedure or policy employed by such Credit Party in the conduct of its business, and such cessation would reasonably be expected to have a Material Adverse Effect; and

(v)                                 the receipt by the Borrower or any of its Affiliates of any subpoena or request for information (a subpoena or similar request for information being referred to herein as a “Request”) from any federal, state or local government entity, agency, self-regulatory body or officer thereof, except for (x) routine Requests for information received in the ordinary course of the Borrower’s or any of its Affiliates business, (y) Requests with respect to a single RISC so long as class action status has not been obtained and is not being sought in connection therewith or (z) any Request from any state board of dentistry that could not reasonably be expected to have a Material Adverse Effect; provided that, the exceptions set forth in clauses (x), (y) and (z) shall not apply to any Requests (i) received from the Consumer Financial Protection Bureau or any financial self-regulatory body (including any securities or commodities exchange or the Financial Industry Regulatory Authority, Inc.) or (ii) received from any Regulatory Authority relating to the marketing activity or alleged unfair practices of the Borrower or any of its Affiliates, unless such Request relates solely to five or fewer RISCs for which class action status has not been obtained and is not being sought in connection therewith.

(vi)                              the occurrence of any ERISA Event.

(o)                                 Actions with respect to Bankruptcy Petitions.  The Borrower hereby agrees that it will timely object to all proceedings of the type described in clause (a) of the definition of “Event of Bankruptcy” instituted against it.

(p)                                 Adequate Capital.  The Borrower shall at all times maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations; provided, however, that, notwithstanding any provision of this Agreement or any other Transaction Document to the contrary, (i) no Affiliate of the Borrower shall (A) be required to make any additional capital contributions to the Borrower or (B) have any liability with respect to any Receivable solely as a result of any changes in general economic conditions or movements in interest rates and (ii) the Borrower shall comply with the terms of Section 7.01(k)(xxii).

(q)                                 Written Policies and Procedures.  The Servicer (so long as the Servicer is an Affiliate of the Borrower) shall at all times have in place and be in compliance in all material respects with the written policies and procedures set forth in the Credit and Collection Policies.

(r)                                    Beneficial Ownership Certification.  The Borrower will furnish to the Administrative Agent and each Lender prompt written notice of any change in the information provided in the Beneficial Ownership Certification delivered to such Lender that would result in a change to the list of beneficial owners identified in such certification.

(s)                                   Tax Returns; Tax Status.  The Borrower shall file all material tax returns (federal, state and local) required to be filed by it, such tax returns shall be true and accurate in all material respects, and the Borrower shall timely pay or make adequate provision for the payment of all material taxes and other material governmental assessments and material governmental charges, except for any such taxes, assessments or charges that are being contested in good faith by appropriate action and with respect to which adequate reserves have been established in accordance with GAAP.  The Borrower will remain and take such actions as needed to ensure that it will (i) remain a “disregarded entity” within the meaning of U.S. Treasury Regulation § 301.7701-3 (or any successor thereto) for U.S. federal income tax purposes that is wholly owned by a U.S. Person and (ii) not become an association taxable as a corporation or a publicly traded partnership taxable as a corporation for U.S. federal income tax purposes.

(t)                                    Account Control Agreement.  Each of the Collection Account and the Interest Reserve Account shall be subject to the full dominion of the Collateral Agent and to the extent that the Collection Account or the Interest Reserve Account is not maintained with the

Collateral Agent, such account shall be subject to the Account Control Agreement, and the Borrower shall not create or suffer to exist any Lien (other than Permitted Liens) with respect to the funds on deposit therein.

(u)                                 Invalid Liens, Etc.  The Borrower shall use commercially reasonable efforts to amend or terminate any invalid Lien upon or with respect to any Receivable or other Collateral, or any interest therein, such that after giving effect to such amendment or termination, such invalid Lien no longer covers any Receivable or other Collateral.

Section 7.02                             Reporting Requirements.  From the date hereof until the Final Payout Date, the Borrower (or the Seller or the Servicer on behalf of the Borrower) shall furnish to the Administrative Agent and Collateral Agent (who shall furnish to the Back-Up Servicer):

(a)                                 Monthly Report.  At least two Business Days prior to each Settlement Date, a Borrowing Base Certificate, an updated Schedule of Receivables and a Monthly Report with respect to the preceding Collection Period in electronic form, which shall include a monthly data tape reflecting the fields set forth under the heading “Monthly Customer Payment History Tape” in Exhibit O.

(b)                                 Monthly Compliance Certificate; Monthly Financial Statement.  No later than fifteen (15) Business Days after the end of each month after the Closing Date, an officer’s certificate of the Borrower and SmileDirect certifying to the Authorized Officer’s knowledge that no Amortization Event and no Event of Default under Sections 8.02(s), (t) or (u) has occurred, which certificate shall include (i) supporting financial calculations with respect thereto and (ii) copies of the internally prepared unaudited consolidated financial statements of Parent prepared in accordance with GAAP (other than the absence of footnotes and subject to year-end adjustments) accompanied by a certificate of the chief financial officer of Parent certifying that such copies are true and complete copies of the financial statements and that such information fairly presents, in all material respects, the consolidated financial condition of Parent as of the date thereof, which certificate shall be substantially in the form attached hereto as Exhibit L.

(c)                                  Quarterly Financial Statements.  As soon as available and in any event within forty-five (45) days after the end of each of the first three fiscal quarters of each fiscal year of Parent, copies of the consolidated financial statements of Parent prepared in accordance with GAAP accompanied by a certificate of the chief financial officer of Parent certifying that such copies are true and complete copies of the financial statements and that such information fairly presents, in all material respects, the consolidated financial condition of Parent as of the date thereof.

(d)                                 Annual Financial Statements; Compliance Certificate.  As soon as available and in any event within one hundred twenty (120) days after the end of each fiscal year of Parent, copies of the audited consolidated financial statements of Parent prepared in accordance with GAAP, accompanied by an auditor’s report, without (x) a “going concern” or like qualification or exception (other than related solely to (i) the occurrence of any upcoming maturity date hereunder occurring within one year from the date such report is delivered and/or (ii) any potential inability to satisfy any financial maintenance covenant on a future date or in a future period) or (y) a qualification as to the scope of the audit (excluding references regarding audits performed by other auditors as contemplated by AU Section 543, Part of Audit Performed by Other Independent Auditors (or any successor or similar standard under GAAP)), of Ernst & Young LLP or another public accounting firm approved by the Administrative Agent (such approval not to be unreasonably withheld, conditioned or delayed), any management letters prepared by said accountants and a certificate of the chief financial officer of Parent certifying that such copies are true and complete copies of the financial statements, auditor’s report and management letters and that such information fairly presents, in all material respects, the consolidated financial condition of Parent as of the date thereof.

(e)                                  Agreed Upon Procedures.  On or before June 30 of each year, commencing June 30, 2020, the Borrower will furnish to the Administrative Agent, which shall not be an expense of any Secured Party, a customary agreed upon procedures report from a professional services field examination firm of recognized national standing selected by the Borrower that is acceptable to the Required Lenders in their reasonable discretion, addressed to the Collateral Agent, the Administrative Agent and the Lenders, performing such procedures as the Required Lenders in their reasonable discretion may request.

(f)                                   Litigation.  As soon as practical and in any event within three (3) Business Days after a Responsible Officer of the Borrower has knowledge thereof, written notice of any litigation, investigation or proceeding against a Credit Party and/or the Collateral that would reasonably be expected to have a Material Adverse Effect.

(g)                                  Changes in Law.  If changes in any law, rule or regulation of the United States or any state or local jurisdiction become effective that would reasonably be expected to have a Material Adverse Effect on any Credit Party or any material portion of the Receivables, written notice thereof to the Collateral Agent and the Administrative Agent as soon as practical and in any event within three (3) Business Days after a Responsible Officer of the Borrower has knowledge thereof.

(h)                                 Financial Statements and Annual Compliance Audit of the Servicer.  Copies of all reports (including audited financial statements, SSAE 16 reports and annual compliance audit reports, as applicable) and other documents delivered to the Borrower by the Servicer pursuant to the Servicing Agreement no later than three (3) Business Days after the date such reports have been delivered to the Borrower pursuant to the terms of the Servicing Agreement.

(i)                                     Books and Records.  Upon request of the Administrative Agent (such request not to be made more than twice during any calendar year unless (i) an Event of Default, Servicer Termination Event or Amortization Event has occurred during such calendar year or (ii) such request is being made in connection with any litigation, investigation or proceeding, any internal compliance or credit review or any inquiry by any Regulatory Authority), copies of all books and records of the Borrower and the Servicer relating to the Receivables or other Collateral.

(j)                                    Know Your Customer Regulations.  All information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act and the Beneficial Ownership Regulation.

(k)                                 Credit and Collection Policies.  Within forty-five (45) days after the end of each fiscal quarter of each fiscal year of Parent, a copy of the Credit and Collection Policies to the extent they have been amended during such fiscal quarter.

(l)                                     Further Assurances.  Promptly, from time to time, such other information, documents, records or reports, to the extent in a Credit Party’s possession or otherwise readily available to a Credit Party without undue burden or expense, respecting the Collateral or the condition or operations, financial or otherwise, of the Borrower or any other Credit Party as the Collateral Agent or the Administrative Agent may from time to time reasonably request.

Section 7.03                             Negative Covenants of the Borrower.  From the date hereof until the Final Payout Date, the Borrower shall not, without the prior written consent of the Required Lenders (or all Lenders in the case of a Fundamental Amendment):

(a)                                 Sales, Liens, Etc.  Except as otherwise provided in this Agreement and the Servicing Agreement, sell, assign (by operation of law or otherwise) or otherwise dispose of (including, without limitation, any effective transfer or other disposition as a result of a division of the Borrower or the Servicer), or create or suffer to exist any valid Lien (other than a Permitted Lien) upon or with respect to, any Receivable or other Collateral, or any interest therein, or any account to which any Collections of or payments on any Receivables or other Collateral are sent, or any right to receive income or proceeds from or in respect of any of the foregoing.

(b)                                 Extension; Termination; Waiver; Amendment and Other Modification.  Except as expressly permitted in accordance with the terms of the Transaction Documents and as may be required by Applicable Law: (i) extend, terminate, waive, amend or otherwise modify the terms of any Receivable, (ii) terminate, waive, amend or otherwise modify the terms of or exercise any consent or approval rights under any Transaction Document to which it is a party (other than with the Required Lenders’ consent, or, in the case of any Fundamental Amendment, with the consent of all Lenders), (iii) terminate the appointment of the Servicer under the Servicing Agreement or (iv) take or consent to (or permit the Servicer to take or consent to) any other action that materially impairs the rights of Borrower or any Secured Party to the Collateral or modify, in a manner adverse in any material respect to any Secured Party, the right of such Secured Party to demand or receive payment under any of the Transaction Documents.

(c)                                  Change in Business.  Make any change in the character of its business.

(d)                                 Consolidation, Mergers, etc.  To the fullest extent permitted by law, dissolve, liquidate, divide into, merge into, or consolidate with, one or more corporations or other entities, or, except as otherwise expressly permitted by the Transaction Documents, be a party to any transaction involving the transfer (including, without limitation, any effective transfer or other disposition as a result of a division of the Borrower) of any portion of its assets, revenues or properties to or with any corporation or other Person.

(e)                                  Servicer Limitations.  The Borrower shall not permit, and shall not permit the Servicer to permit, any Receivables to be serviced by any servicer other than the Servicer or pursuant to any servicing agreement other than the Servicing Agreement; provided, however, that this clause (e) shall not prohibit (i) the Collateral Agent from transferring servicing of any Receivable to a Successor Primary Servicer pursuant to the Back-Up Servicing Agreement as contemplated hereby, or (ii) the Servicer from delegating its servicing responsibilities to a sub-servicer, subject to the terms and conditions of the Servicing Agreement.

(f)                                   Payment Instructions.  Change, or permit any Originator, the Seller or the Servicer to change, payment instructions to any Obligor other than in accordance with the Servicing Agreement, this Agreement and/or the other Transaction Documents.

(g)                                  ERISA.  Become a Benefit Plan Investor.

(h)                                 Borrower’s Legal Status.  The Borrower shall not change its name, type of organization, jurisdiction of organization or legal structure.

(i)                                     Borrower’s Business.  The Borrower shall not, (i) Guarantee any obligation of any Person, including any Affiliate; (ii) own assets or engage, directly or indirectly, in any business other than the ownership of the assets contemplated by, and actions required or permitted to be performed under, the Transaction Documents; (iii) incur, create or assume any Indebtedness not arising under or expressly permitted by this Agreement or any other Transaction Document; (iv) make or permit to remain outstanding any loan or advance to, or own or acquire any stock or securities of, any Person, except that the Borrower may acquire Receivables, may invest in those investments permitted under the Transaction Documents and may make any advance required or expressly permitted to be made pursuant to any provision of the Transaction Documents and permit the same to remain outstanding in accordance with such provisions; (v) to the fullest extent permitted by law, engage in any dissolution, division, liquidation, consolidation, merger, asset sale or transfer of ownership interests other than sales of Receivables, to the extent permitted under Section 7.03(d), other transfers and sales expressly permitted by the Transaction Documents, investing in Permitted Investments pursuant to this Agreement and the other Transaction Documents and such other activities as are expressly permitted under this Agreement and the other Transaction Documents; or (vi) form, acquire or hold any subsidiary (whether corporate, partnership, limited liability company or other).

(j)                                    No Dividends or Distributions.  The Borrower will not make (i) any dividend or other distribution, direct or indirect, on account of the beneficial interests or any other Equity Interests of the Borrower now or hereafter outstanding, or (ii) any redemption, retirement, purchase or other acquisition for value, direct or indirect, of the beneficial interests or any other Equity Interests of the Borrower now or hereafter outstanding; provided, however, that this Section 7.03(j) shall not prohibit (i) dividends or distributions from funds released to the Borrower pursuant to Section 3.03(a) or after the Final Payout Date, (ii) any Permitted Release, (iii) sales, purchases or reassignments, as applicable, of Receivables pursuant to Section 6.03 or otherwise as permitted by the Transaction Documents or (iv) dividends or distributions made from the proceeds of any Advance or Release to the extent that after giving effect thereto no Unmatured Amortization Event, Amortization Event, Unmatured Event of Default, Event of

Default, Servicer Termination Event or Unmatured Servicer Termination Event has occurred and is continuing.

(k)                                 Netting of Servicing Compensation.  The Borrower shall not permit, and shall not permit the Servicer to permit, the netting against any Collections of Servicing Compensation for any Collection Period in excess of the Senior Servicing Compensation for such Collection Period.

ARTICLE VIII

AMORTIZATION EVENTS; EVENTS OF DEFAULT;
REMEDIES; SET-OFF

Section 8.01                             Amortization Events.  The following events shall be “Amortization Events” hereunder:

(a)                                 VantageScore.  (i) the One-Month Average VantageScore is below 620 or (ii) the Three-Month Average VantageScore is below 625.

(b)                                 Facility Usage.  For at least three (3) consecutive Business Days after the end of the Ramp-Up Period, the Loan Amount is less than 25.00% of the Program Limit as of any date of determination.

(c)                                  Performance Triggers.  (i) The Charge-Off Ratio shall exceed 25.00%, (ii) the Latest Vintage Pool Charged-Off Percentage shall exceed 27.50% or (iii) the Collections Ratio is less than 4.50%.

(d)                                 Event of Default.  The occurrence of an Event of Default.

Upon the occurrence and during the continuation of an Amortization Event, the Lenders shall no longer be obligated to fund Advances hereunder and all amounts outstanding hereunder shall begin to amortize as set forth in Section 3.03(b) without any notice or action on the part of the Administrative Agent or any Lender.

Section 8.02                             Events of Default.  The following events shall be “Events of Default” hereunder:

(a)                                 Non-Payment.  Any Credit Party shall fail to pay in full in immediately available funds (i) all interest, fees and other charges and obligations (other than any Loan Amount) when due and payable under the Transaction Documents, which failure remains unremedied  in excess of two (2) Business Days, (ii) any payment or deposit of principal of the Loan Amount required to be made by it under the Transaction Documents (including any prepayment pursuant to Section 2.03) when due or (iii) on the Final Maturity Date, the Loan Amount, together with all other Obligations (other than contingent amounts not then due) and other amounts then owing by the Credit Parties under the Transaction Documents, unless, in the case of each of the foregoing clauses (ii) and (iii), the Borrower (A) notifies the Administrative Agent on the date such payment or deposit is due that the failure to make such payment or deposit was caused solely by an error or omission of an administrative or operational nature on the part of the transmitting financial institution, (B) demonstrates to the reasonable satisfaction of the Administrative Agent that funds were available to Borrower to enable it to make such payment or deposit when due and (C) makes such payment or deposit within one (1) Business Day after the date such payment or deposit was due.

(b)                                 Breach of Representations.  Any representation or warranty made or deemed to be made by any Credit Party under this Agreement or any other Transaction Document to which it is a party or in any other certificate, written information or report delivered pursuant hereto or thereto shall prove to have been false or incorrect in any material respect when made, unless such breach, if able to be remedied, has been remedied within ten (10) Business Days after a Responsible Officer of any Credit Party first obtains knowledge or receives written notice thereof; provided, however, that no Event of Default shall arise under this clause (b) in respect of any breach of a representation or warranty regarding a Receivable under Section 6.01(m) or 6.02 if the Borrower timely complies with its obligations in respect thereof under Section 6.03.

(c)                                  Breach of Certain Covenants.  The Borrower or any other Credit Party, as applicable, shall fail to perform or observe any term, covenant or agreement contained in Section 7.01(b), (f), (g), (k) or in Section 7.03.

(d)                                 Other Breaches Under the Transaction Documents.  Any Credit Party shall fail to perform or observe any other term, covenant or agreement contained in this Agreement or any other Transaction Document to which it is a party, and such failure (solely to the extent capable of being remedied) shall remain unremedied for ten (10) Business Days after a Responsible Officer of any Credit Party first receives written notice or obtains knowledge thereof.

(e)                                  Event of Bankruptcy.  An Event of Bankruptcy shall have occurred with respect to any SmileDirect Entity (excluding Affiliates of Parent which are both (x) organized outside of the United States and (y) not Credit Parties).

(f)                                   Tax; ERISA.  (i) The Internal Revenue Service shall file notice of a lien securing obligations in excess of $1,000,000 pursuant to Section 6321 of the Code with regard to any of the assets of any Credit Party, (ii) the Pension Benefit Guaranty Corporation shall, or shall indicate its intention to, file notice of a lien securing obligations in excess of $1,000,000 pursuant to Section 4068 of ERISA, or a contribution failure occurs sufficient to give rise to a lien securing obligations in excess of $1,000,000 pursuant to Section 303(k) of ERISA or Section 430(k) of the Code, with regard to any of the assets of any Credit Party, and in each case, such lien shall not have been released within ten (10) Business Days, or (iii) an ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect.

(g)                                  Adverse Claims.  The Collateral Agent shall fail to have a valid, perfected first priority Lien (subject to Permitted Liens) on any material portion of the Collateral, for the benefit of the Secured Parties.

(h)                                 Change of Control.  A Change of Control shall occur.

(i)                                     Borrowing Base Deficiency.  A Borrowing Base Deficiency shall occur and shall remain unremedied for two (2) Business Days after a Responsible Officer of any Credit Party first obtains knowledge or receives written notice thereof.

(j)                                    Material Adverse Change.  The occurrence of any event which has resulted in a Material Adverse Change.

(k)                                 Judgments.  (i) One or more judgments for the payment of money shall be rendered against the Borrower or (ii) one or more final and non-appealable judgments for the payment of money in an aggregate amount in excess of $3,000,000 (excluding any judgments to the extent covered by insurance or subject to third-party indemnification and promptly paid) shall be rendered against any other Credit Party and remain unpaid and unstayed for a period of sixty (60) days.

(l)                                     Regulatory Event.  The occurrence of a Regulatory Event.

(m)                             Performance Triggers.  (i) the Charge-Off Ratio shall exceed 35.00%, (ii) the Latest Vintage Pool Charged-Off Percentage shall exceed 35.00% or (iii) the Collections Ratio is less than 2.50%.

(n)                                 Interest Reserve Account.  The amount on deposit in the Interest Reserve Account is less than the Required Interest Reserve Amount and such deficit remains uncured for three (3) Business Days.

(o)                                 Credit and Collection Policies.  The Credit and Collection Policies shall have been modified, other than with respect to Permitted Policy Modifications, without the prior written approval of the Administrative Agent.

(p)                                 Investment Company.  The Borrower shall be required to register as an “investment company,” or shall be controlled by an entity required to be registered as an “investment company” under the Investment Company Act.

(q)                                 Unenforceable.  Any material provision of this Agreement or any other Transaction Document shall cease to be in full force and effect (other than in accordance with its terms) or the Borrower, the Servicer, the Seller or Parent shall so state in writing.

(r)                                    Cross Default.  (i) Any SmileDirect Entity or any of their respective Subsidiaries, individually or in the aggregate, shall fail to pay any principal of or premium or interest on any of its Indebtedness (excluding Capital Lease Obligations) that is outstanding in a principal amount of at least $50,000,000 in the aggregate when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement, mortgage, indenture or instrument relating to such Indebtedness (whether or not such failure shall have been waived under the related agreement) or (ii) any such Indebtedness (as referred to in clause (i) of this paragraph) shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), redeemed, purchased or defeased, or an offer to repay, redeem, purchase or defease such Indebtedness shall be required to be made or the commitment of any lender thereunder terminated, in each case before the stated maturity thereof; provided, however, that none of the following shall constitute an Event of Default under clause (r)(ii) above:  (A) secured Indebtedness becoming due as a result of the voluntary sale or transfer of, or any casualty, condemnation or similar event with respect to, the property or assets securing such Indebtedness, (B) mandatory prepayment requirements arising from the receipt of net cash proceeds from debt, dispositions (including casualty losses, governmental takings and other involuntary dispositions), equity issuances or excess cash flow or (C) any voluntary prepayment, redemption or other satisfaction of debt that becomes mandatory in accordance with the terms of such debt solely as the result of the delivery of a prepayment, redemption or similar notice with respect to such prepayment, redemption or other satisfaction.

(s)                                   Tangible Net Worth.  As of the last day of any calendar month, the Tangible Net Worth of Parent, its Consolidated Subsidiaries and, without duplication, the Originators, shall be less than $150,000,000.

(t)                                    Liquidity.  As of the last day of any calendar month, as determined as of such date in accordance with GAAP, the amount of unencumbered Cash and Cash Equivalents of Parent, its Consolidated Subsidiaries and, without duplication, the Originators, shall be less than the greater of (i) $75,000,000 and (ii) an amount equal to 5% of the total assets of Parent, its Consolidated Subsidiaries and, without duplication, the Originators.

(u)                                 Leverage Ratio.  As of the last day of any calendar month, the Leverage Ratio of Parent, its Consolidated Subsidiaries and, without duplication, the Originators shall exceed 4:1.

(v)                                 Servicer Termination Event.  The occurrence of a Servicer Termination Event, other than any Servicer Termination Event (x) solely related to the performance or non-performance of the Sub-Servicer if cured by the Servicer within ten (10) Business Days following the Servicer obtaining knowledge or receiving written notice thereof or (y) solely related to the financial condition of the Sub-Servicer.

Section 8.03                             Remedies upon an Event of Default.

(a)                                 Optional Acceleration.  Upon the occurrence of an Event of Default (other than an Event of Default described in Section 8.02(e) with respect to any SmileDirect Entity), the Collateral Agent may, with the prior written consent of, and shall, at the direction of, the Required Lenders, by written notice to a Responsible Officer of the Borrower, declare that the Final Maturity Date has occurred and upon any such declaration, the date of such notice shall be deemed to be the Final Maturity Date and the Loan Amount shall be immediately due and payable, together with all accrued interest thereon and all other Obligations, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

(b)                                 Automatic Acceleration.  Upon the occurrence of an Event of Default described in Section 8.02(e) with respect to any SmileDirect Entity, the Final Maturity Date shall occur automatically upon the date of such occurrence and the unpaid Loan Amount shall automatically become due and payable, together with all accrued interest thereon and all other Obligations, without presentment, demand, protest or notice of any kind, all of which are hereby waived by the Borrower.

(c)                                  Additional Remedies.  Following any acceleration of the unpaid Loan Amount pursuant to this Section 8.03, the Collateral Agent, with the prior written consent of or at the direction of the Required Lenders, shall have, in addition to all other rights and remedies under this Agreement or otherwise, all other rights and remedies provided under the UCC of each applicable jurisdiction and other Applicable Laws to a secured party, which rights shall be cumulative, including, without limitation, the right to foreclose upon the Collateral and sell all or any portion thereof at public or private sale (and the Borrower agrees that, to the extent that notice of such sale is required, written notice ten (10) days prior to such sale shall be adequate and reasonable notice for all purposes).

(d)                                 Disposition of Collateral.  Upon the occurrence and during the continuation of an Event of Default, subject to any applicable cure period, and if the Collateral Agent (at the direction of the Required Lenders) exercises its foreclosure rights with respect to the Collateral, the Borrower agrees to deliver, or cause the delivery of, each item of Collateral to the Collateral Agent on demand. Without limiting the generality of the foregoing, the Borrower agrees that, upon the occurrence and during the continuation of an Event of Default, if the Collateral Agent (at the direction of the Required Lenders) exercises its foreclosure rights with respect to the Collateral, the Collateral Agent shall have the right, subject to the mandatory requirements of Applicable Law, to sell or otherwise dispose of all or any part of the Collateral at a public or private sale, for cash, upon credit or for future delivery, as the Collateral Agent (at the direction of the Required Lenders) shall deem appropriate. Any purchaser that has purchased any Collateral pursuant to any such sale shall hold the property sold absolutely free from any claim or right on the part of the Borrower, and the Borrower hereby waives (to the extent permitted by law) all rights of redemption, stay and appraisal which the Borrower now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted.

(e)                                  Sale of Collateral.  The Collateral Agent shall give a Responsible Officer of the Seller ten (10) days’ prior written notice (which the Borrower and the Seller agree is reasonable notice within the meaning of Section 9-611 of the UCC or its equivalent in other jurisdictions) of the Administrative Agent’s intention to sell any Collateral pursuant to clause (d) of this Section 8.03. Such notice, in the case of a public sale, shall state the time and place for such sale and, in the case of a sale at a broker’s board or on a securities exchange, shall state the board or exchange at which such sale is to be made and the day on which the Collateral, or portion thereof, will first be offered for sale at such board or exchange. Any such public sale shall be held at such time or times within ordinary business hours and at such place or places as the Collateral Agent may fix and state in the notice (if any) of such sale. At any such sale, the Collateral, or portion thereof, to be sold may be sold in one lot as an entirety or in separate portions thereof, as the Required Lenders may direct the Collateral Agent. The Collateral Agent shall not be obligated to make any sale of any Collateral if it shall determine (at the Required Lenders’ direction) not to do so, regardless of the fact that notice of sale of such Collateral shall have been given. The Collateral Agent may, without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for sale, and such sale may, without further notice, be made at the time and place to which the same was so adjourned. In case any sale of all or any part of the Collateral is made on credit or for future delivery, the Collateral so sold may be retained by the Collateral Agent until the sale price is paid by the purchaser or purchasers thereof, but the Collateral Agent shall not incur any liability in case any such purchaser or purchasers shall fail to take up and pay for the Collateral so sold and, in case of any such failure, such Collateral may be sold again upon like notice. At any public (or, to the extent permitted by law, private) sale made pursuant to this Agreement, the Collateral Agent may bid for or purchase, free (to the extent permitted by Applicable Law) from any right of redemption, stay, valuation or appraisal on the part of the Borrower and the Seller (all said rights being also hereby waived and released to the extent permitted by Applicable Law), the Collateral or any part thereof offered for sale and may make payment on account thereof by using any claim then due and payable to such Person from the Borrower or the Seller as a credit against the purchase price, and such Person may, upon compliance with the terms of sale, hold, retain and dispose of such property without further accountability to the Borrower or the Seller therefor. For purposes hereof, a written agreement to purchase the Collateral or any portion thereof shall be treated as a sale thereof; the Collateral Agent shall be free to carry out such sale pursuant to such agreement and after a sale of the Collateral, the Borrower shall not be entitled to the return of the Collateral or any portion thereof subject thereto, notwithstanding the fact that after the Collateral Agent shall have entered into such an agreement all Events of Default shall have been remedied and the Obligations paid in full; provided, that Collateral Agent shall apply such proceeds in accordance with Section 3.03(b) and after all Secured Obligations have been paid in full, any Collateral and any funds remaining from the sale of the Collateral shall be released to the Borrower or its designees and control over and ownership of such Collateral and any such funds shall revert to the Borrower. As an alternative to exercising the power of sale herein conferred upon it, the Collateral Agent may proceed by a suit or suits at law or in equity to foreclose this Agreement and to sell the Collateral or any portion thereof pursuant to a judgment or decree of a court or courts having competent jurisdiction or pursuant to a proceeding by a court appointed receiver. Any sale pursuant to the provisions of this Section 8.03(e) shall be deemed to conform to the commercially reasonable standards as provided in Section 9-610(b) of the UCC or its equivalent in other jurisdictions. The Collateral Agent shall select an offer to purchase at the Required Lenders’ direction, who shall not be obligated to direct any sale of Collateral.

(f)                                   Setoff.  Upon the occurrence and during the continuance of an Event of Default, regardless of the other means of obtaining payment of any of the obligations of the Borrower hereunder or under any other Transaction Document, each of the Lenders and any other Secured Party is hereby authorized at any time and from time to time, without prior notice (but with notice promptly thereafter) to the Borrower (any such prior notice being expressly waived by the Borrower) and to the fullest extent permitted by law, to set off and apply deposits (other than those held in an agency or fiduciary capacity or otherwise for the benefit of a third party) and other sums against the obligations of the Borrower due under this Agreement and the other Transaction Documents, whether or not such Lender or the other Secured Parties shall have made any demand under this Agreement or the other Transaction Documents. No Credit Party shall be entitled to exercise any right of setoff with respect to amounts owed by it to any Lender or any other Secured Party under this Agreement or any other Transaction Document.  If any Lender or other Secured Party, directly or through an Affiliate, obtains any payment of any Obligation of the Borrower (other than pursuant to Section 3.03), such Lender or Secured Party shall turn over such payments to the Collateral Agent for deposit into the Collection Account and application in accordance with Section 3.03.  For the avoidance of doubt, and notwithstanding anything herein to the contrary, Servicer and/or Sub-Servicer may exercise rights of setoff expressly permitted under the Servicing Agreement and/or the Service Provider Agreement (as defined in the Servicing Agreement), as applicable.

Section 8.04                             Equity Cure Right.

In the event that an Event of Default would otherwise arise in respect of any financial covenant set forth in Section 8.02(s), Section 8.02(t) or Section 8.02(u), until the expiration of the fifth (5th) Business Day after the date on which financial statements are required to be delivered with respect to the applicable calendar month hereunder, the Parent shall have the right to issue Equity Interests for cash or otherwise receive cash contributions to the capital of the Parent, contribute the proceeds thereof to SmileDirect and apply the amount of the proceeds thereof to determine compliance with the financial covenants referenced above with respect to the applicable calendar month (and thereafter as necessary) (the “Cure Right”); provided that (a) such proceeds are actually received by SmileDirect no later than five (5) Business Days after the date on which financial statements are required to be delivered with respect to such calendar month hereunder, (b) no amounts in excess of the amounts necessary to cure the Event(s) of Default that would otherwise have arisen shall be permitted to be taken into account for purposes of determining compliance with the applicable financial covenant(s), but nothing in this Section 8.04 limits the right of any Credit Party to receive a contribution of additional cash that does not conflict with any other provision of the Transaction Documents; (c) the Cure Right shall not be exercised more than four (4) times during the term of this Agreement; and (d) the aggregate amount of all Cure Right proceeds during the term of this Agreement shall not exceed $50,000,000.  Notwithstanding any provision of this Agreement to the contrary, if, after giving effect to the foregoing, there shall be no non-compliance with Section 8.02(s), Section 8.02(t) or Section 8.02(u) for the applicable calendar month, no Event of Default shall be deemed to have arisen under such Sections as of the relevant date of determination, with the same effect as though there had been no failure to comply on such date, and the applicable Event of Default that otherwise would have occurred shall be deemed cured for purposes of this Agreement.

ARTICLE IX

ASSIGNMENT OF LENDERS’ INTERESTS

Section 9.01                             Assignments.  (a) This Agreement and each Lender’s rights and obligations herein (including the Advances) shall be assignable, in whole or in part, by such Lender and its successors and permitted assigns, provided that any such successors and assigns have obtained the written consent of the Administrative Agent and the Borrower (not to be unreasonably withheld, conditioned or delayed) prior to any such assignment unless such assignment is to a Lender or an Affiliate of a Lender; provided, however, that (i) no such assignment shall be for less than the lesser of $5,000,000 and the assigning Lender’s Percentage of the Loan Amount, (ii) no consent of the Administrative Agent or the Borrower or limitation set forth in clause (i) above, in any case, shall apply or be required for any assignment by a Conduit Lender to (A) its related Committed Lender or its Related Parties or (B) a Permitted

Conduit Lender, (iii) such assignment shall be of a uniform, and not a varying, percentage of all of the assigning Lender’s rights and obligations in respect of the Loan Amount and Commitment hereunder and (iv) no consent of the Borrower shall be required if any Event of Default or Amortization Event has occurred and is continuing.  Each assignor may, subject to the restrictions set forth in this Section 9.01(a) and Section 12.14, in connection with a prospective assignment (other than to a Disqualified Institution), disclose to the applicable prospective assignee any information relating to the Credit Parties or the Collateral furnished to such assignor by or on behalf of the Credit Parties, the Collateral Agent, the Administrative Agent or another Lender.  Unless the prospective assignee is a Lender or an Affiliate of a Lender or a Permitted Conduit Lender, the assigning Lender shall cause the prospective assignee to enter into a confidentiality agreement substantially the same in applicable substance as Section 12.13 of this Agreement or otherwise reasonably acceptable to the Borrower and to which the Borrower or an Affiliate thereof is a party or with respect to which the Borrower or an Affiliate thereof is a third-party beneficiary.

(b)                                 The Borrower may not assign its rights or, except as otherwise expressly provided herein, delegate its obligations hereunder or any interest herein without the prior written consent of the Lenders.

(c)                                  Without limiting any other rights that may be available under Applicable Law, the rights of any Lender may be enforced through it or by its agents and no Lender shall be responsible or liable for the actions of such agents selected with due care.

(d)                                 Each Lender may, without the consent of any Person, sell participations to one or more banks or other entities other than Ineligible Institutions (each, a “Participant”) in all or a portion of its rights and obligations hereunder (including the outstanding Advances); provided that following the sale of a participation under this Agreement (i) the obligations of such Lender shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the Borrower shall continue to deal solely and directly with the Administrative Agent or such Lender, as appropriate, in connection with such Lender’s rights and obligations under this Agreement and (iv) such Participant will not be entitled to receive any payment under Sections 2.06, 4.02 or 10.01, in excess of the payments such Lender would have been entitled to receive absent such participation or in excess of the payments demanded generally by such Participant from other similarly situated borrowers under similar circumstances.  A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.06 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.06(f) as though it were a Lender (it being understood that the documentation required under Section 2.06(f) shall be delivered to the participating Lender).

(e)                                  The following provisions shall apply to Disqualified Institutions, notwithstanding any provision of this Agreement or any other Transaction Document to the contrary:

(i)                                     No assignment or participation shall be made to any Person that was a Disqualified Institution as of the date (the “Trade Date”) on which the assigning or participating Lender entered into a binding agreement to sell and assign or grant a participation in all or a portion of its rights and obligations under this Agreement to such Person (unless the Borrower has consented to such assignment or participation in writing in its sole and absolute discretion, in which case such Person will not be considered a Disqualified Institution for the purpose of such assignment or participation).  For the avoidance of doubt, with respect to any assignee or participant that becomes a Disqualified Institution after the applicable Trade Date (including as a result of the delivery of a notice pursuant to, and/or the expiration of the notice period referred to in, the definition of “Disqualified Institution”), such assignee or participant shall not retroactively be disqualified from becoming a Lender or Participant.  Any assignment or participation in violation of this clause (i) shall not be void, but the other provisions of this clause (e) shall apply.

(ii)                                  If any assignment or participation is made to any Disqualified Institution without the Borrower’s prior written consent in violation of clause (i) above, or if any Person becomes a Disqualified Institution after the applicable Trade Date, the Borrower may, at its sole expense and effort, upon notice to the applicable Disqualified Institution and the Administrative Agent, require such Disqualified Institution to assign, without recourse (in accordance with and subject to the restrictions contained in this Section 9.01), all of its interest, rights and obligations under this Agreement to one or more Persons (other than an Ineligible Institution) at the lesser of (x) the principal amount thereof and (y) the amount that such Disqualified Institution paid to acquire such interests, rights and obligations, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder.

(iii)                               Notwithstanding anything to the contrary contained in this Agreement, (A) Disqualified Institutions to whom an assignment or participation is made in violation of clause (i) above will not have the right to (x) receive information, reports or other materials provided to Lenders by the Borrower, the Administrative Agent or any other Lender, (y) attend or participate in meetings attended by the Lenders (or any of them) and the Administrative Agent, or (z) access any electronic site established for the Lenders or confidential communications from counsel to or financial advisors of the Administrative Agent or the Lenders and (B) for purposes of any consent to any amendment, waiver or modification of, or any action under, and for the purpose of any direction to the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) under this Agreement or any other Transaction Document, each Disqualified Institution will be deemed to have consented in the same proportion as the Lenders that are not Disqualified Institutions consented to such matter.

(iv)                              The Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Institutions.  Without limiting the generality of the foregoing, the Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Institution or (y) have any liability with respect to or arising out of any assignment or participation of Advances, or disclosure of confidential information, by any other Person to any Disqualified Institution.

(f)                                   The Collateral Agent, acting solely for this purpose as an agent of the Borrower, shall maintain a register (the “Register”) on which it will record the name and address of each Lender (including any assignees), the principal amounts (and stated interest) owing to each Lender under this Agreement, and any other information necessary to ensure that the Advances are maintained “in registered form” within the meaning of Treasury regulations section 5f.103-1(c). The entries in the Register will be conclusive absent demonstrable error, and the Borrower, the Collateral Agent, the Administrative Agent and the Lenders will treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Collateral Agent shall update the Register promptly upon receiving written notice from any Lender of an assignment of such Lender’s interests hereunder, and no such assignment shall be effective until reflected in the Register. The Register shall be available for inspection by the Borrower, the Administrative Agent and each Lender, at any reasonable time and from time to time upon reasonable prior notice.

(g)                                  In the event that any Lender sells a participation of its rights and obligations hereunder, such Lender shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register (the “Participant Register”) on which it will record the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in such rights and obligations, and any other information necessary to ensure that the Advances are maintained “in registered form” within the meaning of Treasury regulations section 5f.103-1(c). The entries in the Participant Register will be conclusive absent demonstrable error, and such Lender will treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement. Such Lender shall update the Participant Register promptly upon a sale of a participation of such Lender’s rights and obligations hereunder, and no such sale of a participation shall be effective until reflected in the Participant Register. Such Lender will not have any obligation to disclose all or any portion of the Participant Register to any Person except (i) that it will notify the Borrower of such participation, and (ii) to the extent that such disclosure is necessary to establish that the Advances are maintained “in registered form” within the meaning of Treasury regulations section 5f.103-1(c). For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

Section 9.02                             Rights of Assignee.  Upon the assignment by any Lender in accordance with Section 9.01, the assignee receiving such assignment shall have all of the rights of such Lender with respect to the Transaction Documents and the Collateral (or such portion thereof as has been assigned), and all of the obligations of such Lender, including without limitation, under Sections 2.06, 9.01(d) and 12.13.

Section 9.03                             Evidence of Assignment.  Any assignment of any Lender’s rights and obligations hereunder, and the Advances (or any portion thereof) to any Person may be evidenced by an Assignment and Acceptance or such other instrument(s) or document(s) as may be satisfactory to the assigning Lender, the Borrower (solely to the extent the Borrower’s consent to such assignment is required under Section 9.01(a)) and the assignee.

Section 9.04                             Pledge; Federal Reserve.  Notwithstanding any other provision of this Agreement to the contrary, any Lender may at any time pledge or grant a security interest in all or any portion of its rights (including, without limitation, any interest it has in any Advances and any rights to payment on such Advances or interest thereon) under this Agreement to secure obligations of such Lender or an Affiliate of such Lender to (a) a Federal Reserve Bank or (b) a collateral trustee appointed by any Conduit Lender or by its related Committed Lender on behalf of such Conduit Lender to comply with Rule 3a-7 under the Investment Company Act, in each case, without notice to or consent of the Borrower or any other party hereto; provided, that no such pledge or grant of a security interest shall release such Lender from any of its obligations hereunder, or substitute any such pledgee or grantee for such Lender as a party hereto.

Section 9.05                             Patriot Act.  Each Lender that is subject to the requirements of the Patriot Act hereby notifies each Credit Party that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies such Credit Party, which information includes the name and address of such Credit Party and other information that will allow such Lender to identify such Credit Party in accordance with the Patriot Act.

ARTICLE X

INDEMNIFICATION

Section 10.01                      Indemnities.

(a)                                 Indemnity by Borrower.  Without limiting any other rights that any such Person may have hereunder or under Applicable Law (including, without limitation, the right to recover damages for breach of contract), the Borrower hereby agrees to indemnify the Collateral Agent, Administrative Agent, the Back-Up Servicer each Lender, each other Secured Party, their Affiliates, and all successors and permitted transferees, participants and assigns and all officers, directors, stockholders, members, employees, advisors, representatives and agents of any of the foregoing (each an “Indemnified Party”) from and against any and all reasonable and documented damages, losses, claims, liabilities and related costs and expenses, including reasonable and documented attorneys’ fees and disbursements of one primary firm of counsel for all Indemnified Parties, and, if necessary, one local firm of counsel in each relevant jurisdiction and special counsel and, in the event of any actual or potential conflict of interest, one additional firm of counsel for each Lender subject to such conflict (all of the foregoing being collectively referred to as “Indemnified Amounts”) awarded against or incurred by any of them arising out of or relating to the Transaction Documents (including any failure of the Borrower to enforce its rights under the Transaction Documents and the obligations of the other parties under the Transaction Documents) or the use of proceeds of the Advances or in respect of any Receivable; excluding, however, (v) Indemnified Taxes, (w) any Taxes (other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim), (x) Indemnified Amounts resulting from a dispute solely among Lenders so long as such dispute does not (i) involve a claim against the Administrative Agent or the Collateral Agent and (ii) arise as a result of any action, inaction, representation or misrepresentation of, or information provided, or that was failed to be provided, by or on behalf of, any SmileDirect Entity or the Sub-Servicer, (y) Indemnified Amounts resulting from a dispute solely among one or more of the Administrative Agent, the Collateral Agent and/or the Lenders so long as (i) such dispute does not arise as a result of any action, inaction, representation or misrepresentation of, or information provided, or that was failed to be provided, by or on behalf of, any SmileDirect Entity or the Sub-Servicer and

(ii) a court of competent jurisdiction has determined by a final and non-appealable judgment that the Indemnified Amounts have resulted directly and solely from the gross negligence or willful misconduct of the Administrative Agent or the Collateral Agent and (z) Indemnified Amounts to the extent determined by a final and non-appealable judgment of a court of competent jurisdiction to have resulted directly and solely from the bad faith, gross negligence, willful misconduct or material breach in bad faith of the express obligations under this Agreement on the part of such Indemnified Party.  Notwithstanding the foregoing, each Indemnified Party shall promptly repay to the Borrower any and all amounts previously paid by the Borrower pursuant to the foregoing indemnification provisions to the extent such Indemnified Party is found by a final, non-appealable judgment of a court of competent jurisdiction not to be entitled to indemnification hereunder as contemplated by the immediately preceding sentence.

Any amounts subject to the indemnification provisions of this Section 10.01(a) shall be paid by the Borrower to the related Indemnified Party on the Settlement Date that is at least five (5) Business Days immediately following demand therefor accompanied by reasonable supporting documentation and calculations in reasonable detail with respect to such amounts.  An Indemnified Party need not demand payment from the Seller pursuant to the Purchase Agreement prior to seeking indemnification pursuant to this clause (a), nor shall any demand against the Seller provide a defense for the Borrower against payment hereunder except to the extent all such Indemnified Amounts have been satisfied in full.

(b)                                 Settlements.  No Indemnifying Party shall, without the prior written consent of all Indemnified Parties that are party thereto (which consent shall not be unreasonably withheld, conditioned or delayed), settle or compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding for which indemnification may be sought hereunder (a “Proceeding”), unless such settlement, compromise or consent includes an unconditional release of all such Indemnified Parties from all liability arising out of such claim, action or proceeding, and which settlement in each case must not include any admission of fault or liability adverse to any Indemnified Party other than the payment of money damages by the Indemnifying Party.  Each Indemnified Party who is not directly a party to this Agreement is an express third party beneficiary of this Agreement.

(c)                                  Notice.  In case any Proceeding is instituted involving any Indemnified Party for which indemnification is to be sought hereunder by such Indemnified Party, then such Indemnified Party will endeavor to notify the Indemnifying Party reasonably promptly following such Indemnified Party’s (x) receipt of actual knowledge of the commencement of any such Proceeding and (y) good faith determination that indemnification pursuant to this Agreement will be sought by such Indemnified Party; provided, however, that (i) the failure to so notify the Indemnifying Party will not relieve the Indemnifying Party from any liability that it may have to such Indemnified Parties pursuant to this Section 10.01 or from any liability that it may have to such Indemnified Parties other than pursuant to this Section 10.01, except to the extent that the Indemnifying Party’s rights and defense of such matter are materially and adversely prejudiced by such failure and (ii) no such notice shall be required to be delivered to the extent that such Indemnified Party believes reasonably and in good faith that such notice is not permitted by any applicable law, rule, regulation, court order, directive from any governmental authority or contractual obligation.

ARTICLE XI

[RESERVED]

ARTICLE XII

MISCELLANEOUS

Section 12.01                      Amendments, Etc.  Except as otherwise contemplated in this Section or elsewhere in this Agreement (including in Sections 4.02 and 4.04 hereof), no amendment or waiver of any provision of this Agreement or termination hereof nor any consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be in writing and signed by each of the Borrower, the Required Lenders, the Collateral Agent and the Administrative Agent.  Notwithstanding the foregoing, no Fundamental Amendment to this Agreement or any other Transaction Document shall in any event be effective unless the same shall be in writing and signed by each of the Borrower, each Lender directly affected thereby, the Collateral Agent and the Administrative Agent. No amendment of any provision of any Transaction Document shall require any Lender to make an Advance hereunder or modify its Percentage of the Program Limit without such Lender’s prior written consent.  Any amendment which directly affects the rights, duties, immunities or liabilities of the Trustee shall require the Trustee’s prior written consent.  The Borrower and the Administrative Agent may without the consent of the Required Lenders (or any of the Lenders) amend this Agreement and/or the other Transaction Documents to cure any ambiguity, omission, defect or inconsistency.

Section 12.02                      Notices, Etc.  All notices and other communications provided for hereunder shall, unless otherwise stated herein, be in writing (including communication by facsimile copy or e-mail) and mailed, delivered by nationally recognized overnight courier service, transmitted or delivered by hand, as to each party hereto, at its address set forth on Schedule 12.02 hereto (or with respect to Lenders after the Closing Date, as set forth in the Assignment and Acceptance (or such other instrument(s) or document(s) delivered pursuant to Section 9.03) or any amendment or supplement hereto so long as a copy thereof shall have been provided to the Borrower contemporaneously with, or promptly after, the execution thereof) or at such other address as shall be designated by such party in a written notice to the other parties hereto.  Each such notice, request or other communication shall be effective (i) if given by facsimile, when such facsimile is transmitted to the specified facsimile number, (ii) if given by e-mail, when sent to the specified e-mail address and an appropriate confirmation is received, (iii) if given by mail, five (5) Business Days after being deposited in the United States mails, first class postage prepaid (except that notices and communications by mail pursuant to Article I or notices of Events of Default, Unmatured Events of Default, Amortization Events and Servicer Termination Events shall not be effective until received), (iv) if given by nationally recognized courier guaranteeing overnight delivery, the Business Day following such day after such communication is delivered to such courier or (v) if by hand delivery, when delivered at the address specified pursuant to this Section 12.02; provided, that, (A) if such notice is delivered pursuant to clause (i) or clause (ii) other than during the normal business hours of the recipient, then such notice shall not be effective prior to the open of business of the recipient on the next succeeding Business Day, and (B) if such notice is delivered pursuant to clauses (iii) through (v), such notice to the applicable Credit Party shall only be effective if delivered to a Responsible Officer of the applicable Credit Party. Notwithstanding the foregoing, with respect to any Transaction Document, any recipient may upon reasonable prior written notice to each other party hereto designate what it deems to be appropriate confirmation (which appropriate confirmation must be commercially reasonable) and that notification by e-mail to it shall not be effective without such confirmation.

Section 12.03                      No Waiver; Remedies.  No failure on the part of the Borrower, any Lender, any Affected Party, any Indemnified Party, the Collateral Agent or the Administrative Agent to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof (unless waived in writing); nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

Section 12.04                      Binding Effect; Survival.  This Agreement shall be binding upon and inure to the benefit of the Borrower, the other Credit Parties, the Collateral Agent, the Administrative Agent and the Lenders, and their respective successors and permitted assigns, and the provisions of Section 4.02, Section 4.03, and Article X shall inure to the benefit of the Affected Parties and the Indemnified Parties, respectively, and their respective successors and permitted assigns; provided, however, nothing in the foregoing shall be deemed to authorize any assignment not permitted by Section 9.01. This Agreement shall create and constitute the continuing obligations of the parties hereto in accordance with its terms, and shall remain in full force and effect until the Final Payout Date. With the exception of Article I, Article II (other than Sections 2.03 and 2.06), Article III, Article IV (other than Section 4.02 and 4.03), Article V, Article VI, Article VII, Article VIII and Article IX, the provisions of this Agreement shall survive the Final Payout Date.

Section 12.05                      Deliveries Due on Non-Business Days. If any document, statement, notice, report or payment shall be due under this Agreement or any other Transaction Document on a day that is not a Business Day, the date of required delivery or payment shall automatically be extended to the next succeeding Business Day, notwithstanding any provision hereof or any other Transaction Document to the contrary.

Section 12.06                      Costs and Expenses. In addition to its obligations under Article X, the Borrower agrees to pay within five (5) Business Days of demand therefor accompanied by invoices in reasonable detail and reasonable supporting documentation: all reasonable and documented out-of-pocket costs and expenses incurred by the Collateral Agent, the Administrative Agent, any Lender and their Affiliates in connection with the negotiation, preparation, execution and delivery of, this Agreement, and any amendment or waiver to, or enforcement with respect to, this Agreement and the other Transaction Documents, including (i) the reasonable and documented attorneys’ fees and disbursements of one primary firm of counsel for all such Persons, and, if necessary, one local firm of counsel in each relevant jurisdiction and special counsel and, in the event of any actual or potential conflict of interest, one additional firm of counsel for each Lender subject to such conflict, incurred in connection with any of the foregoing or in advising such Persons as to their respective rights and remedies under any of the Transaction Documents, (ii) all reasonable and documented out-of-pocket expenses (including reasonable and documented fees and expenses of independent accountants), incurred in connection with any review of the Borrower’s books and records pursuant to and in accordance with the terms of this Agreement, including pursuant to Section 7.01(c), subject to the limits set forth in Section 7.01(c), (iii) documented out-of-pocket expenses incurred in enforcing indemnification rights under the Transaction Documents and (iv) documented out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of the Advances hereunder (it being understood that, in the case of each of the foregoing clauses (ii), (iii) and (iv), attorneys’ fees and disbursements reimbursable thereunder shall be subject to the same limitations as apply under clause (i) above).

Section 12.07                      Captions and Cross References. The various captions (including, without limitation, the table of contents) in this Agreement are provided solely for convenience of reference and shall not affect the meaning or interpretation of any provision of this Agreement. Unless otherwise indicated, references in this Agreement to any Section, Appendix, Schedule or Exhibit are to such Section of or Appendix, Schedule or Exhibit to this Agreement, as the case may be, and references in any Section, subsection, or clause to any subsection, clause or subclause are to such subsection, clause or subclause of such Section, subsection or clause.

Section 12.08                      Integration. This Agreement and the other Transaction Documents, contain a final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire understanding among the parties hereto with respect to the subject matter hereof, superseding all prior oral or written understandings.

Section 12.09                      Governing Law. THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS, INCLUDING THE RIGHTS AND DUTIES OF THE PARTIES HERETO, AND ANY CLAIM, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW BUT OTHERWISE WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES), EXCEPT, AS TO ANY TRANSACTION DOCUMENT, AS EXPRESSLY SET FORTH THEREIN AND EXCEPT TO THE EXTENT THAT THE CREATION, PERFECTION OR PRIORITY OF THE INTERESTS OF THE SECURED PARTIES IN THE COLLATERAL IS GOVERNED BY THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF NEW YORK.

Section 12.10                      Waiver Of Jury Trial; Submission to Jurisdiction. EACH OF THE PARTIES HERETO HEREBY EXPRESSLY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS AGREEMENT, ANY OTHER TRANSACTION DOCUMENT OR ANY AMENDMENT, INSTRUMENT OR DOCUMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH OR ARISING FROM ANY BANKING OR OTHER RELATIONSHIP EXISTING IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST THE COLLATERAL AGENT, THE ADMINISTRATIVE AGENT, ANY LENDER OR ANY INDEMNIFIED PARTY IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY, AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.

EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT IN ANY COURT REFERRED TO IN THE PREVIOUS PARAGRAPH. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 12.02. Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by Applicable Law.

Section 12.11                      Execution in Counterparts; Severability. This Agreement may be executed in any number of counterparts and by the different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement. In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

Section 12.12                      No Insolvency; No Recourse Against Other Parties. (a) The obligations of each Lender, the Administrative Agent, the Collateral Agent, the Borrower, the Seller, the Servicer and any other party hereto under any Transaction Document are solely the corporate, limited liability company, trust or partnership obligations of such Person, and no recourse shall be had for such obligations against any Affiliate, director, officer, member, manager, partner, beneficiary, trustee, employee, attorney or agent of any such Person.

(b)  Notwithstanding anything in this Agreement or any other Transaction Document to the contrary, no Conduit Lender shall have any obligation to pay any amount required to be paid by it hereunder or thereunder in excess of any amount available to such Conduit Lender after paying or making provision for the payment of its Commercial Paper Notes, provided that in the event that such Conduit Lender does not pay such amount, such Conduit Lender’s related Committed Lender shall be obligated (without any extension of time) to pay such amount strictly in accordance with the terms of the Transaction Documents. All payment obligations of any Conduit Lender hereunder are contingent upon the availability of funds in excess of the amounts necessary to pay its Commercial Paper Notes; and each of the Credit Parties and the Secured Parties agrees that they shall not have a claim against a Conduit Lender under Section 101(5) of the Bankruptcy Code if and to the extent that any such payment obligation exceeds the amount available to any Conduit Lender to pay such amounts after paying or making provision for the payment of its Commercial Paper Notes. Any amount which such Conduit Lender does not pay pursuant to the operation of the preceding sentence shall not constitute a claim (as defined in §101 of the Bankruptcy Code) against or obligation of such Conduit Lender for any such insufficiency.

(c) Notwithstanding any prior termination of this Agreement, each of the parties hereto hereby agrees that it shall not institute against, or join any other person in instituting against, any Conduit Lender any insolvency proceeding, for one year and a day after the latest maturing Commercial Paper Note or other debt security issued by such Conduit Lender is paid. Each of the parties hereto agrees, for the benefit of the holders of the privately or publicly placed indebtedness for borrowed money of each such Conduit Lender, not, prior to the date which is one (1) year and one (1) day after the payment in full of all privately or publicly placed indebtedness for borrowed money of such Conduit Lender outstanding, to acquiesce, petition or otherwise, directly or indirectly, invoke, or cause any such Conduit Lender to invoke, the process of any court or any other Regulatory Authority for the purpose of (i) commencing, or sustaining, a case against such Conduit Lender under any federal or state bankruptcy, insolvency or similar law (including the Bankruptcy Code), (ii) appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official of such Conduit Lender, or any substantial part of its property, or (iii) ordering the winding up or liquidation of the affairs of such Conduit Lender.

Section 12.13                      Confidentiality. (a) Each of the Collateral Agent, the Administrative Agent and the Lenders agree to maintain the confidentiality of the Confidential Information, except that Confidential Information may be disclosed (a) to its Affiliates and to its Related Parties on a need-to-know basis solely in connection with their performance of the Transaction Documents (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Confidential Information and instructed to keep such Confidential Information confidential); (b) to the extent required or requested by any Regulatory Authority purporting to have jurisdiction over such Person or its Related Parties, provided that any disclosure under this clause (b) shall be limited to the portion of the Confidential Information as may be required or requested by such Regulatory Authority; (c) to the extent required by Applicable Laws or by any subpoena or similar legal process, provided that any disclosure under this clause (c) shall be limited to the portion of the Confidential

Information as may be required or requested under Applicable Law; (d) to any other party hereto; (e) in connection with the exercise of any remedies in accordance with the terms of this Agreement or under any other Transaction Document or any action or proceeding relating to this Agreement or any other Transaction Document or the enforcement of rights hereunder or thereunder; (f) if the recipient is a qualified assignee or participant pursuant to Article IX (that, in each case, is not a Disqualified Institution), subject to an agreement containing provisions substantially the same as those of this Section 12.14 (and to which the Borrower and SmileDirect shall each be an express third party beneficiary), to (i) any permitted assignee of or Participant in, or any prospective permitted assignee of or Participant in, any of its rights and obligations under this Agreement for use solely in connection with the Transaction Documents and transactions contemplated thereby, or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other similar transaction under which payments are to be made to such party by reference to the Borrower and its obligations, this Agreement or payments hereunder; (g) on a confidential basis to any Rating Agency in connection with rating the Borrower or its Indebtedness or the Transactions; (h) with the written consent of the Borrower; (i) to the extent such Confidential Information (x) becomes publicly available other than as a result of a breach of this Section 12.13, or (y) becomes available to the Collateral Agent, the Administrative Agent, any Lender or any of their respective Affiliates on a nonconfidential basis from a source, that is not actually known to be bound by a confidentiality obligation in favor of any of the Credit Parties, other than the Borrower, any other Credit Party, any SmileDirect Entity and any of their respective Affiliates or Related Parties; or (j) equity provider or sponsor of any Conduit Lender or to any nationally recognized statistical rating organization (within the meaning of the Securities Exchange Act of 1934, as amended) either (i) in compliance with Rule 17g-5 thereunder (or any similar rule or regulation in any relevant jurisdiction) or (ii) in connection with the rating or reaffirmation of the rating of the Commercial Paper Notes of a Conduit Lender. It is understood and agreed that the Collateral Agent, the Administrative Agent and the Lenders shall be responsible for the breach by their respective Affiliates and Related Parties of the confidentiality obligations set forth herein.

(b)                                 The Borrower agrees that it shall not (and shall ensure that Parent and Parent’s controlled Affiliates and Related Parties shall not) disclose to any Person or entity the specific pricing and/or fees, advance rate or eligibility criteria set forth on Exhibit H provided by any Lender and Affiliates of any Lender or the amount or terms of any fees or other amounts payable to any Lender or any Affiliate of any Lender in connection with the Transaction, other than on an aggregate basis in any financial statements, financial information and financial computations and calculations (collectively, the “Product Information”), except

(i)                                     to its and its Affiliates’ employees, officers, directors, advisors, representatives, accountants, legal counsel and agents (collectively, the “Borrower Representatives”),

(ii)                                  to the extent any Credit Party or any Affiliate or their counsel thereof reasonably deems necessary in order to comply with any requirement of Applicable Law or any Regulatory Authority,

(iii)                               to any nationally recognized statistical rating organization for the purpose of assisting in the negotiation, completion, administration and evaluation of the

Transaction or in compliance with Rule 17g-5 under the Exchange Act (or to any other rating agency in compliance with any similar rule or regulation in any relevant jurisdiction),

(iv)                              to its and its Affiliates’ regulators,

(v)                                 to the Collateral Agent and/or the Administrative Agent,

(vi)                              to any potential acquirer, subject to customary confidentiality arrangements that include terms which are substantially similar to the applicable terms of this Section 12.13, or

(vii)                           with the prior written consent of such Lender.

“Product Information” shall not include, however, information that is or becomes available as a result of disclosure by a Lender or an Affiliate of a Lender or that is or becomes a matter of general public knowledge or that has heretofore been or is hereafter published in any source generally available to the public other than as a result of a disclosure by the Borrower or Parent (or Parent’s controlled Affiliates or Related Parties) in violation of this Section 12.13.  The Borrower will be responsible for any failure of any Borrower Representative to comply with the provisions of this Section 12.13.

(c)                                  Each party hereto agrees not to use the name of any other party hereto in any press release or marketing materials without the prior written consent of such other party; provided that the foregoing shall not apply to any documents that any party reasonably determines are required by Applicable Law to include such other party’s name and to be filed with the SEC or any other Regulatory Authority so long as the disclosing party has, to the extent reasonably practicable, given such other party the opportunity to review the form and content of such proposed filing in advance.

(d)                                 The parties hereto shall also adhere to the following requirements regarding the confidentiality and security of Obligor Information and Contract Files:

(i)                                     Definitions:

(1)                                 “Obligor Information” means (i) information that meets the definition of non-public personally identifiable information as defined in Title V of the Gramm-Leach-Bliley Act of 1999 and implementing regulations and (ii) any other sensitive or any personally identifiable information or records in any form (oral, written, graphic, electronic, machine-readable, or otherwise) relating to an Obligor, including, but not limited to: an Obligor’s name, address, telephone number, social security number, driver’s license or other government identifier, and biometric information; the fact that the Obligor has a relationship with the Servicer, the Borrower or any of their respective Affiliates; and any other data of or regarding an Obligor, the use, access or protection of which is regulated under any Privacy Requirement.

(2)                                 “Information Security Program” means written policies and procedures adopted and maintained (i) to ensure the security and confidentiality of Obligor Information; (ii) to protect against any anticipated threats or hazards to the security or integrity of the Obligor Information; (iii) to protect against unauthorized access to or use of the Obligor Information that could result in substantial harm or inconvenience to any Obligor, (iv) to ensure the proper disposal of such Obligor Information and (v) that fully comply with the applicable provisions of the Privacy Requirements.

(3)                                 “Privacy Requirements” means (i) Title V of the Gramm-Leach- Bliley Act, 15 U.S.C. 6801 et seq.; (ii) federal regulations implementing such act and codified at 12 CFR Parts 40, 216 and 332 and 16 C.F.R. Part 313; (iii) Interagency Guidelines Establishing Standards For Safeguarding Customer Information and codified at 12 C.F.R. Parts 30, 168, 208, 211, 225, 263, 308 and 364, and 16 C.F.R. Part 314; and (iv) other applicable federal, state and local laws, rules, regulations, and orders relating to the privacy and security of Obligor Information.

(ii)                                  Access to Obligor Information.  Notwithstanding anything to the contrary contained herein, the Borrower shall have no obligation to provide the Collateral Agent, the Administrative Agent or any Lender with Obligor Information, nor shall the Collateral Agent, the Administrative Agent nor any Affiliate thereof, request to receive any such Obligor Information; provided, however, if any Lender, the Collateral Agent or the Administrative Agent affirmatively elects in writing to receive Obligor Information for Receivables, prior to any delivery of Obligor Information, such Lender, the Collateral Agent or Administrative Agent shall provide to the Borrower evidence reasonably acceptable to the Borrower that such party has an Information Security Program reasonably acceptable to the Borrower and each such Lender, the Collateral Agent and the Administrative Agent shall maintain such information in accordance with Applicable Law.

(iii)                               Unauthorized Access to Obligor Information.  In the event the Borrower, the Collateral Agent, the Administrative Agent or any Lender knows or reasonably believes that it has received access to Obligor Information without having so requested such access, the Borrower, the Collateral Agent, the Administrative Agent or such Lender, as applicable, shall promptly return any such Obligor Information and take reasonable precautions to maintain and safeguard the confidentiality of such Obligor Information while in the possession of the Borrower, the Collateral Agent, the Administrative Agent or such Lender, as applicable, and prior to its return.

Section 12.14                      Limitation of Liability.  No claim may be made by any party hereto, any of their respective Affiliates, or any other Person against any party hereto or its Affiliates, directors, officers, employees, attorneys or agents for any special, indirect, consequential or punitive damages in respect of any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement, or any act, omission or event occurring in connection therewith; and each party hereto hereby waives, releases, and agrees not to sue upon any claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

Section 12.15                      No Advisory or Fiduciary Responsibility.  The Borrower acknowledges and agrees that: (i) the Transaction is an arm’s-length commercial transaction between the Credit Parties, on the one hand, and the Lenders, on the other hand, and the Borrower is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the Transaction; (ii) in connection with the Transaction each Lender is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary of the Borrower, any other Credit Party or any of their respective Affiliates; (iii) no Lender has assumed or will assume an advisory, agency or fiduciary responsibility in favor of the Borrower, any other Credit Party or any of their respective Affiliates with respect to the Transaction or the process leading thereto (irrespective of whether such Lender has advised or is currently advising any Credit Party on other matters) and no Lender has any obligation to the Borrower, any other Credit Party or any of their respective Affiliates with respect to the Transaction except the obligations expressly set forth in the Transaction Documents; (iv) each Lender and its Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Credit Parties and their Affiliates and such Lender has no obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (v) no Lender has provided any legal, accounting, regulatory or tax advice with respect to the Transaction and the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it deemed appropriate. Each of the Borrower and each other Credit Party hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against any Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with the transactions contemplated by the Transaction Documents.

Section 12.16                      Acknowledgement and Consent to Bail-In of EEA Financial Institutions.  Notwithstanding anything to the contrary in any Transaction Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Transaction Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)                                 the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)                                 the effects of any Bail-In Action on any such liability, including, if applicable:

(i)                                     a reduction in full or in part or cancellation of any such liability;

(ii)                                  a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Transaction Document; or

(iii)                               the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.

Each Lender confirms, as of the Closing Date (or, if later, the date upon which such Lender becomes a party to this Agreement) that, unless notified otherwise in writing by such Lender to the Administrative Agent and the Borrower, such Lender is not an EEA Financial Institution.

Section 12.17                      Third Party Beneficiary.  The parties hereto acknowledge and agree that Wilmington Trust, National Association, as Trustee, is an intended third party beneficiary of this Agreement with respect to Section 3.03 and Section 12.01.

ARTICLE XIII

THE COLLATERAL AGENT

Section 13.01                      Appointment.  JPMorgan Chase Bank N.A. (“JPM”) is hereby appointed by the other parties hereto as the Collateral Agent, and accepts such appointment.

Section 13.02                      Limitation of Liability.  Notwithstanding anything contained herein to the contrary, this Agreement has been executed by JPM not in its individual capacity, but solely as the Collateral Agent, and in no event shall JPM have any liability for the representations, warranties, covenants, agreements or other obligations of the other parties hereto or in any of the certificates, notices or agreements delivered pursuant hereto, as to all of which recourse shall be had solely to the assets of the party responsible therefor.

Section 13.03                      Certain Matters Affecting the Collateral Agent.  Notwithstanding anything herein to the contrary, the parties hereto agree with respect to JPM, in its capacity as the Collateral Agent, that:

(a)                                 It undertakes to perform such duties and only such duties as are specifically set forth in this Agreement and each of the other Transaction Documents to which it is a party.  It shall not have any duties or responsibilities except those expressly set forth in this Agreement and each of the other Transaction Documents to which it is a party, nor shall it have any fiduciary obligation to any party thereto.  No implied covenant or obligation shall be read into this Agreement or any of the other Transaction Documents against it.  Without limiting the foregoing, following the occurrence of an Event of Default (which has not been cured or waived), the Collateral Agent shall exercise the rights and powers vested in the Collateral Agent and as specifically directed by the Administrative Agent and/or Required Lenders, as applicable, pursuant to this Agreement and each of the other Transaction Documents to which it is a party.

(b)                                 It shall not be liable for any error of judgment made reasonably and in good faith by one or more of its officers, unless it shall be conclusively determined by the final judgment of a court of competent jurisdiction not subject to appeal or review that it was grossly negligent in ascertaining the pertinent facts or acted with willful misconduct.

(c)                                  It, or its officers, directors, employees or agents, shall not be liable with respect to any action taken or omitted to be taken by it reasonably and in good faith in accordance with any direction given or certificate or other document delivered to it under this Agreement.  It may in good faith conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon any certificates or opinions furnished to it which conform to the requirements of this Agreement.

(d)                                 None of the provisions of this Agreement shall require it to expend or risk its own funds or otherwise to incur any liability, financial or otherwise, in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers if it shall have reasonable grounds for believing that repayment of such funds or indemnity satisfactory to it against such risk or liability is not assured to it.

(e)                                  It may conclusively rely and shall be fully protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, approval or other paper or document reasonably and in good faith believed by it to be genuine and to have been signed or presented by the proper party or parties.

(f)                                   Whenever in the administration of the provisions of this Agreement it shall deem it necessary or desirable that a matter be proved or established prior to taking or suffering any action to be taken hereunder, such matter may, in the absence of willful misconduct, gross negligence or bad faith on its part, be deemed to be conclusively proved and established by a certificate delivered to it hereunder and such certificate, in the absence of gross negligence, willful misconduct or bad faith on its part, shall be full warrant to it for any action taken, suffered or omitted by it under the provisions of this Agreement.

(g)                                  It may consult with counsel and the advice or any opinion of counsel selected by it reasonably and in good faith shall be full and complete authorization and protection in respect of any action taken or omitted by it hereunder reasonably, in good faith and in accordance with such advice or opinion of counsel.

(h)                                 It shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, entitlement order, approval or other paper or document.

(i)                                     Except as provided expressly hereunder or under the other Transaction Documents to which it is party, it shall have no obligation to invest and reinvest any cash held in any of the accounts hereunder in the absence of a timely and specific written investment direction (which may include standing instructions) pursuant to the terms of this Agreement.  In no event shall it be liable for the selection of investments or for investment losses incurred thereon.  It shall have no liability in respect of losses incurred as a result of the liquidation of any investment prior to its stated maturity or the failure of another party to timely provide a written investment direction pursuant to the terms of this Agreement or under the other Transaction Documents to which it is party.

(j)                                    It may execute any of the trusts or powers hereunder or perform any duties hereunder either directly or by or through agents, attorneys, custodians or nominees appointed with due care, and shall not be responsible for any willful misconduct or negligence on the part of any agent, attorney, custodian or nominee so appointed, except as expressly provided in Section 12.13.

(k)                                 Any corporation or entity into which it may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which it shall be a party, or any corporation or entity succeeding to its business shall be its successor hereunder without the execution or filing of any paper with any party hereto or any further act on the part of any of the parties hereto except where an instrument of transfer or assignment is required by law to effect such succession, anything herein to the contrary notwithstanding.

(l)                                     In no event shall it be liable for special, indirect or consequential loss or damage of any kind whatsoever (including, but not limited to, lost profits), even if it has been advised of the likelihood of such loss or damage and regardless of the form of action.

(m)                             In no event shall it be liable for any failure or delay in the performance of its obligations under this Agreement or any related documents because of circumstances beyond its control, including, but not limited to, a failure, termination, or suspension of a clearing house, securities depositary, settlement system or central payment system in any applicable part of the world or acts of God, flood, war (whether declared or undeclared), civil or military disturbances or hostilities, nuclear or natural catastrophes, political unrest, explosion, severe weather or accident, earthquake, terrorism, fire, riot, labor disturbances, strikes or work stoppages for any reason, embargo, government action (other than such action applicable as a result of its own creditworthiness or regulatory status), including any laws, ordinances, regulations or the like (whether domestic, federal, state, county or municipal or foreign) which delay, restrict or prohibit the providing of the services contemplated by this Agreement or any other Transaction Documents, or the unavailability of communications or computer facilities, the failure of equipment or interruption of communications or computer facilities, or the unavailability of the Federal Reserve Bank wire or other wire or communication facility, or any other causes beyond its control whether or not of the same class or kind as specified above.

(n)                                 The rights, privileges, protections, immunities and benefits given to it under this Agreement are extended to and shall be enforceable by JPM in each of its capacities hereunder and the other Transaction Documents (including but not limited to any future or successor capacities), and each agent, custodian, co-trustee and other Person employed by it to act hereunder.

(o)                                 The Collateral Agent shall not be charged with knowledge of any Event of Default unless a Responsible Officer of the Collateral Agent obtains actual knowledge of such event or a Responsible Officer of the Collateral Agent receives written notice of such event.

Section 13.04                      Indemnification.  The Borrower and the initial Servicer agree, jointly and severally, to reimburse and indemnify the Collateral Agent and its officers, directors, employees, representatives and agents from and against, and reimburse such Persons for any and all reasonable and documented claims, liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, injuries (to person, property, or natural resources), stamp or other similar taxes, reasonable and documented costs and expenses (including but not limited to reasonable and documented attorneys’ and agents’ fees and expenses of one primary firm of counsel for the Collateral Agent, and, if necessary, one local firm of counsel in each relevant jurisdiction and special counsel and, in the event of any actual or potential conflict of interest, one additional firm of counsel for each applicable Person subject to such conflict or disbursements of any kind and nature whatsoever, regardless of the merit, which may be imposed on, incurred by or demanded, claimed or asserted against such Person in any way directly or indirectly relating to or arising out of this Agreement or any other document delivered in connection herewith or the transactions contemplated hereby, or the enforcement of any of the terms hereof or of any such other documents, including without limitation all reasonable and documented costs associated with claims for damages to persons or property, and reasonable and documented attorneys’ and consultants’ fees and expenses and court costs, provided, that neither the Borrower nor the initial Servicer shall be liable for any of the foregoing to the extent arising from (v) Indemnified Taxes, (w) any Taxes (other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim), (x) indemnified amounts resulting from a dispute solely among Lenders so long as such dispute does not (i) involve a claim against the Collateral Agent and (ii) arise as a result of any action, inaction, representation or misrepresentation of, or information provided, or that was failed to be provided, by or on behalf of, any SmileDirect Entity or the Sub-Servicer, (y) Indemnified Amounts resulting from a dispute solely among one or more of the Administrative Agent, the Collateral Agent and/or the Lenders so long as (i) such dispute does not arise as a result of any action, inaction, representation or misrepresentation of, or information provided, or that was failed to be provided, by or on behalf of, any SmileDirect Entity or the Sub-Servicer and (ii) a court of competent jurisdiction has determined by a final and non-appealable judgment that the Indemnified Amounts have resulted directly and solely from the gross negligence or willful misconduct of the Collateral Agent and (z) indemnified amounts to the extent determined by a final and non-appealable judgment of a court of competent jurisdiction to have resulted directly and solely from the bad faith, gross negligence, willful misconduct or material breach in bad faith of the express obligations under this Agreement on the part of the Collateral Agent. The provisions of this Section 13.04 shall survive the termination of this Agreement or any related agreement or the earlier of the resignation or removal of the Collateral Agent. Notwithstanding the foregoing, the Collateral Agent and any other Person indemnified pursuant to this Section 13.04 shall promptly repay to the Borrower and/or the Servicer any and all amounts previously paid by the Borrower and/or the Servicer, as applicable, pursuant to the foregoing indemnification provisions to the extent such Person is found by a final, non-appealable judgment of a court of competent jurisdiction not to be entitled to indemnification hereunder as contemplated by the immediately preceding sentence.  No Indemnifying Party shall, without the prior written consent of all of the foregoing indemnified persons that are party thereto (which consent shall not be unreasonably withheld, conditioned or delayed), settle or compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding for which indemnification may be sought hereunder, unless such settlement, compromise or consent includes an unconditional release of all such indemnified persons from all liability arising out of such claim, action or proceeding, and which settlement in each case must not include any admission of fault or liability adverse to any such indemnified person other than the payment of money damages by the Indemnifying Party.  No

Indemnifying Party shall be liable for any settlement of any such claim, action or proceeding effectuated without its consent (which consent shall not be unreasonably withheld, conditioned or delayed).  Each such indemnified person who is not directly a party to this Agreement is an express third party beneficiary of this Agreement.  In case any such claim, action or proceeding is instituted involving any such indemnified person for which indemnification is to be sought hereunder by such indemnified person, then such indemnified person will promptly notify the Indemnifying Party of the commencement of any such claim, action or proceeding; provided, however, that the failure to so notify the Indemnifying Party will not relieve the Indemnifying Party from any liability that it may have to such indemnified persons pursuant to this Section 13.04 or from any liability that it may have to such indemnified persons other than pursuant to this Section 13.04, except to the extent that the Indemnifying Party is materially prejudiced by such failure.

Section 13.05                      Successors.  The Collateral Agent may resign at any time by giving at least thirty (30) days’ prior written notice thereof to the other parties hereto; provided, that no such resignation shall become effective until a successor to such Person has been appointed hereunder.  The Collateral Agent may be removed at any time for cause by written notice received by such Person from the Administrative Agent or the Required Lenders. Upon any such resignation or removal, the Administrative Agent (with the consent of the Required Lenders) shall have the right to appoint a successor Collateral Agent. If no successor shall have been so appointed and shall have accepted such appointment within thirty (30) days after the exiting Person’s giving notice of resignation or receipt of notice of removal, then the exiting Person may petition a court of competent jurisdiction to appoint a successor to such Person. Notwithstanding the foregoing, any successor Collateral Agent shall comply with the requirements of Section 26(a)(1) of the Investment Company Act and otherwise comply with the requirements of Section 3(a)(7)(a)(4) of the Rules promulgated under the Investment Company Act. Upon the acceptance of any appointment as the Collateral Agent hereunder by a successor, such successor shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the exiting Collateral Agent, and the exiting Person shall be discharged from its duties and obligations hereunder; provided, however, that the exiting Collateral Agent shall, at the Borrower’s expense, promptly execute and deliver all further instruments and documents, and to take all further actions, that may be necessary or desirable, or that the Administrative Agent or the successor Collateral Agent may reasonably request, to perfect, protect or more fully evidence the security interest granted to the successor Collateral Agent pursuant to this Agreement or any other Transaction Document. After any exiting Collateral Agent’s resignation hereunder, the provisions of this Article XIII shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Collateral Agent hereunder.

Section 13.06                      Duties of the Collateral Agent.  Notwithstanding anything in this Agreement to the contrary, the Collateral Agent shall not have any duty or responsibility in respect of (i) any recording, filing, or depositing of this Agreement or any other agreement or instrument, monitoring or filing any financing statement or continuation statement evidencing a security interest, the maintenance of any such recording, filing or depositing or to any re-recording, re-filing or re-depositing of any thereof, or otherwise monitoring the perfection, continuation or perfection or the sufficiency or validity of any security interest in or related to any lien or collateral. The Collateral Agent shall be deemed to have exercised reasonable care in the custody and preservation of any Collateral in its possession if such Collateral is accorded treatment substantially equal to that which the Collateral Agent accords its own property.

ARTICLE XIV

THE ADMINISTRATIVE AGENT

Section 14.01                      Authorization and Action.  Each Lender hereby irrevocably appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and, to the extent applicable, the other Transaction Documents as are delegated to the Administrative Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto, subject to the terms hereof. The Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein or in the other Transaction Documents, or any fiduciary relationship with any Secured Party, and no implied covenants, functions, responsibilities, duties or obligations or liabilities on the part of the Administrative Agent shall be read into this Agreement or any other Transaction Document to which the Administrative Agent is a party (if any) as duties on its part to be performed or observed. The Administrative Agent shall not have or be construed to have any other duties or responsibilities in respect of this Agreement and the transactions contemplated hereby. As to any matters not expressly provided for by this Agreement or the other Transaction Documents, the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the written instructions of the Required Lenders; provided that the Administrative Agent shall not be required to take any action which exposes the Administrative Agent, in its judgment, to personal liability or which is contrary to this Agreement, the other Transaction Documents or Applicable Law, or would be, in its judgment, contrary to its duties hereunder, under any other Transaction Document or under Applicable Law. Each Lender agrees that in any instance in which the Transaction Documents provide that the Administrative Agent’s consent may not be unreasonably withheld, provide for the exercise of the Administrative Agent’s reasonable discretion, or provide to a similar effect, it shall not in its instructions (or, by refusing to provide instruction) to the Administrative Agent withhold its consent or exercise its discretion in an unreasonable manner.

Section 14.02                      Delegation of Duties.  The Administrative Agent may execute any of its duties under this Agreement and each other Transaction Document by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with due care.

Section 14.03                      Agent’s Reliance, Etc.  (a) Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement or any of the other Transaction Documents, except for its or their own bad faith, gross negligence or willful misconduct. Without limiting the generality of the foregoing, the Administrative Agent: (i) may consult with legal counsel (including, without limitation, counsel for the Credit Parties or any of their Affiliates) and independent public accountants and other experts selected by it with due care and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (ii) makes no warranty or representation to any Secured Party or any other Person and shall not be responsible to any Secured Party or any Person for any statements, warranties or representations (whether written or oral) made in or in connection with this Agreement or the other Transaction Documents by any other Person; (iii) shall not have any duty to monitor, ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement, the other Transaction Documents or any related documents on the part of the Borrower or any other Person or to inspect the property (including the books and records) of the Credit Parties; (iv) shall not be responsible to any Secured Party or any other Person for the due execution (other than by it), legality, validity, enforceability, genuineness, sufficiency or value of any Collateral, this Agreement, the other Transaction Documents or any other instrument or document furnished pursuant hereto or thereto or for the validity, perfection, priority or enforceability of the Liens on the Collateral; and (v) shall incur no liability under or in respect of this Agreement or any other Transaction Document by relying on, acting upon (or by refraining from action in reliance on) any notice, consent, certificate, instruction or waiver, report, statement, opinion, direction or other instrument or writing (which may be delivered by email if acceptable to it) reasonably and in good faith believed by it to be genuine and reasonably and in good faith believed by it to be signed or sent by the proper party or parties. The Administrative Agent shall not have any liability to any Credit Party, the Collateral Agent or any Lender or any other Person for any Credit Party’s, the Collateral Agent’s or any Lender’s, as the case may be, performance of, or failure to perform, any of their respective obligations and duties under this Agreement or any other Transaction Document.

(b)                                 The Administrative Agent shall be entitled to assume the due authority of any signatory and genuineness of any signature appearing on any instrument or document it may receive. The Administrative Agent shall not be liable for any action taken in good faith and reasonably believed by it to be within the powers conferred upon it, or taken by it pursuant to any direction or instruction by which it is governed, or omitted to be taken by it by reason of the lack of direction or instruction required hereby for such action (including without limitation for refusing to exercise discretion or for withholding its consent in the absence of its receipt of, or resulting from a failure, delay or refusal on the part of the Required Lenders to provide, written instruction to exercise such discretion or grant such consent from the Required Lenders, as applicable). The Administrative Agent shall not be liable for any error of judgment made reasonably and in good faith unless it shall be proven by a court of competent jurisdiction that the Administrative Agent was grossly negligent in ascertaining the relevant facts. Nothing herein or in any Transaction Documents shall obligate the Administrative Agent to advance, expend or risk its own funds, or to take any action which in its reasonable judgment may cause it to incur any expense or financial or other liability for which it is not adequately indemnified. The Administrative Agent shall not be liable for any indirect, special or consequential damages (included but not limited to lost profits) whatsoever, even if it has been informed of the likelihood thereof and regardless of the form of action. The Administrative Agent shall not be charged with knowledge or notice of any matter unless actually known to a responsible officer of the Administrative Agent, or unless and to the extent written notice of such matter is received by the Administrative Agent at its address in accordance with Section 12.02.  Any permissive grant of power to the Administrative Agent hereunder shall not be construed to be a duty to act.  The Administrative Agent shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, entitlement order, approval or other paper or document. The Administrative Agent shall not be liable for any error of judgment, or for any act done or step taken or omitted by it, reasonably and in good faith, or for any reasonable, good faith mistakes of fact or law, or for anything that it may do or refrain from doing in connection herewith except in the case of its willful misconduct, bad faith or grossly negligent performance or omission of its duties.

(c)                                  The Administrative Agent shall not be responsible or liable for delays or failures in performance resulting from acts beyond its control. Such acts shall include but not be limited to acts of God, strikes, lockouts, riots, acts of war, epidemics, governmental regulations imposed after the fact, fire, communication line failures, computer viruses, power failures, earthquakes or other disasters.

Section 14.04                      Indemnification.  Each of the Lenders (other than a Conduit Lender) agrees to indemnify and hold the Administrative Agent harmless (to the extent not reimbursed by or on behalf of the Credit Parties) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including, without limitation, attorneys’ fees and expenses) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Administrative Agent in any way relating to or arising out of this Agreement or any other Transaction Document or any action taken or omitted by the Administrative Agent under this Agreement or any other Transaction Document, in each case, to the extent that Borrower or any Credit Party is required to and does not indemnify the Administrative Agent pursuant to the Transaction Documents; provided that no Lender shall be liable to the Administrative Agent for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s gross negligence or willful misconduct. The rights of the Administrative Agent and obligations of the Lenders under or pursuant to this Section 14.04 shall survive the termination of this Agreement, and the earlier removal or resignation of the Administrative Agent hereunder.

Section 14.05                      Successor Administrative Agent.  The Administrative Agent may resign at any time by giving at least thirty (30) days’ prior written notice thereof to the other parties hereto; provided, that no such resignation shall become effective until a successor to such Person has been appointed hereunder.  Upon any such resignation or removal, the Required Lenders shall have the right to appoint a successor Administrative Agent. If no successor shall have been so appointed and shall have accepted such appointment within thirty (30) days after the exiting Administrative Agent’s giving notice of resignation or receipt of notice of removal, then the exiting Administrative Agent may petition a court of competent jurisdiction to appoint a successor to such Administrative Agent. Upon the acceptance of any appointment as the Administrative Agent hereunder by a successor, such successor shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the exiting Administrative Agent, and the exiting Administrative Agent shall be discharged from its duties and obligations hereunder. After any exiting Administrative Agent’s resignation hereunder, the provisions of this Article XIV shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Administrative Agent hereunder.

Section 14.06                      Administrative Agent’s Capacity as a Lender.  The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a

Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such Person and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any other Affiliate thereof as if it were not the Administrative Agent hereunder. In addition, the Lenders acknowledge that the Administrative Agent may act (i) as administrator, sponsor or agent for one or more Conduit Lenders and in such capacity act and may continue to act on behalf of each such Conduit Lender in connection with its business and (ii) as the agent for certain financial institutions under the liquidity and credit enhancement agreements relating to this Agreement to which any one or more Conduit Lenders is party and in various other capacities relating to the business of any such Conduit Lender under various agreements. The Administrative Agent, in its capacity as Administrative Agent, shall not, by virtue of its acting in any such other capacities, be deemed to have duties or responsibilities hereunder or be held to a standard of care in connection with the performance of its duties as Administrative Agent other than as expressly provided in this Agreement. The Administrative Agent may act as Administrative Agent without regard to and without additional duties or liabilities arising from its role as such administrator or agent or arising from its acting in any such other capacity. None of the provisions to this Agreement shall require the Administrative Agent to expend or risk its own funds or otherwise to incur any liability, financial or otherwise, in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers if it shall have reasonable grounds for believing that repayment of such funds or indemnity satisfactory to it against such risk or liability is not assured to it.

Section 14.07                      Delivery of Notices and Reports.  Promptly upon receipt thereof, the Administrative Agent shall distribute all notices and reports received by it pursuant to this Agreement to each Lender at the address for such Lender specified in the related Assignment and Acceptance.

Section 14.08                      Certain ERISA Matters.

(a)                                 Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Credit Party, that at least one of the following is and will be true:

(i)      such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Advances, the Commitments or this Agreement,

(ii)     the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of Advances, the Commitments and this Agreement,

(iii)    (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Advances, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Advances, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Advances, the Commitments and this Agreement, or

(iv)    such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)                                 In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Credit Party, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Advances, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Transaction  Document or any documents related hereto or thereto).

Section 14.09                      Trustee Limitation of Liability.  The parties hereto are put on notice and hereby acknowledge and agree that (a) this Agreement is executed and delivered by Wilmington Trust, National Association, not individually or personally but solely as Trustee of the Borrower, in the exercise of the powers and authority conferred and vested in it, (b) each of the representations, undertakings and agreements herein made on the part of the Trustee and the Borrower is made and intended not as personal representations, undertakings and agreements by Wilmington Trust, National Association, but is made and intended for the purpose of binding only the Borrower, (c) nothing herein contained shall be construed as creating any liability on Wilmington Trust, National Association, individually or personally, to perform any covenant either expressed or implied contained herein of the Trustee or the Borrower, all such liability, if any, being expressly waived by the parties hereto and by any Person claiming by, through or under the parties hereto, (d) Wilmington Trust, National Association has made no investigation as to the accuracy or completeness of any representations and warranties made by the Trustee or the Borrower in this Agreement and (e) under no circumstances shall Wilmington Trust, National Association be personally liable for the payment of any indebtedness or expenses of the Trustee or the Borrower or be liable for the breach or failure of any obligation, representation, warranty or covenant made or undertaken by the Trustee or the Borrower under this Agreement or any other related documents.

Section 14.10                      Post-Closing Covenant.  Each of the Seller and the Borrower shall cause each of (i) the Regulatory Opinion and (ii) the Back-Up Servicer Opinion to be delivered to the Administrative Agent within ten (10) Business Days of the Closing Date.

[SIGNATURES BEGIN ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

SDC U.S. SMILEPAY SPV, as the Borrower

By:	Wilmington Trust, National Association, not in its individual capacity, but solely as Trustee

By:
Name:
Title:

SMILEDIRECTCLUB, LLC, as Seller and initial Servicer

By:
Name:
Title:

[Signature Page to Loan and Security Agreement]

For purposes of Section 1.06:

WILMINGTON TRUST, NATIONAL ASSOCIATION, not in its individual capacity, but solely as Trustee

By:
Name:
Title:

[Signature Page to Loan and Security Agreement]

JPMORGAN CHASE BANK, N.A., as the Administrative Agent and a Committed Lender

By:
Name:
Title:

[Signature Page to Loan and Security Agreement]

JPMORGAN CHASE BANK, N.A., as Collateral Agent

By:
Name:
Title:

[Signature Page to Loan and Security Agreement]

APPENDIX A

DEFINITIONS

This is Appendix A to the Loan and Security Agreement, dated as of June 14, 2019, by and among SDC U.S. SmilePay SPV, as the Borrower, SmileDirectClub, LLC, as the Seller and the initial Servicer, the financial institutions from time to time a party thereto as Lenders, and JPMorgan Chase Bank N.A., as Collateral Agent and Administrative Agent (as amended, restated, supplemented and/or otherwise modified from time to time, the “Agreement”).  Each reference in this Appendix A to any Section, the Preamble, Appendix or Exhibit refers to such Section of or Appendix, Preamble or Exhibit to this Agreement.

A.                                    Defined Terms.  As used in this Agreement, the following terms have the meanings indicated below (such definitions to be applicable to both the singular and plural forms of such terms):

“Access Dental Pledge and Security Agreement” means the pledge and security agreement, dated as of the Closing Date, between Access Dental Lab, LLC and the Collateral Agent and relating to certain intellectual property and related rights, as amended, restated, amended and restated, supplemented and/or otherwise modified from time to time.

“Account” has the meaning set forth in Section 11.01(a).

“Account Bank” has the meaning set forth in Section 3.01.

“Account Bank Fees” means the fees payable to the Account Bank in connection with the Account Control Agreement.

“Account Control Agreement” means any account control agreement with respect to the Accounts entered into pursuant to Section 3.01.

“Adjusted Eurodollar Rate” means, on any day with respect to any Interest Period, an interest rate per annum equal to the quotient, expressed as a percentage and rounded upwards, if necessary, to the nearest six decimal places, obtained by dividing (a) the Three-Month LIBOR Rate by (b) 100% minus the Eurodollar Reserve Percentage.

“Administration Agreement” means the Administration Agreement, dated as of the Closing Date, between the Administrator and the Borrower, as amended, restated, amended and restated, supplemented and/or otherwise modified from time to time.

“Administrative Agent” means JPMorgan Chase Bank, N.A. and its permitted successors and assigns in such capacity.

“Administrative Agent Fees” means, for any Collection Period, (i) with respect to the initial Administrative Agent, $0 and (ii) with respect to any successor Administrative Agent, such fees as are agreed upon in a separate fee letter between such successor Administrative Agent and the Borrower, with the consent of the Required Lenders.

Appendix A-1

“Administrator” means SmileDirect and its permitted successors and assigns in such capacity under the Administration Agreement.

“Advance” has the meaning set forth in Section 1.01.

“Advance Rate” means 67.50%.

“Affected Party” means each Lender and any permitted assignee of such Lender.

“Affiliate” means when used with respect to a Person, any other Person directly or indirectly controlling, controlled by or under direct or indirect common control with, such Person.  For purposes of this definition, “control,” when used with respect to any Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Aggregate Receivables Balance” means, with respect to any date of determination, an amount equal to the aggregate of the Principal Balance of all Receivables owned by the Borrower, other than Defaulted Receivables and Reassignment Receivables.

“Agreement” has the meaning set forth in the first paragraph of this Appendix.

“Amortization Event” has the meaning set forth in Section 8.01.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to any Credit Party from time to time concerning or relating to bribery or corruption.

“Applicable Law” means any federal, state or local constitution, statute, rule, regulation, ordinance or similar legal requirement applicable to the Contracts, the Receivables, the Advances or any party hereto, including but not limited to (i) the Federal Truth-in-Lending Act (and Regulation Z of the CFPB); (ii) the Equal Credit Opportunity Act and Regulation B of the CFPB; (iii) the Federal Trade Commission Act; (iv) all applicable state and federal securities laws; (v) all applicable licensing, disclosure and usury laws; (vi) the Privacy Requirements and all other applicable legal requirements relating to privacy and protection of information that identifies or can be used to identify individuals; (vii) the Fair Credit Reporting Act; (viii) the Electronic Signatures in Global and National Commerce Act and any other applicable laws relating to the electronic execution of documents and instruments; (ix) the Electronic Funds Transfer Act; (x) all applicable anti-money laundering laws, including, without limitation, the Patriot Act, the Bank Secrecy Act, the Foreign Assets Control Act, and the laws and regulations of the United States government that impose limitations on U.S. trade, including sanctions, rules and regulations administered by the U.S. Treasury Department’s Office of Anti-Boycott Compliance and Bureau of Export Administration and the U.S. State Department’s Office of Defense Trade Controls and any similar laws; (xi) the Telephone Consumer Protection Act; (xii) the Fair Debt Collection Practices Act; (xiii) the Health Insurance Portability and Accountability Act of 1996 and (xiv) all amendments to and rules and regulations promulgated under the foregoing.

“Applicable Margin” has the meaning set forth in the Fee Letter.

Appendix A-2

“Assignment and Acceptance” means an Assignment and Acceptance Agreement in substantially the form and substance of Exhibit G attached hereto.

“Authorized Officer” means, with respect to any Credit Party, any of the chief executive officer, president, chief financial officer, managing director, treasurer, comptroller, general counsel, vice president or other officer of similar or higher rank of such Credit Party, who is acting in its capacity as an officer of such Credit Party and authorized to act on behalf of such Credit Party pursuant to the Transaction Documents and who is identified on the incumbency certificate delivered by such Credit Party to the Administrative Agent on the Closing Date (as any such incumbency certificate may be modified or supplemented by such Credit Party from time to time thereafter and delivered to the Administrative Agent).  For such purpose, an Authorized Officer of the Administrator or of the Trustee shall constitute an Authorized Officer of the Borrower.

“Available Funds” means, with respect to any Settlement Date, (i) all Collections on deposit in the Collection Account, (ii) all Reassignment Amounts deposited into the Collection Account during the related Collection Period, (iii) all Investment Earnings on deposit in the Collection Account and (iv) all proceeds or other amounts received by the Collateral Agent upon the exercise of such party’s rights and remedies set forth in Section 8.03(d).

“Back-Up Servicer” means FTI Consulting, Inc., in its capacity as initial Back-Up Servicer under the Back-Up Servicing Agreement.

“Back-Up Servicer Opinion” means a corporate and enforceability opinion from internal counsel to the Back-Up Servicer, addressed to the Collateral Agent, the Administrative Agent and the Lenders and otherwise in form and substance reasonably acceptable to the Administrative Agent.

“Back-Up Servicer Cap” means, collectively, with respect to each calendar year and all payments made pursuant to Section 3.03 during such calendar year to the Back-Up Servicer, (A) to the extent the Back-Up Servicer has solely performed “Cold Back-Up Servicing Duties” during such calendar year under and as defined in the Back-Up Servicing Agreement, (i) $250,000 with respect to all payments made in respect of indemnification payments to the Back-Up Servicer, in its capacity as Back-Up Servicer and (ii) $8,000 (or such higher amount as may be approved by the Collateral Agent) with respect to all payments made in respect of expenses (including legal fees and expenses) and boarding fees and (B) otherwise, (i) $250,000 with respect to all payments made in respect of indemnification payments to the Back-Up Servicer, in its capacity as Back-Up Servicer, (ii) $80,000 (or such higher amount as may be approved by the Collateral Agent) with respect to all payments made in respect of transition fees, expenses (including legal fees and expenses) and boarding fees, and (iii) $250,000 with respect to all payments made in respect of indemnification payments made to the Back-Up Servicer, in its capacity as Successor Primary Servicer.

“Back-Up Servicing Agreement” means the Back-Up Servicing and Consulting Agreement, dated as of the Closing Date, between the Borrower, the Back-Up Servicer, the Servicer and the Collateral  Agent.

Appendix A-3

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bankruptcy Code” means 11 U.S.C.  §101, et.  seq., as amended from time to time, and any successor statute thereto.

“Bankruptcy Opinions” has the meaning set forth in Section 7.01(k)(xxii).

“Base Rate” means, for any day, a rate per annum determined by the Administrative Agent equal to the greater of (i) the Prime Rate and (ii) the Federal Funds Rate plus 0.50% as of such day.

“Basel III Regulation” means, with respect to any Affected Party, any rule, regulation or guideline binding upon such Affected Party and arising directly or indirectly from (a) any of the following documents prepared by the Basel Committee on Banking Supervision of the Bank of International Settlements: (i) Basel III: International Framework for Liquidity Risk Measurement, Standards and Monitoring (December 2010), (ii) Basel III: A Global Regulatory Framework for More Resilient Banks and Banking Systems (June 2011), (iii) Basel III: The Liquidity Coverage Ratio and Liquidity Risk Monitoring Tools (January 2013), or (iv) any document (other than those that are merely proposed) supplementing, clarifying or otherwise relating to any of the foregoing, or (b) any accord, treaty, statute, law, rule, regulation, guideline or pronouncement (whether or not having the force of law, but excluding those that have been merely proposed) of any Regulatory Authority implementing, furthering or complementing any of the principles set forth in the foregoing documents of strengthening capital and liquidity, in each case as from time to time amended, restated, supplemented or otherwise modified. Without limiting the generality of the foregoing, “Basel III Regulation” shall include the CRR and any law, regulation, standard, guideline, directive or other publication supplementing or otherwise modifying the CRR.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership or control as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan.”

“Benefit Plan Investor” means (i) any “employee benefit plan” (as defined in Section 3(3) of Title I of ERISA) that is subject to the fiduciary responsibility provisions of Title

Appendix A-4

I of ERISA, (ii) any “plan” as defined in Section 4975(e) of the Code that is subject to Section 4975 of the Code, (iii) any entity whose underlying assets include “plan assets” (within the meaning of the regulation of the United States Department of Labor at 29 C.F.R. § 2510.3-101 (as modified by Section 3(42) of ERISA)), or (iv) any plan or entity that is subject to any law that is similar to the provisions of Section 406 of ERISA or Section 4975 of the Code that would be violated by the Transactions.

“Borrower” has the meaning set forth in the Preamble.

“Borrower Representatives” has the meaning set forth in Section 12.14(b)(i).

“Borrower’s Account” means the Borrower’s bank account, as may be designated by the Borrower from time to time by notice to the Administrative Agent and the Lenders in writing.

“Borrowing Base” means, as of any date of determination, a dollar value equal to (a) the product of (i) the Advance Rate, times (ii) the Aggregate Receivables Balance of Eligible Receivables at such time, plus (b) the excess, if any, of (x) all amounts on deposit in the Collection Account at such time to the extent such funds have been applied to reduce the Principal Balance of any Receivables in calculating the Aggregate Receivables Balance, over (y) the amount reasonably expected to be required to be applied to pay accrued interest, expenses and fees (inclusive of Senior Servicing Compensation (to the extent not previously netted against the applicable Collections)) on the following Settlement Date pursuant to Section 3.03, minus (c) the Dilution Reserve at such time.

“Borrowing Base Certificate” means a certificate substantially in the form of Exhibit F, or such other form approved by the Administrative Agent in its discretion.

“Borrowing Base Deficiency” means, as of any date of determination, a condition that shall exist if the Loan Amount exceeds the Borrowing Base.

“Borrowing Date” means each Business Day on which an Advance is made pursuant to a Borrowing Request.

“Borrowing Request” has the meaning set forth in Section 1.02(a).

“Breakage Costs” means, with respect to a failure by the Borrower for any reason other than a breach of this Agreement by the Lender claiming indemnity therefor (a “Breaching Lender”), to borrow any proposed Advance on the date specified in a Borrowing Request (including as a result of the Borrower’s failure to satisfy any conditions precedent to such borrowing), the resulting reasonable and documented out-of-pocket loss, cost or expense actually incurred by any Lender (other than a Breaching Lender), including any loss, cost or expense incurred in liquidating or employing deposits from third parties; provided, however, that (a) such Lender shall use commercially reasonable efforts to minimize such loss or expense and shall have delivered to the Borrower contemporaneously with a request for payment a certificate in reasonable detail as to the amount and computation of such loss or expense and (b) the losses, costs or expenses shall not exceed the amount such Lender would have expected to receive as interest on such Advance at the interest rate on such Advance which would have been payable by

Appendix A-5

the Borrower if the Borrower had borrowed such proposed Advance for a period from the date of the proposed Advance to the next Settlement Date.

“Business Day” means any day other than: (a) a Saturday or Sunday; (b) a legal or federal holiday; and (c) a day on which banking and savings and loan institutions in New York, New York or the State of Delaware are required or authorized by law or Regulatory Authority to be closed for business, provided, that when used with respect to the determination of any Three-Month LIBOR Rate or any notice with respect thereto, Business Day shall exclude any such day which is not also a day for trading by and between banks in Dollar deposits in the London interbank market.

“Calendar Quarter” means, with respect to a particular year, the three (3) calendar months from and including January 1st to March 31st, April 1st to June 30th, July 1st to September 30th and October 1st to December 31st.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP as in effect on December 14, 2018 (without giving effect to the future phase-in of any changes to GAAP contemplated by any amendment to GAAP adopted as of such date) and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP as in effect on December 14, 2018 (without giving effect to any such phase-in).

“Cash” means such coin or currency of the United States of America as at the time shall be legal tender for payment of all public and private debts.

“Cash Contribution” means cash contributed to the Borrower by SmileDirect which contributions (a) since the Closing Date, cannot exceed, on an aggregate basis, 5% of the highest Principal Balance of the Receivables during such period; and (b) for each Collection Period, cannot exceed 5% of the average Principal Balance of the Receivables outstanding during such Collection Period.

“Cash Equivalents” means (a) securities with maturities of ninety (90) days or less from the date of acquisition issued or fully guaranteed or insured by the U.S. federal government or any agency thereof, (b) certificates of deposit and eurodollar time deposits with maturities of ninety (90) days or less from the date of acquisition and overnight bank deposits of the Administrative Agent or of any commercial bank having capital and surplus in excess of $500,000,000, (c) repurchase obligations of the Administrative Agent or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than seven (7) days with respect to securities issued or fully guaranteed or insured by the U.S. federal government, (d) commercial paper of a domestic issuer rated at least A-1 or the equivalent thereof by S&P or P-1 or the equivalent thereof by Moody’s and in either case maturing within ninety (90) days after the day of acquisition, (e) securities with maturities of ninety (90) days or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state,

Appendix A-6

commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s, (f) securities with maturities of ninety (90) days or less from the date of acquisition backed by standby letters of credit issued by the Administrative Agent or any commercial bank satisfying the requirements of clause (b) of this definition or (g) shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition.

“Change of Control” means the occurrence of any of the following:

(a)                                 Parent.

(i)                                     At any time prior to a Qualifying IPO, any Person or group (within the meaning of the Exchange Act and the rules of the Securities and Exchange Commission as in effect on the date hereof) (in each case, other than the Permitted Holders) acting in concert shall have acquired “beneficial ownership,” directly or indirectly, of, or shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation, will result in its or their acquisition of, or control over, the Equity Interests of Parent representing fifty-one percent (51%) or more of the combined Equity Interests of Parent; or

(ii)                                  At any time after a Qualifying IPO, any Person or group (within the meaning of the Exchange Act and the rules of the Securities and Exchange Commission as in effect on the date hereof) (in each case, other than the Permitted Holders) acting in concert shall have acquired “beneficial ownership,” directly or indirectly, of, or shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation, will result in its or their acquisition of, or control over, the Equity Interests of Parent representing fifty-one percent (51%) or more of the combined Equity Interests of Parent; provided, that a Qualifying IPO shall not constitute a “Change of Control” under this clause (a);

(b)                                 SmileDirect. The failure of Parent to directly or indirectly through its Subsidiaries own at least 51% of the Equity Interests of SmileDirect or failure to control the majority voting power of the board of directors (or similar governing body) of SmileDirect; or

(c)                                  Borrower. The failure of SmileDirect to directly own 100% of the Equity Interests of the Borrower free and clear of any Lien (other than Permitted Liens).

“CFPB” means the Bureau of Consumer Financial Protection, an agency of the United States.

“Charge-Off Ratio” means, for any Determination Date, the annualized percentage (based on a 360-day year of twelve 30-day months or, for the initial Determination Date, the actual number of days in the initial Collection Period) equivalent of a fraction (a) the numerator of which is the sum of the Principal Balances of all Receivables that became Defaulted Receivables during the related Collection Period, and (b) the denominator of which is the Aggregate Receivables Balance (other than Receivables that were Defaulted Receivables or

Appendix A-7

Reassignment Receivables on the first day of such Collection Period) as of the first day of such Collection Period.

“Closing Date” means June 14, 2019.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means all of the Trustee’s and the Borrower’s right, title and interest now or hereafter existing in, to and under the following: (i) the Receivables; (ii) the Related Assets with respect to all Receivables, (iii) all right to payment of principal, interest, fees, charges and other amounts from or on behalf of each Obligor under each Receivable; (iv) the Collection Account, the Interest Reserve Account and any other account established by the Borrower pursuant to this Agreement; (v) all funds on deposit in the accounts described in clause (iv), together with all certificates and instruments, if any, from time to time evidencing such accounts, and funds on deposit, all claims thereunder or in connection therewith, and interest, dividends, moneys, instruments, securities and other property from time to time received, receivable or otherwise distributed in respect of any or all of the foregoing; (vi) the Purchase Agreement, the Servicing Agreement, the other Transaction Documents and each other document, instrument, certificate and agreement relating to the origination, acquisition, collecting, servicing or administration of any Receivable or the transactions contemplated by the Transaction Documents (other than such right, title and interest as it relates solely to Receivables which no longer constitute part of the Collateral); (vii) all books and records (including computer tapes and disks) related to the foregoing; (viii) all other goods (including inventory, equipment and any accessions thereto), instruments (including promissory notes), documents, accounts, chattel paper (whether tangible or electronic), deposit accounts, money, letter-of-credit rights, commercial tort claims, securities and other investment property, supporting obligations, any other contract rights or rights to the payment of money, insurance claims and proceeds, and all general intangibles (including all payment intangibles), (ix) all Unapplied Cash and (x) all Collections and other proceeds of any and all of the foregoing; but excluding (a) funds released pursuant to Section 3.02(b) or Section 3.03, (b) Receivables reassigned or repurchased pursuant to Section 6.03 and the Related Assets, and (c) Collateral (if any) expressly released in writing by the Administrative Agent in accordance with Section 12.01.

“Collateral Agent” means JPMorgan Chase Bank, N.A. and its permitted successors and assigns in such capacity.

“Collateral Agent Fees” means, for any Collection Period, (i) with respect to the initial Collateral Agent, $0 and (ii) with respect to any successor Collateral Agent, such fees as are agreed upon in a separate fee letter between such successor Collateral Agent and the Borrower, with the consent of the Required Lenders.

“Collection Account” has the meaning set forth in Section 3.01(a).

“Collection Period” means: (i) initially, the period commencing on the Closing Date and ending on June 30, 2019 and (ii) thereafter, each calendar month.

“Collections” means, without duplication (A) with respect to a Receivable, (i) all payments on account of principal on such Receivable, including all principal prepayments; (ii)

Appendix A-8

all payments on account of interest and fees on such Receivable; (iii) all Deemed Collections, (iv) all Liquidation Proceeds; (v) any net proceeds from the Receivables and Related Assets not included in the above; and (vi) any other collections from the Receivables and Related Assets and any other amounts required to be credited to the Collection Account pursuant to the Transaction Documents and (B) the Cash Contribution.

“Collections Ratio” means, for any Determination Date, the ratio (expressed as a percentage) equivalent of a fraction (a) the numerator of which is the sum of the Collections on all Receivables, plus the Cash Contribution (if any), in each case, during the related Collection Period, and (b) the denominator of which is the Aggregate Receivables Balance as of the first day of such Collection Period.

“Commercial Paper Notes” means any short-term promissory notes issued by a Conduit Lender to fund or maintain an interest in the Loan Amount hereunder.

“Commitment” means, with respect to each Committed Lender, the dollar amount set forth in Exhibit J with respect to such Committed Lender, as such Commitment may be amended from time to time including pursuant to an Assignment and Acceptance.

“Commitment Increase Supplement” means a supplement to this Agreement substantially in the form of Exhibit B attached hereto.

“Commitment Termination Date” means the earlier of (a) the Revolving Period End Date and (b) such other date on which the Commitments are reduced to zero or otherwise terminated pursuant to the express terms hereof.

“Committed Lender” means any Person designated as a “Committed Lender” for a Conduit Lender on the signature pages hereto or in the Assignment and Acceptance pursuant to which it became a party to this Agreement.

“Competitor” means each of the entities listed on Schedule 9.01 hereto.

“Competitor Regulatory Event” means (a) the commencement by written notice by any Regulatory Authority of any inquiry or investigation (which, for the avoidance of doubt, excludes any normally scheduled or ordinary course audit, examination or inquiry by any Competitor’s regulators), legal action or similar adversarial proceeding, against any Competitor or any third-party engaged by any Competitor involved in the brokering, underwriting, origination, collection or servicing of any contract or receivable challenging its authority, respectively, to broker, hold, own, pledge, service, collect or enforce any receivable or contract evidencing such receivable or otherwise alleging any material non-compliance by any such Competitor or such third-party with applicable laws related to brokering, holding, owning, pledging, collecting, servicing or enforcing such receivable or such contract related to such receivable and that would reasonably be expected to materially and adversely affect such Competitor or (b) the entry or issuance of any stay, order, judgment, cease and desist order, injunction, temporary restraining order, or other judicial or non-judicial sanction (other than the imposition of a monetary fine) against any Competitor or any third-party engaged by any Competitor involved in the brokering, underwriting, origination, collection or servicing of any receivable or contract by any Regulatory Authority related in any way to the brokering,

Appendix A-9

originating, holding, pledging, collecting, servicing or enforcing of any receivable or contract evidencing such receivable and that would reasonably be expected to materially and adversely affect such Competitor.

“Conduit Lender” means any Lender that is designated as a “Conduit Lender” on the signature pages hereto or in the Assignment and Acceptance pursuant to which it became a party to this Agreement.

“Confidential Information” means all information, including but not limited to, records, documents, technology, software, and financial and business information, or data related to a party’s products (including the discovery, invention, research, improvement, development, manufacture, or sale thereof), processes, or general business operations (including sales, costs, profits, pricing methods, organization, employee or customer lists and process), whether oral or written or communicated via electronic media, disclosed or made available by one party (or its Related Party) to the other party (or its Related Party) or to which such other party (or its Related Party) is given access pursuant to this Agreement by the disclosing party, and any information obtained through access to any information assets or information systems (including computers, networks, voicemails, etc.) that if not otherwise described above is of such a nature that a reasonable person would believe it to be confidential. Confidential Information includes any information that meets the definition of non-public personally identifiable information regarding a Borrower as defined by Title V of the Gramm-Leach-Bliley Act of 1999 and implementing regulations. Confidential Information does not include information that (1) is generally available to the public other than as a result of a breach of a confidentiality obligation, (2) has become publicly known not due to the fault of the receiving party, (3) was otherwise known by or available to, the receiving party prior to entering into this Agreement without any obligations of confidentiality attached thereto or (4) becomes available to the receiving party on a non-confidential basis from a Person other than a party to this Agreement (or its Related Party) who is not known by the receiving party to be bound by a confidentiality agreement or otherwise prohibited from transmitting the information to the receiving party.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Subsidiary” means, with respect to any Person, any individual, corporation, partnership, joint venture, association, limited liability company, joint-stock company, trust, unincorporated organization or other entity, which would be consolidated with such Person for purposes of such Person’s consolidated financial statements if such financial statements were prepared in accordance with GAAP.

“Contract File” has the meaning specified in the Purchase Agreement.

“Contracts” means, with respect to any Receivable, the RISC in respect of such Receivable acquired by the Borrower and/or the Trustee, which includes with respect to each such Contract all right, title and interest with respect to such Contract, as a holder of both the beneficial and legal title thereto, including (i) all Contract Files, (ii) all obligations evidenced by the Contract Files, including the right to receive payment of all amounts due thereunder, (iii) all

Appendix A-10

other rights, interests, benefits, proceeds, remedies and claims in favor or for the benefit of the holder of such Contract (or its successors or assigns) arising from or relating to such Contract, to the extent acquired by the Borrower and/or the Trustee, and (iv) all proceeds of the foregoing.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Cost of Funds Rate” means, with respect to a Conduit Lender, the interest rate per annum applicable to the Commercial Paper Notes (or any portion thereof) issued or to be issued from time to time by a Conduit Lender in order to fund its Advances hereunder, namely the rate or, if more than one rate, the weighted average of the rates, determined by converting to an interest-bearing equivalent rate per annum the discount rate (or rates) at which such Conduit Lender’s Commercial Paper Notes allocated by such Conduit Lender to the funding or maintenance of Advances held by or on behalf of such Conduit Lender on that day (converted, if discount rates, to annual yield-equivalent rates on the basis of a 360-day year), including for the avoidance of doubt the commissions and charges incurred in placing (or causing to be placed) such Commercial Paper Notes and other costs associated with funding small or odd-lot amounts or otherwise associated with issuing such Commercial Paper Notes, as weighted by the portion of the Advances held by or on behalf of such Conduit Lender and funded at such rate, and expressed as a percentage of the face amount thereof and converted to an interest-bearing equivalent rate per annum.

“Credit and Collection Policies” means the Seller’s and the Servicer’s credit and collection policy or policies relating to Contracts and Receivables and referred to in Exhibit A to the Servicing Agreement, as any such policy may be amended, restated, replaced, supplemented and/or otherwise modified from time to time in accordance with this Agreement and the Servicing Agreement; provided, however, if the Servicer is any Person other than the initial Servicer, “Credit and Collection Policies” shall refer to the collection policies of such Servicer as they relate to receivables of a similar nature to the Receivables.

“Credit Party” means each of the Borrower, the Originators, Parent, the initial Servicer, the Seller and any Affiliate of any of the foregoing that shall be or shall become party to any of the Transaction Documents.

“Cumulative Charge-Offs” means, as of any Determination Date and with respect to any Vintage Pool, the aggregate Principal Balance of all Receivables in such Vintage Pool that became Defaulted Receivables during the related Collection Period or any prior Collection Period and remain Defaulted Receivables.

“Cumulative Dilution Amount” means, as of any Determination Date and with respect to any Vintage Pool, the aggregate amount of Dilution of all Receivables in such Vintage Pool.

“Cure Right” has the meaning set forth in Section 8.04.

Appendix A-11

“Cutoff Date” means, for any Receivable, the date such Receivable is sold and/or contributed to the Borrower pursuant to the Purchase Agreement.

“DBRS” means DBRS, Inc.

“Deemed Collections” has the meaning set forth in the Purchase Agreement.

“Defaulted Receivable” means, at any time of determination, any Receivable (a) in which any payment or part thereof remains unpaid for more than ninety (90) days after the original due date for such payment, (b) which, consistent with the Credit and Collection Policies, should be written off the Borrower’s or the Servicer’s books as uncollectable or (c) for which the Obligor thereon has died or is subject to any Event of Bankruptcy.

“Defaulting Lender” means any Lender, as determined by the Administrative Agent, that has (a) within three (3) Business Days of the date required to be funded or paid failed to (i) fund its Percentage of any Advance or (ii) pay over to the Administrative Agent or any Lender any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) notified the Borrower, the Administrative Agent or any Lender in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement (unless such writing or public statement states that such position is based on such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) failed, within three (3) Business Days after written request by the Administrative Agent, to provide a certification in writing from an authorized officer of such Lender that it will comply with the terms of this Agreement relating to its obligations to fund prospective Advances (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon the Administrative Agent’s receipt of such certification in form and substance reasonably satisfactory to it), (d) otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within three (3) Business Days of the date when due, unless the subject of a good faith dispute, (e) become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or custodian, appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a direct or indirect parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment and/or (f) become the subject of a Bail-In Action; provided, that a Lender shall not become a Defaulting Lender solely as the result of (x) the acquisition or maintenance of an ownership interest in such Lender or a Person controlling such Lender or (y) the exercise of control over a

Appendix A-12

Lender or a Person controlling such Lender, in each case, by a governmental authority or an instrumentality thereof.

“Delinquent Receivable” means any Receivable (which is not otherwise a Defaulted Receivable) in which any payment or part thereof remains unpaid for more than thirty (30) days after the original due date for such payment.

“Determination Date” means, with respect to each Settlement Date, the date which is the third (3rd) Business Day prior to such Settlement Date.

“Dilution” means, with respect to a Receivable, the amount of any reduction or cancellation in the Principal Balance of such Receivable as a result of defective or rejected Merchandise or any other rebate or refund credited to the related Obligor.

“Dilution Reserve” means, as of any date of determination, the sum of (a) the product of (i) the applicable Dilution Reserve Percentage, times (ii) the aggregate Principal Balance of all Unseasoned Receivables, plus (b) the product of (i) the applicable Dilution Reserve Percentage, times (ii) the aggregate Principal Balance of all Seasoned Receivables, in each case as of such date of determination.

“Dilution Reserve Increase Event” means an event that shall occur if, as of any date of determination, the Vintage Pool Dilution Percentage of any Vintage Pool exceeds the applicable percentage threshold set forth under the column entitled “Dilution Reserve Increase Trigger” on Exhibit N hereto.

“Dilution Reserve Percentage” means (a) with respect to an Unseasoned Receivable, (i) if no Dilution Reserve Increase Event has occurred, 7.50% and (ii) otherwise, 10.00% and (b) with respect to a Seasoned Receivable, (i) if no Dilution Reserve Increase Event has occurred, 4.00% and (ii) otherwise, 6.00%.

“Disqualified Institution” means on any date, any Person that is a Competitor, it being understood that the Servicer, by notice to the Administrative Agent and the Lenders after the Closing Date, shall be permitted to supplement from time to time in writing the list of Persons that are Disqualified Institutions to the extent that the Persons added by such supplements are (i) primarily engaged in operations related to the dental industry and competitors of the Parent and/or any of its Subsidiaries and (ii) not banks or other financial institutions, and each such supplement shall become effective five (5) Business Days after delivery thereof to the Administrative Agent and the Lenders (unless reasonably objected to by the Administrative Agent in a written notice received by the Servicer or Borrower before such supplement becomes effective), provided that no such supplement or change in the scope of the definitions of “Competitors” or “Disqualified Institutions” shall retroactively disqualify any otherwise permitted assignment or participation pursuant to this Agreement with respect to the interests so assigned or participated.

“Disregarded Entity” means an entity that is disregarded as separate from its owner for U.S. federal income tax purposes.

Appendix A-13

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Receivable” means, as of any date of determination, each Receivable that meets all of the requirements set forth on  Exhibit H.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means (i) any corporation which is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Code) as the Borrower, (ii) any partnership or other trade or business (whether or not incorporated) under common control (within the meaning of Section 414(c) of the Code) with the Borrower, (iii) any member of the same affiliated service group (within the meaning of Section 414(m) of the Code) as the Borrower or (iv) any trade or business (whether or not incorporated) which, together with the Borrower, would be treated as a single employer under Section 4001 of ERISA.

“ERISA Event” means (a) any “reportable event,” as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Pension Plan (other than an event for which the 30-day notice period is waived); (b) the determination that any Pension Plan is considered an at-risk plan or that any Multiemployer Plan is endangered or is in critical status within the meaning of Sections 430 or 432 of the Code or Sections 303 or 305 of ERISA, as applicable; (c) the incurrence by the Borrower or any ERISA Affiliate of any liability under Title IV of ERISA, other than for PBGC premiums not yet due; (d) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Pension Plan or to appoint a trustee to administer any Pension Plan or the occurrence of any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (e) the appointment of a trustee to administer any Pension Plan; (f) the withdrawal of the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or

Appendix A-14

the cessation of operations by the Borrower or any ERISA Affiliate that would be treated as a withdrawal from a Pension Plan under Section 4062(e) of ERISA; (g) the partial or complete withdrawal by the Borrower or any ERISA Affiliate from any Multiemployer Plan or a notification that a Multiemployer Plan is insolvent, or (h) the taking of any action to terminate any Pension Plan under Section 4041 or 4041A of ERISA.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Eurodollar Disruption Event” means with respect to a Lender’s Percentage of the Loan Amount as to which interest accrues or is to accrue at a rate based upon the Adjusted Eurodollar Rate, (i) a determination made reasonably and in good faith by such Lender that it would be contrary to law or to the directive of any central bank or other Regulatory Authority (whether or not having the force of law) to obtain U.S. Dollars in the London interbank market to make, fund or maintain such Percentage of the Loan Amount, (ii) the inability of such Lender to obtain timely information for purposes of determining the Adjusted Eurodollar Rate, (iii) a determination made reasonably and in good faith by such Lender that the rate at which deposits of U.S. Dollars are being offered to such Lender in the London interbank market does not accurately reflect the cost to such Lender of making, funding or maintaining any portion of the Loan Amount or (iv) the inability of such Lender to obtain U.S. Dollars in the London interbank market to make, fund or maintain any portion of the Loan Amount.

“Eurodollar Reserve Percentage” means, on any day, the applicable reserve percentage (expressed as a decimal) prescribed by the Federal Reserve Board for determining reserve requirements for “Eurocurrency Liabilities” pursuant to Regulation D or any other applicable regulation of the Federal Reserve Board that prescribes reserve requirements applicable to “Eurocurrency Liabilities” as presently defined in Regulation D.

“Event of Bankruptcy” means an event that shall be deemed to have occurred with respect to a Person if either:

(a)                                 a case or other proceeding shall be commenced, without the application or consent of such Person, in any court, seeking the liquidation, reorganization, debt arrangement, dissolution, winding up, or composition or readjustment of debts of such Person, the appointment of a trustee, receiver, conservator, custodian, liquidator, assignee, sequestrator or the like for such Person or all or substantially all of its assets, or any similar action with respect to such Person under any law relating to bankruptcy, insolvency, reorganization, winding up or composition or adjustment of debts and, in the case of any Person other than an Obligor or the Borrower, such case or proceeding shall continue undismissed, or unstayed and in effect, for a period of thirty (30) consecutive days; or an order for relief in respect of such Person shall be entered in an involuntary case under the federal bankruptcy laws or other similar laws now or hereafter in effect; or

(b)                                 such Person shall commence a voluntary case or other proceeding under any applicable bankruptcy, insolvency, reorganization, debt arrangement, dissolution or other similar law now or hereafter in effect, or shall consent to the appointment of or taking possession

Appendix A-15

by a receiver, conservator, liquidator, assignee, trustee, custodian, sequestrator (or other similar official) for, such Person or for any substantial part of its property, or shall make any general assignment for the benefit of creditors, or shall fail to, or admit in writing its inability to, pay its debts generally as they become due, or, if a corporation or similar entity, its board of directors shall vote to authorize any of the foregoing.

“Event of Default” has the meaning set forth in Section 8.02.

“Exchange Act” means the Securities and Exchange Act of 1934, as amended.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Lender being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender under any Transaction Document pursuant to a law in effect on the date on which (i) such Lender acquires an interest in an Advance or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.06, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.06(f) and (d) any withholding Taxes imposed under FATCA.

“Extension Agreement” has the meaning set forth in Section 1.04(a).

“Extension Deadline” has the meaning set forth in Section 1.04(a).

“Family Member” means, with respect to any individual, any other individual having a relationship by blood (to the second degree of consanguinity), marriage (including former spouses), domestic partnership (including former domestic partners) or adoption to such individual.

“Family Trust” means, with respect to any individual, trusts or other estate planning vehicles established for the benefit of such individual or Family Members of such individual and in respect of which such individual or a Family Member of such individual serves as trustee or in a similar capacity and has sole control.

“FATCA” means Sections 1471 through 1474 of the Code as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Regulatory Authorities and implementing such Sections of the Code.

Appendix A-16

“Federal Funds Rate” means, for any day, the rate per annum (rounded upwards, if necessary, to the nearest 1/1000th of 1.00%) equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided, that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (adjusted, if necessary, to the nearest 1/1000 of 1%) charged to the Administrative Agent or its Affiliates on such day on such transactions as determined by it reasonably and in good faith.

“Federal Reserve Bank of New York’s Website” means the website of the Federal Reserve Bank of New York at http://www.newyorkfed.org, or any successor source.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System, or any successor thereto or to the functions thereof.

“Fee Letter” means that certain fee letter, dated as of the Closing Date, by and among the Borrower, the Administrative Agent and the initial Lender.

“Final Maturity Date” means the earlier of (i) the sixth (6th) Settlement Date following the Revolving Period End Date and (ii) the date (a) declared as such in accordance with the terms of this Agreement, following the occurrence (unless waived in accordance with the terms of this Agreement) of an Event of Default pursuant to Section 8.03(a) or (b) automatically determined as such pursuant to Section 8.03(b).

“Final Payout Date” means the date on which all principal of and interest on the Loan Amount shall have been paid in full, all other Secured Obligations (excluding contingent Secured Obligations for which no claim has been made) shall have been paid and satisfied in full and the Commitments have been terminated.

“Fitch” means Fitch, Inc.

“Foreign Lender” means a Lender that is not a U.S. Person.

“Fundamental Amendment” means any amendment, modification, waiver or supplement of or to this Agreement or any other Transaction Document that would (a) increase the term of this Agreement or change the Final Maturity Date, (b) extend the date fixed for the payment of principal of or interest on any Advance or any fee hereunder, (c) reduce the amount of any such payment of principal or the principal amount of any Advance, (d) reduce the rate at which interest is payable thereon (other than default interest) or any fee is payable hereunder, (e) release any material portion of the Collateral, except in connection with transactions permitted hereunder or under any Transaction Document, (f) alter the terms of Sections 8.01, 8.02, 9.01, or 12.01, (g) modify the definition of the terms “Advance Rate,” “Amortization Event,” “Borrowing Base,” “Defaulted Receivable,” “Charge-Off Ratio,” “Delinquent Receivable,” “Dilution Reserve,” “Eligible Receivable,” “Fundamental Amendment,” “Program Limit,” “Required Interest Reserve Amount”, “Revolving Period End Date”, “Required Lenders,” or any

Appendix A-17

defined term used in any such definition in a manner that would change the meaning of such above-specified defined terms or modify in any other manner the number or percentage of the Lenders required to make any determinations or waive any rights hereunder or to modify any provision hereof, (h) postpone the Revolving Period End Date, (i) release any Credit Party (other than any Originator for which each of the following are then satisfied: (i) no Receivables originated by such Originator are then outstanding, (ii) such Originator is not currently in default in any material respects on its obligations under any Transaction Document and (iii) no amounts are currently owing by such Originator to any Person under any Transaction Document), (j) terminate or remove the Seller’s obligations to repurchase receivables or provide indemnification to the Borrower (or its assignees) pursuant to the Purchase Agreement, (k) change the currency required for payments of Obligations under this Agreement, (l) amend or waive any condition in Section 5.02 or Section 5.03, or (m) amend Article I or otherwise impose any obligation on any Lender to make any Advance.  For the avoidance of doubt, any amendment or waiver with respect to any Unmatured Event of Default, any Event of Default, any Unmatured Amortization Event or any Amortization Event or the application of any default rate of interest, and any amendment or supplement entered into to effectuate an extension of the Scheduled Amortization Date pursuant to Section 1.04 or an increase of the Program Limit pursuant to Section 1.05, in each case, shall not constitute a Fundamental Amendment.

“Funding Rules” means the requirements relating to the minimum required contributions (including any installment payments) to Pension Plans and Multiemployer Plans, as applicable, and set forth in Sections 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time.

“Guarantee” of or by any Person (the “guarantor”) means, without duplication, any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such indebtedness or obligation.  For the avoidance of doubt the term “Guarantee” shall not include any product warranties extended in the ordinary course of business.

“HFD” means Healthcare Finance Direct, LLC, a California limited liability company.

“Increase Date” has the meaning set forth in Section 1.05(a).

Appendix A-18

“Increasing Lender” has the meaning set forth in Section 1.05(a).

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person (excluding leases), (e) all indebtedness of others secured by any mortgage, encumbrance, lien, pledge, charge or security interests of any kind on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (f) all Guarantees by such Person of Indebtedness of others, (g) all obligations of such Person to reimburse any bank or other Person in respect of amounts paid under letters of credit and similar instruments, (h) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (i) all net obligations of such Person under any foreign exchange contract, currency swap agreement, interest rate swap, cap or collar agreement or other similar agreement or arrangement designed to alter the risks of that Person arising from fluctuations in currency values or interest rates, in each case whether contingent or matured, (j) all obligations, contingent or otherwise, of such Person to risk participate in loans, letters or credit or other extensions of credit, including the obligation to fund a collateral or participation account or otherwise provide collateral to secure a risk participation obligation and (k) all Securitization Transaction Attributed Indebtedness.  The Indebtedness of any Person shall include the indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except (other than with respect to Securitization Transaction Attributed Indebtedness) to the extent the terms of such indebtedness provide that such Person is not liable therefor.

“Indemnified Amounts” has the meaning set forth in Section 10.01(a).

“Indemnified Party” has the meaning set forth in Section 10.01(a).

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Credit Party under any Transaction Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnifying Party” means the Borrower, pursuant to Section 10.01(a) or the Borrower and the initial Servicer, pursuant to Section 13.04, as applicable.

“Ineligible Institution” means (a) a natural person, (b) a Defaulting Lender or any Person as to which such Defaulting Lender is, directly or indirectly, a subsidiary, (c) the  Borrower, any of its Subsidiaries or any of its Affiliates, (d) a company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person or relative(s) thereof, (e) a Disqualified Institution or (f) a Sanctioned Person.

“Intended Tax Characterization” has the meaning set forth in Section 2.05.

Appendix A-19

“Interest Period” means, with respect to each Advance, (i) initially, the period from the initial Borrowing Date to the first subsequent Settlement Date, and (ii) thereafter, each monthly period from a Settlement Date to the next succeeding Settlement Date.

“Interest Rate” means, (i) with respect to any portion of the Loan Amount funded or maintained by a Conduit Lender, at the election of such Conduit Lender, either the applicable Cost of Funds Rate or the Adjusted Eurodollar Rate with respect to the related Interest Period, and (ii) with respect to any portion of the Loan Amount funded or maintained by a Lender other than a Conduit Lender, the Adjusted Eurodollar Rate with respect to the related Interest Period; provided that at all times during the continuation of a Eurodollar Disruption Event, the Interest Rate that would otherwise have been calculated by reference to the Adjusted Eurodollar Rate shall be the Base Rate.

“Interest Reserve Account” has the meaning set forth in Section 3.01(b).

“Interest Reserve Account Draw Amount” means, with respect to any Settlement Date, the excess, if any, of (a) the Required Monthly Payments for the related Settlement Date over (b) the aggregate amount of Collections received by the Servicer during the prior Collection Period.

“Interest Reserve Deficiency” means, at any time of determination, the excess, if any, of: (a) the Required Interest Reserve Amount, over (b) the amount then on deposit in the Interest Reserve Account.

“Interpolated  Rate” means, at any time, for any Interest Period, the rate per annum (rounded to the same number of decimal places as the Three-Month LIBOR Screen Rate) determined reasonably and in good faith by the Administrative Agent (which determination shall be conclusive and binding absent demonstrable error) to be equal to the rate that results from interpolating on a linear basis between: (a) the Three-Month LIBOR Screen Rate (for the longest period for which the Three-Month LIBOR Screen Rate is available) that is shorter than the Impacted Interest Period; and (b) the Three-Month LIBOR Screen Rate for the shortest period (for which that Three-Month LIBOR Screen Rate is available) that exceeds the Impacted Interest Period, in each case, at such time.

“Investment Company Act” has the meaning set forth in Section 6.01(p).

“Investment Earnings” means all interest and earnings (net of losses and investment expenses) accrued on funds on deposit in the Collection Account or the Interest Reserve Account.

“IP Pledge and Security Agreement” means the pledge and security agreement, dated as of the Closing Date, between SmileDirect and the Collateral Agent, as amended, restated, amended and restated, supplemented and/or otherwise modified from time to time.

“IRS” means the United States Internal Revenue Service.

“JPM” has the meaning set forth in Section 13.01.

Appendix A-20

“Latest Vintage Pool Charged-Off Percentage” means, as of the first Determination Date after the end of any Calendar Quarter, the Vintage Pool Charged-Off Percentage with respect to the most recently originated Vintage Pool.

“Lender” means each financial institution and asset-backed commercial paper conduit listed on the signature pages hereto as a Lender or a Conduit Lender, and any other Person that becomes a party hereto pursuant to an Assignment and Acceptance in accordance with the terms hereof.

“Leverage Ratio” means, with respect to any Person, as of any date of determination, a fraction, (i) the numerator of which is an amount equal to (A) the total Indebtedness (excluding all Securitization Transaction Attributed Indebtedness) of such Person and its Consolidated Subsidiaries on such date, minus (B) an amount equal to the lesser of (I) the amount of unencumbered Cash and Cash Equivalents of such Person and its Consolidated Subsidiaries on such date and (II) $50,000,000 and (ii) the denominator of which is the Tangible Net Worth of such Person and its Consolidated Subsidiaries on such date.

“Lien” means any security interest, lien, charge, pledge or encumbrance of any kind other than tax liens, mechanics’ or materialmen’s liens, judicial liens and any other liens that may attach by operation of law.

“Liquidation Proceeds” means cash proceeds, if any, received in connection with any sale, liquidation, disposition or other realization of value on a Defaulted Receivable, net of any recovery fees.

“Loan Amount” at any time means the sum of (a) the aggregate amount disbursed to the Borrower by the Lenders in connection with the funding of Advances pursuant to this Agreement, less (b) any payments made by the Borrower and actually received by or on behalf of the Lenders and required to be applied to reduce the principal balance of the Advances in accordance with Section 2.03 or Section 3.03; provided, however, that if the Loan Amount shall have been reduced, pursuant to clause (b) above by any distribution, and thereafter all or a portion of such distribution is rescinded or must otherwise be returned for any reason, the Loan Amount shall be increased by the amount of such rescinded or returned distribution as though it had not been made.

“Location” means, with respect to any Person, the location within the meaning of Section 9-307 of the UCC as in effect in the State of New York from time to time.

“Management Services Agreement” means each amended and restated management services agreement or substantially similar agreement entered into between an Originator and the Seller, as each such agreement is amended, restated, supplemented and/or otherwise modified from time to time.

“Material Adverse Change” means the occurrence of an event or a change in circumstances that had or would reasonably be expected to have a Material Adverse Effect.

“Material Adverse Effect” means

Appendix A-21

(a)                                 relative to any occurrence of whatever nature (including any adverse determination in any litigation, arbitration or governmental investigation or proceeding, and after taking into account insurance coverage and effective indemnification with respect to such occurrence), a material adverse effect on:

(i)                  the assets, business, operations, property or financial or other condition of (x) the Borrower or (y) the other Credit Parties, taken as a whole, or

(ii)               the ability of any Credit Party to perform in any material respects its obligations under this Agreement or any other Transaction Document; or

(b)                                 a material adverse effect on (i) the legality, validity, binding effect, collectability, enforceability or performance of any material portion of the Receivables or (ii) the status, perfection, enforceability or priority of the Collateral Agent’s security interest in any material portion of the Receivables; or

(c)                                  a material adverse effect on the rights and remedies of any Secured Party under the Transaction Documents or associated with its respective interest in the Collateral.

“Merchandise” means direct-to-patient plastic dental aligners and any related goods and services as are rendered to patients in connection with the sale and distribution of such aligners.

“Monthly Report” means a report signed by an Authorized Officer of the Borrower and an Authorized Officer of the Servicer, in such form as may be reasonably agreed upon from time to time by the Borrower, the Servicer and the Administrative Agent, and furnished pursuant to Section 7.02(a).

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA to which the Borrower or any ERISA Affiliate contributes, is obligated to contribute, or has any liability.

“New Lender” has the meaning set forth in Section 1.05(b).

“New Lender Supplement” means a supplement to this Agreement substantially in the form of Exhibit C attached hereto.

“Obligations” means all obligations of every nature of the Borrower from time to time owed to the Lenders, in each case under any Transaction Document, whether for principal, interest (including interest which, but for the filing of a petition in bankruptcy with respect to the Borrower, would have accrued on any Obligation, whether or not a claim is allowed against the Borrower for such interest in the related bankruptcy proceeding), fees, expenses, indemnification or otherwise under any Transaction Document.

Appendix A-22

“Obligor” means, with respect to any Receivable, the Person or Persons (including any co-borrower, co-signor or guarantor) obligated to make payments with respect to such Receivable.

“One-Month Average VantageScore” means, for any Collection Period (or, with respect to the initial Collection Period, for the calendar month of the Closing Date) and as of the last day of such period, the average VantageScore of the Obligors with respect to all of the Receivables originated during such Collection Period (or calendar month, as the case may be).

“Originator” means each “Practice” under and as defined in each Management Services Agreement.

“Origination Date” means, with respect to any Receivable, the date on which the related Contract became effective.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Transaction Document, or sold an interest in any Advance or Transaction Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Transaction Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.

“Parent” means SDC Financial, LLC, a Tennessee limited liability company.

“Participant” has the meaning set forth in Section 9.01(d).

“Participant Register” has the meaning set forth in Section 9.01(g).

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, as amended.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Pension Plan”  means any employee pension benefit plan as defined in Section 3(2) of ERISA (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Percentage” means, with respect to each Lender as of any date of determination, a ratio (expressed as a percentage), the numerator of which is equal to the Commitment of such

Appendix A-23

Lender (or, if the Commitments hereunder have expired or been terminated, the then aggregate unpaid principal amount of the Advances owing to such Lender), and the denominator of which is equal to the Program Limit (or, if the Commitments hereunder have expired or been terminated, the Loan Amount), as such Percentage may be adjusted by an Assignment and Acceptance.

“Permitted Conduit Lender” means an asset-backed commercial paper conduit lender managed or administered by, or otherwise affiliated with, an assigning Conduit Lender or such Conduit Lender’s Committed Lender.

“Permitted Holder” means David Katzman, Steven Katzman, Jordan Katzman, Alex Fenkell, Steve Cicurel, Nick Pyett, Jessica Cicurel, Susan Greenspon Rammelt and David Hall or, in each case, any Family Member or Family Trust thereof.

“Permitted Investments” means book-entry securities, negotiable instruments or securities represented by instruments in bearer or registered form and that evidence:

(a)                                 direct obligations of, and obligations fully guaranteed as to the full and timely payment by, the United States;

(b)                                 demand deposits, time deposits or certificates of deposit of any depository institution or trust company incorporated under the laws of the United States or any state thereof or the District of Columbia (or any domestic branch of a foreign bank) and subject to supervision and examination by federal or state banking or depository institution authorities (including depository receipts issued by any such institution or trust company as custodian with respect to any obligation referred to in clause (a) above or a portion of such obligation for the benefit of the holders of such depository receipts); provided that at the time of the investment or contractual commitment to invest therein (which shall be deemed to be made again each time funds are reinvested following each Settlement Date), the commercial paper or other short-term senior unsecured debt obligations (other than such obligations the rating of which is based on the credit of a person other than such depository institution or trust company) of such depository institution or trust company shall have a credit rating from a Rating Agency in the highest investment category granted thereby;

(c)                                  commercial paper having, at the time of the investment or contractual commitment to invest therein, a rating from S&P of “A-1” or the equivalent thereof from Moody’s;

(d)                                 any investment acquired by the Borrower by virtue of any Bail-In Action with respect to any Lender; or

(e)                                  investments in money market funds having the highest rating category from S&P or, to the extent not rated by S&P, rated in the highest rating category by Moody’s or any other Rating Agency (including funds for which the Collateral Agent or any of its Affiliates is investment manager or advisor).

“Permitted Lien” means (a) Liens under the Transaction Documents, (b) Liens arising in favor of Collateral Agent, for the benefit of itself and the other Secured Parties, (c) any

Appendix A-24

Liens of the relevant depository institution in respect of the Collection Account, the Interest Reserve Account or the Borrower’s Account, including Liens in favor of any such depository institution as collecting bank arising by operation of law under Section 4-210 of the UCC and (d) Liens (subordinate to the Liens described in clauses (a) and (b) above) which are imposed by law for Taxes that are not yet due or are being contested in good faith for which adequate reserves have been established in accordance with GAAP, but only so long as foreclosure with respect to such lien is not imminent and the use and value of the property to which the liens attach are not impaired during the pendency of such proceedings.

“Permitted Policy Modifications” means any amendment, modification, waiver or supplement of the Credit and Collection Policies that (i) is required by Applicable Law, (ii) relate to the waiving, reduction or extension of the due date of any late fees, (iii) are of a clerical or ministerial nature or (iv) relates solely to receivables which were originated pursuant to a test or pilot program.

“Permitted Release” means a release of Receivables in connection with a Reassignment involving any breach of a representation or warranty.

“Person” means any individual, corporation, partnership, joint venture, association, limited liability company, joint-stock company, trust, unincorporated organization or other entity, including any government agency, commission, board, department, bureau or instrumentality.

“Plan” means any employee benefit plan as defined in Section 3(3) of ERISA (including a Pension Plan) maintained by, contributed to by or required to be contributed to by the Borrower or with respect to which the Borrower would reasonably be expected to have any liability.

“Post-Closing Date” means the date occurring 30 days following the Closing Date.

“Prepayment Date” means any date on which the Loan Amount is prepaid in accordance with Section 2.03.

“Previous Financing Facility” means that certain Financing Agreement, dated as of February 7, 2018, among the Parent, certain Subsidiaries of the Parent party thereto, the lenders from time to time party thereto, and TCW Asset Management Company LLC, as administrative agent, as amended or modified.

“Prime Rate” means, for any date of determination, a fluctuating rate of interest per annum equal to the “Prime Rate” most recently published in the Wall Street Journal and described as “the base rate on corporate loans posted by at least 75% of the nation’s 30 largest banks.”

“Principal Balance” means, with respect to any date of determination and any Receivable, the outstanding principal amount of such Receivable at such time.

Appendix A-25

“Principal Payment Amount” means, for any Settlement Date, the amount, if any, by which the Loan Amount on such Settlement Date exceeds the Borrowing Base on such Settlement Date.

“Privacy Requirements” has the meaning set forth in Section 12.14(d).

“Proceeding” has the meaning set forth in Section 10.01(b).

“Product Information” has the meaning set forth in Section 12.13(b).

“Program Limit” means $500,000,000, as such amount may be reduced from time to time pursuant to Section 1.03(c) or increased from time to time pursuant to Section 1.05.

“Program Limit Increase” has the meaning set forth in Section 1.05(a).

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Purchase Agreement” means the Purchase and Sale Agreement, dated as of the Closing Date, between the Seller and the Borrower, as such agreement may be amended, supplemented or otherwise modified and in effect from time to time.

“Qualifying IPO” means the issuance and sale by the Parent (or any direct or indirect parent of the Parent) of its common Equity Interests in an underwritten primary public offering (other than a public offering pursuant to a registration statement on Form S-8) pursuant to an effective registration statement filed with the SEC in accordance with the Securities Act of 1933, as amended (whether alone or in connection with a secondary public offering) or in a firm commitment underwritten offering (or series of related offerings of securities to the public pursuant to a final prospectus) made pursuant to the Securities Act of 1933, as amended.

“Ramp-Up Period” means the period beginning on the Closing Date and ending on the first date on which the Loan Amount is greater than or equal to 25.00% of the Program Limit.

“Rating Agency” means any of DBRS, Fitch, Moody’s or S&P.

“Reassignment” has the meaning set forth in Section 6.03 of this Agreement.

“Reassignment Amount” has the meaning set forth in Section 6.03 of this Agreement.

“Reassignment Receivable” means any Receivable subject to a Reassignment in accordance with Section 6.03 of this Agreement.

“Receivable” means the indebtedness of any Obligor under a Contract that is sold and/or contributed pursuant to the Purchase Agreement, whether constituting an account, chattel paper, an instrument, a general intangible, payment intangible, promissory note or otherwise, and shall include (i) the right to payment of such indebtedness and other obligations of such Obligor

Appendix A-26

with respect thereto (including, without limitation, the principal amount of such indebtedness, taxes, fees, expenses, late fees and returned check fees), and (ii) all proceeds of, and payments or Collections on, under or in respect of any of the foregoing.

“Recipient” means the Administrative Agent and any Lender, as applicable.

“Register” has the meaning set forth in Section 9.01(f).

“Regulatory Authority” means any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any body or entity exercising executive, legislative, judicial, regulatory or administrative functions or pertaining to government, including without limitation any court, and any Person owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

“Regulatory Change” has the meaning set forth in Section 4.02(a).

“Regulatory Event” means (a) the commencement by written notice by any Regulatory Authority of any inquiry or investigation (which, for the avoidance of doubt, excludes any normally scheduled or ordinary course audit, examination or inquiry by Credit Party’s regulators), legal action or similar adversarial proceeding, against any Credit Party or any third party engaged by any Credit Party involved in the brokering, underwriting, origination, collection or servicing of any Contract or Receivable challenging its authority, respectively, to broker, hold, own, pledge, service, collect or enforce any Receivable or Contract evidencing such Receivable or otherwise alleging any material non-compliance by any such Credit Party or such third party with applicable laws related to brokering, holding, owning, pledging, collecting, servicing or enforcing such Receivable or such Contract related to such Receivable and that would reasonably be expected to result in a Material Adverse Change, which inquiry, investigation, legal action or proceeding is not released or terminated in a manner reasonably acceptable to the Required Lenders; provided, however, that, in each case, upon a resolution of such action or proceeding reasonably acceptable to the Required Lenders, such Regulatory Event shall no longer exist or (b) the entry or issuance of any stay, order, judgment, cease and desist order, injunction, temporary restraining order, or other judicial or non-judicial sanction (other than the imposition of a monetary fine) against any Credit Party or any third party engaged by any Credit Party involved in the brokering, underwriting, origination, collection or servicing of any Receivable or Contract by any Regulatory Authority related in any way to the brokering, originating, holding, pledging, collecting, servicing or enforcing of any Receivable or Contract evidencing such Receivable and that would reasonably be expected to result in a Material Adverse Change; provided, further, that, in each case, upon a resolution of any action or proceeding reasonably acceptable to the Required Lenders, such Regulatory Event shall cease to exist.

“Regulatory Opinion” means a regulatory opinion from Dreher Tomkies LLP, special regulatory counsel to the SmileDirect Entities, addressed to the Collateral Agent, the Administrative Agent and the Lenders and otherwise in form and substance reasonably acceptable to the Administrative Agent.

Appendix A-27

“Related Asset” means, with respect to any Contract and Receivable: (a) all right, title and interest in and to the Contract File and all other agreements or documents that relate to such Contract or Receivable; (b) all security interests or liens and property subject thereto from time to time purporting to secure payment of such Contract or Receivable (if any); (c) all UCC financing statements covering any collateral securing payment of such Contract or Receivable (if any); (d) all Guarantees and other agreements or arrangements of whatever character from time to time supporting or securing payment of such Contract or Receivable, (e) all rights under the Servicing Agreement, the Purchase Agreement, the Management Services Agreement any other Transaction Document and any other servicing agreements or other documents, instruments or agreements with respect to such Contract or Receivable; (f) all right to payment of principal, interest, fees, charges and other amounts from or on behalf of each Obligor under such Contract or Receivable after the applicable Cutoff Date; (g) all books and records (including computer tapes and disks) related to the foregoing; (h) all Unapplied Cash; and (i) all Collections and other proceeds of such Contract or Receivable or any and all of the foregoing.

“Related Party” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Release” has the meaning set forth in Section 3.02(b).

“Release Amount” means, as of any Release Date, subject to the terms and conditions of this Agreement, the amount selected by the Borrower to be released from the Collection Account to the Borrower on such Release Date.

“Release Conditions” has the meaning set forth in Section 3.02(b).

“Release Date” means the date of each Release.

“Release Request” has the meaning set forth in Section 3.02(b).

“Relevant Governmental Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.

“Request” has the meaning set forth in Section 7.01(n)(v).

“Required Interest Reserve Amount” means, as of any date of determination, the product of (a) the sum of (i) the Adjusted Eurodollar Rate most recently determined, plus (ii) the Applicable Margin, times (b) the Aggregate Receivables Balance at such time, times (c) 30/360.

“Required Lenders” means, as of any date of determination, Lenders holding 50% or more of the Loan Amount.

“Required Collection Account Amount” means, as of any Release Date, an amount equal to the amount reasonably determined by the Borrower (unless objected to by the Administrative Agent in a written notice received by the Servicer or Borrower in advance of

Appendix A-28

such Release Date), as the amount that will be owing on the next Settlement Date under clauses first through tenth of Section 3.03(a).

“Required Monthly Payments” means, as of any Determination Date, an amount equal to (i) before the Revolving Period End Date, the amount owing on the next Settlement Date under clauses first through fifth of Section 3.03(a) and (ii) on and after the Revolving Period End Date, the amount owing on the next Settlement Date under clauses first through fifth of Section 3.03(b).

“Responsible Officer” means (a) with respect to the Borrower, any “Responsible Officer” of any Credit Party (other than any Originator), (b) with respect to SmileDirect (in any capacity) or any other Credit Party, any of the chief executive officer, president, chief financial officer, managing director, director, comptroller, general counsel, treasurer, vice president or other officer of similar or higher rank of such Person and (c) with respect to the Collateral Agent, any officer assigned to the corporate trust department (or any successor thereto), including any Vice President, Assistant Vice President, Trust Officer, any Assistant Secretary, any trust officer or any other officer of such Person customarily performing functions similar to those performed by any of the above designated officers and having direct responsibility for the administration of this Agreement in its capacity as Collateral Agent.

“Revolving Period” means the period commencing on the Closing Date and ending on the Revolving Period End Date.

“Revolving Period End Date” means, the earliest to occur of (a) the Scheduled Amortization Date, as such date may be extended from time to time pursuant to Section 1.04, (b) the date on which an Amortization Event has occurred pursuant to Section 8.01 (unless waived in accordance with this Agreement) and (c) the date which is six (6) months prior to the date on which the Back-Up Servicing Agreement terminates in accordance with Section 7.1 thereof, other than due to (i) any early termination of the Back-Up Servicing Agreement by the Collateral Agent under Section 7.1 thereof, or (ii) the resignation of the Back-Up Servicer pursuant to Section 7.2 of the Back-Up Servicing Agreement.

“RISC” means a retail installment sales contract.

“S&P” means S&P Global Ratings, acting through Standard & Poor’s Financial Services LLC.

“Sanctioned Country” means, at any time, a country, region or territory which itself is the subject or target of any Sanctions (as of the Closing Date, Crimea, Cuba, Iran, North Korea and Syria).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State or by the United Nations Security Council, the European Union or any European Union member state, Her Majesty’s Treasury of the United Kingdom or other relevant sanctions authority (b) any Person operating, organized or resident in a Sanctioned Country, in each case in violation of Sanctions, or (c) any Person owned

Appendix A-29

or controlled by any such Person or Persons described in the foregoing clauses (a) or (b), or (d) any Person otherwise the subject of any Sanctions.

“Sanctions” means all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State.

“Schedule of Receivables” means a listing (which shall be in the form of an electronic data tape or other medium in each case reasonably acceptable to the Administrative Agent but, for the avoidance of doubt, not in microfiche or .pdf file) of all Receivables, including a separate delineation of all Receivables subject to a repayment, prepayment or Permitted Release on the immediately succeeding date of such repayment, prepayment or Permitted Release, as the case may be, together with such other information that is reasonably requested reasonably in advance by the Administrative Agent and is readily available to the Borrower and may be provided without undue burden or expense from time to time, as such listing may be amended, restated, supplemented and/or otherwise modified from time to time in accordance with this Agreement.

“Scheduled Amortization Date” means December 14, 2020.

“Seasoned Receivable” means, as of any date of determination, any Receivable whose Origination Date occurred more than ninety (90) days before such date of determination.

“SEC” means the United States Securities and Exchange Commission.

“Secured Obligations” has the meaning set forth in Section 1.06.

“Secured Parties” means each Lender, the Indemnified Parties and the Affected Parties, as their respective interests appear under this Agreement.

“Securitization Transaction” means any transaction or series of transactions that may be entered into by any SmileDirect Entity or any Affiliate thereof pursuant to which such Person may sell, convey or otherwise transfer, directly or indirectly, to a special-purpose entity, any interest (whether characterized as the grant of a security interest or the transfer of ownership) in any receivables and rights related thereto, whether such transaction or series of transactions constitutes a secured loan or credit facility, a true sale of assets to a special-purpose entity or other Person, or otherwise.

“Securitization Transaction Attributed Indebtedness” means the amount of obligations outstanding under the legal documents entered into as part of any Securitization Transaction on any date of determination that would be characterized as principal if such Securitization Transaction were structured as a secured lending transaction rather than as a purchase.

“Seller” means SmileDirect, in its capacity as seller under the Purchase Agreement.

Appendix A-30

“Senior Servicing Compensation” means, with respect to any Collection Period, an amount equal to the product of (i) $3.50 and (ii) the total number of scheduled payments collected from Obligors on the Receivables which are subject to the Loan Agreement during such Collection Period.

“Servicer” means SmileDirect, or any successor servicer pursuant to the Servicing Agreement.

“Servicer Error Payment” has the meaning set forth in Section 3.05.

“Servicer Termination Event” has the meaning set forth in the Servicing Agreement.

“Servicing Agreement” means the servicing agreement, dated as of the Closing Date, between the Borrower, the Servicer and the Collateral Agent with respect to the servicing of Receivables, including any successor servicing agreement, as amended, restated, amended and restated, supplemented and/or otherwise modified from time to time.

“Servicing Compensation” has the meaning set forth in the Servicing Agreement.

“Settlement Date” means the date which is the fifteenth (15th) day of any calendar month, beginning in July 15, 2019; provided that if such fifteenth (15th) day is not a Business Day, the Settlement Date will be the first Business Day immediately following such fifteenth (15th) day.

“60 DPD Receivable” means any Receivable in which any payment or part thereof remains unpaid for more than sixty (60) days after the original due date for such payment.

“SmileDirect” means SmileDirectClub, LLC, a Tennessee limited liability company.

“SmileDirect Entity” means Parent, each Credit Party and each Affiliate thereof.

“SOFR” with respect to any day means the secured overnight financing rate published for such day by the Federal Reserve Bank of New York, as the administrator of the benchmark, (or a successor administrator) on the Federal Reserve Bank of New York’s website.

“SOFR Adjustment” means the first alternative set forth in the order below that can be reasonably determined by the Administrative Agent as of the SOFR Replacement Date:

(a)                                 the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected or recommended by the Relevant Governmental Body for the replacement of the then-current Three-Month LIBOR Rate with Term SOFR at such time; and

(b)                                 the spread adjustment (which may be a positive or negative value or zero) that has been selected by the Administrative Agent giving due consideration to any industry-

Appendix A-31

accepted spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the then-current Three-Month LIBOR Rate with Term SOFR at such time.

“SOFR Conforming Changes” means, with respect to SOFR or Term SOFR, any technical, administrative or operational changes (including changes to the definition of “interest period”, timing and frequency of determining rates and making payments of interest, rounding of amounts or tenors, and other administrative matters) that the Administrative Agent decides may be appropriate to reflect the adoption of SOFR or Term SOFR in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for use of SOFR or Term SOFR exists, in such other manner as the Administrative Agent determines is reasonably necessary).

“SOFR Replacement” means the sum of: (a) Term SOFR and (b) the SOFR Adjustment; provided, however, that such rate shall be adjusted as is reasonably necessary to implement the SOFR Conforming Changes.

“SOFR Replacement Conditions” means, as of any date of determination, the satisfaction of each of the following conditions, which satisfaction shall be determined by the Administrative Agent in its reasonable discretion: (a) adequate and reasonable means exist for ascertaining the SOFR Replacement for such Interest Period, (b) the SOFR Replacement is a widely recognized benchmark rate for newly-originated loans in the United States syndicated loan market and (c) the Administrative Agent has incorporated the SOFR Replacement in securitization facilities to which it is a party and whose aggregate commitments or aggregate outstanding indebtedness are at least $3,000,000,000 in the aggregate.

“SOFR Replacement Date” means the earliest to occur of any of the events described in Section 4.04(b)(i)-(iv).

“Solvent” means, with respect to any Person at any time, a condition under which:

(a)                                 the fair value and present fair saleable value of such Person’s total assets is, on the date of determination, greater than such Person’s total liabilities (including contingent and unliquidated liabilities) at such time;

(b)                                 such Person is able to pay all of its liabilities as such liabilities are expected to mature; and

(c)                                  such Person does not have unreasonably small capital with which to engage in its current and in its anticipated business.

For purposes of this definition: (i) the amount of a Person’s contingent or unliquidated liabilities at any time shall be that amount which, in light of all the facts and circumstances then existing, represents the amount which can reasonably be expected to become an actual or matured liability; (ii) the “fair value” of an asset shall be the amount which may be realized within a reasonable time either through collection or sale of such asset at its regular market value; and (iii) the “present fair saleable value” of an asset means the amount which can

Appendix A-32

be obtained if such asset is sold with reasonable promptness in an arm’s-length transaction in an existing and not theoretical market.

“Subsidiary” means, with respect to any Person, any other Person more than 50% of the outstanding voting interests of which shall at any time be owned or controlled, directly or indirectly, by such Person or by one or more other Subsidiaries of such Person or any similar business organization which is so owned or controlled.

“Sub-Servicer” has the meaning set forth in the Servicing Agreement.

“Sub-Servicer Account” means the account in the name of the Sub-Servicer into which and from which Collections are remitted in accordance with the terms of the Servicing Agreement.

“Sub-Servicer Account Control Agreement” means the account control agreement entered into after the Closing Date among the account bank party thereto, the Sub-Servicer, and the Collateral Agent, in form and substance reasonably satisfactory to the Collateral Agent, as the same may be amended, restated, supplemented and/or otherwise modified from time to time.

“Sub-Servicer Acknowledgment” means the sub-servicing acknowledgment, dated as of the Closing Date, between the Borrower, the Servicer, the Sub-Servicer and the Collateral Agent.

“Successor Primary Servicer” has the meaning set forth in the Servicing Agreement.

“Successor Servicer” has the meaning set forth in the Servicing Agreement.

“Tangible Net Worth” means, as of any date of determination and with respect to any Person, the excess of such Person’s total assets (net of goodwill and intangible assets) over such Person’s total liabilities on such date, calculated in accordance with GAAP, as reported on such Person’s most recently delivered financial statements. For the avoidance of doubt, all redeemable preferred units issued by the Parent from time to time shall constitute equity interests of the Parent.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Regulatory Authority, including any interest, additions to tax or penalties applicable thereto.

“Term SOFR” means the forward-looking term rate for a period of three calendar months based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“Three-Month Average VantageScore” means (i) with respect to the initial Collection Period, the One-Month Average VantageScore for the calendar month in which the Closing Date occurs, (ii) with respect to the second Collection Period, the average of the One-Month Average VantageScore for such Collection Period and the One-Month Average VantageScore determined under clause (i), (iii) with respect to the third Collection Period, the

Appendix A-33

average of the One-Month Average VantageScore for such Collection Period and each One-Month Average VantageScore determined under clauses (i) and (ii) and (iv) with respect to any Collection Period thereafter, the average of the One-Month Average VantageScores for the three (3) most recently ended Collection Periods.

“Three-Month LIBOR Rate” means, with respect to any Interest Period, the Three-Month LIBOR Screen Rate at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period; provided that if the Three-Month LIBOR Screen Rate shall not be available at such time for such Interest Period (an “Impacted Interest Period”) then the LIBOR Rate shall be the Interpolated Rate.

“Three-Month LIBOR Screen Rate” means, for any day and time, with respect to any Interest Period, the London interbank offered rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for U.S. Dollars for a three-month period as displayed on such day and time on pages LIBOR01 or LIBOR02 of the Reuters screen that displays such rate (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion); provided that if the Three-Month LIBOR Screen Rate as so determined would be less than zero, such rate shall be deemed to zero for the purposes of this Agreement.

“Transaction” means, collectively, the terms of this Agreement and of the other Transaction Documents.

“Transaction Documents” means, collectively, each agreement listed on the closing list attached hereto as Exhibit E, including, without limitation, this Agreement, the Fee Letter, the Purchase Agreement, the Servicing Agreement, the Sub-Servicer Acknowledgment, the Back-Up Servicing Agreement, the IP Pledge and Security Agreement, the Access Dental Pledge and Security Agreement, the Administration Agreement, the Trust Agreement, the Sub-Servicer Account Control Agreement and the Management Services Agreement, as each of the foregoing may be amended, restated, supplemented or otherwise modified from time to time.

“Trust Agreement” means the Amended and Restated Trust Agreement of the Borrower, dated as of the Closing Date, among SmileDirect, the board members from time to time party thereto, and the Trustee, as it may be amended, restated, supplemented and/or otherwise modified from time to time.

“Trustee” means Wilmington Trust, National Association, not in its individual capacity but solely in its capacity as trustee under the Trust Agreement.

“UCC” means the Uniform Commercial Code as from time to time in effect in the applicable jurisdiction or jurisdictions.

“Unapplied Cash” means any collections with respect to a Receivable that have been received by or on behalf of the Servicer but not yet applied to reduce the outstanding Principal Balance of, or outstanding interest or other charges on, such Receivable.

Appendix A-34

“Undrawn Fee” has the meaning set forth in the Fee Letter.

“Unmatured Amortization Event” means any event which, with the giving of notice or lapse of time, or both, would become an Amortization Event.

“Unmatured Event of Default” means any event which, with the giving of notice or lapse of time, or both, would become an Event of Default.

“Unmatured Servicer Termination Event” has the meaning set forth in the Servicing Agreement.

“Unseasoned Receivable” means, as of any date of determination, any Receivable which is not a Seasoned Receivable as of such date of determination.

“Upfront Fee” has the meaning set forth in the Fee Letter.

“U.S. Dollars” means dollars in lawful money of the United States of America.

“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term Section 2.06(f).

“VantageScore” means, for the Obligors with respect to any cohort of Receivables as of any date of determination, the VantageScore® of such Obligors, as reported by Experian or such other nationally recognized credit bureau approved by the Administrative Agent.

“Vintage Pool” means, as of any Determination Date, the pool of Receivables originated by the Originators during any completed Calendar Quarter.

“Vintage Pool Charged-Off Percentage” means, as of any Determination Date and with respect to any Vintage Pool, the percentage calculated by dividing (a) the Cumulative Charge-Offs with respect to all Receivables in such Vintage Pool, by (b) the aggregate Principal Balance (as of the Origination Date of such Receivables) of all Receivables originated in such Vintage Pool.

“Vintage Pool Dilution Percentage” means, as of any Determination Date and with respect to any Vintage Pool, the percentage calculated by dividing (a) the Cumulative Dilution Amount with respect to all Receivables in such Vintage Pool by (b) the aggregate Principal Balance (as of the Origination Date of such Receivables) of all Receivables originated in such Vintage Pool.

“Volcker Rule” means Section 13 of the U.S. Bank Holding Company Act of 1956, as amended, and the applicable rules and regulations thereunder.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority

Appendix A-35

from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

B.                                    Other Terms.  All accounting terms not specifically defined herein shall be construed in accordance with GAAP.  Notwithstanding the foregoing, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made without giving effect to any change to, or modification of, GAAP which would require the capitalization of leases correctly characterized as “operating leases” as of the date of December 14, 2018 (it being understood that financial statements shall be prepared without giving effect to this sentence).  All terms used in Article 9 of the UCC in the State of New York, and not specifically defined herein, are used herein as defined in such Article 9.

C.                                    Computation of Time Periods.  Unless otherwise stated in this Agreement, in the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”.

D.                                    Rules of Construction.  The definitions of terms in this Agreement shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Transaction Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns (including any debtor-in- possession on behalf of such Person), (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Transaction Document, shall be construed to refer to such Transaction Document in its entirety and not to any particular provision thereof, (iv) all references in any Transaction Document to Articles, Sections, subsections, clauses, Exhibits and Schedules shall be construed to refer to Articles and, Sections, subsections and clauses of, and Exhibits and Schedules to, the Transaction Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions (excluding those that are merely proposed) consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties.

E.                                     Accounting Changes.

(i)                       If any change in GAAP occurs after the date of this Agreement and such change results in a material variation in the method of calculation of financial covenants or other terms of this Agreement, then the Borrower, the Administrative Agent and the Lenders agree to

Appendix A-36

amend such provisions of this Agreement so as to equitably reflect such change so that the criteria for evaluating the Borrower’s financial condition will be the same after such change as if such change had not occurred, and, until such amendment becomes effective, such determinations shall be made without giving effect to such change in GAAP.

(ii)                    Notwithstanding anything in this Agreement to the contrary, except for the purpose of preparing financial statements in accordance with GAAP, (x) the determination of whether a lease constitutes a capital or finance lease, on the one hand, or an operating lease, on the other hand, and whether obligations arising under a lease are required to be capitalized on the balance sheet of the lessee thereunder and/or recognized as interest expense, shall be determined by reference to GAAP as in effect on December 14, 2018 without giving effect to the phase-in of the effectiveness of any amendments to GAAP that have been adopted as of such date, and (y) Accounting Standards Update 2016-13 Financial Instruments- Credit Losses (Topic 326) Measurement of Credit Losses on Financial Instruments (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) shall not be given effect.

Appendix A-37